                                                FILED PURSUANT TO RULE 424(B)(3)
                                                              FILE NO. 333-81648
PROSPECTUS

                                4,000,000 Shares

                                  [ALLOY LOGO]

                                  Common Stock

--------------------------------------------------------------------------------

     We are offering 4,000,000 shares of our common stock. Our common stock trades on The Nasdaq National Market under the symbol "ALOY." On February 20, 2002, the last reported sale price of our common stock was $15.22 per share.

    INVESTING IN THE SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 7.

                                                              Per Share      Total
                                                              ---------   -----------
Public Offering Price.......................................   $ 15.21    $60,840,000
Underwriting Discount.......................................   $  0.84    $ 3,360,000
Proceeds to Alloy, Inc. ....................................   $ 14.37    $57,480,000

     Three of our stockholders have granted the underwriters a 30-day option to purchase up to 600,000 shares of common stock on the same terms and conditions set forth above to cover over-allotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about February 26, 2002.

--------------------------------------------------------------------------------

LEHMAN BROTHERS                                               ROBERTSON STEPHENS

                     CIBC WORLD MARKETS

                                       RBC CAPITAL MARKETS

                                                               WR HAMBRECHT + CO

February 20, 2002

Description of Inside Front Cover Artwork for Edgar Filing

Logo: ALLOY (at top of page)

Direct Marketing:
-----------------

Pictures of Catalog Covers: ALLOY CATALOG, CCS CATALOG, DAN'S COMP CATALOG
Logos: ALLOY, CCS, DAN'S COMP

Marketing Services:
-------------------

Logos: 360 YOUTH, CASS COMMUNICATIONS, INC.
Pictures of on-campus Display Media
Boards (360 YOUTH, CASS COMMUNICATIONS)
Picture of College Newspapers with caption -- "CASS Communications places advertising in over 6,000 college and high school newspapers nationwide" Picture of AT&T Wireless on-campus promotional program

Magazines/College Guides:
-------------------------
Pictures of Magazine Covers: STRENGTH, PRIVATE COLLEGES & UNIVERSITIES
Logo: ALLOY GIRL

Consulting Services:
--------------------

Logos: TRIPLE DOT COMMUNICATIONS, Y ACCESS

Books:
------

Logo: ALLOY BOOKS
Pictures of Book Covers: FEARLESS; THE BLACK BOOK

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Cautionary Notice Regarding Forward-
  Looking Statements..................   11
Use of Proceeds.......................   12
Common Stock Price Range..............   13
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   15
Selected Consolidated Financial
  Data................................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18

                                        PAGE
                                        ----
Business..............................   27
Management............................   37
Principal and Selling Stockholders....   39
Description of Capital Stock..........   41
Shares Eligible For Future Sale.......   44
Underwriting..........................   45
Legal Matters.........................   47
Experts...............................   47
Where You Can Find More Information...   48
Index to Financial Statements.........  F-1

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                      [This page intentionally left blank]

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus and the information we incorporate by reference carefully, including the "Risk Factors" section and our consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus. Unless otherwise stated, this prospectus assumes that the underwriters do not exercise any portion of their over-allotment option.

                                  ALLOY, INC.

OVERVIEW

     We are a media, direct marketing and marketing services company targeting Generation Y, the more than 60 million boys and girls in the United States between the ages of 10 and 24. Our business integrates direct mail catalogs, print media, websites, on-campus marketing programs, and promotional events, and features a portfolio of brands that are well known among Generation Y consumers and advertisers. We reach a significant portion of Generation Y consumers through our various media assets, direct marketing activities and marketing services programs, and, as a result, we are able to offer advertisers targeted access to the youth market. Additionally, our assets have enabled us to build a comprehensive database that includes detailed information about more than 9.4 million Generation Y consumers. We believe we are the only Generation Y-focused media company that combines significant marketing reach with a comprehensive consumer database, providing us with a deep understanding of the youth market. Our revenues have grown rapidly, increasing from $2.0 million for fiscal 1997 to $101.4 million for the first nine months of fiscal 2001. For the quarter ended October 31, 2001, we reported revenues of $44.5 million and had earnings before interest, taxes, depreciation and amortization, or EBITDA, of $2.7 million.

     Generation Y, our target market, is the fastest growing demographic group in the United States and is expected to grow 14.7% faster than the overall U.S. population from 2001 to 2005, according to U.S. Census data. Generation Y controls significant disposable income and has influence over household expenditure decisions. The youth market accounts for over $350 billion in annual spending according to studies completed by Harris Interactive, a research and polling firm.

     We generate revenue from two principal sources -- merchandising, and sponsorship and advertising. From our catalogs and websites, we sell high margin, third-party branded products in key Generation Y spending categories, including apparel, action sports equipment, and accessories directly to the youth market. We generate sponsorship and advertising revenues largely from traditional, blue chip advertisers that seek highly targeted, measurable and effective marketing programs to reach Generation Y. Advertisers can reach Generation Y through integrated marketing programs that include our catalogs, magazines, books, websites, and display media boards, as well as through promotional events, product sampling, college and high school newspaper advertising, customer acquisition programs and other marketing services that we provide. For the nine months ended October 31, 2001, we generated merchandising, and sponsorship and advertising revenues of $77.3 million and $24.2 million, respectively, increases of 92.5% and 182.0%, respectively, over the comparable period of fiscal 2000.

     We believe our business will continue to grow as we capitalize on the following four key assets:

     - Broad Access to Generation Y. Our collection of media and marketing assets enables us to reach a significant portion of the over 60 million Generation Y consumers by:

          - circulating over 42.0 million direct mail catalogs annually;

          - producing magazines, college guides and books;

          - owning and operating over 8,200 display media boards on college and high school campuses throughout the United States;

          - placing advertising in over 6,000 college and high schools newspapers nationwide; and

          - interacting with our registered online user base that exceeds 6.0 million individuals, including over 2.4 million users who subscribe to our targeted e-mail magazines.

     - Comprehensive Generation Y Database. Our database contains information about more than 9.4 million individuals, including over 2.4 million who have purchased products directly from us. In addition to names and addresses, our database contains a variety of valuable information that may include age, purchasing history, stated interests, on-line behavior, educational level and socioeconomic factors. We continually refresh and grow our database with information we gather through our media, merchandising and marketing services programs, as well as through acquisitions of companies that have database information. We analyze this data in detail, enabling us to improve response rates from our direct sales efforts and to offer advertisers cost-effective ways of reaching highly targeted audiences.

     - Established Media Franchises. Our principal media franchises are well known by Generation Y consumers and by advertisers that target this market. Alloy, CCS and Dan's Comp are recognized brands among Generation Y consumers. Each of these multi-media brands targets a specific segment of the youth market through catalogs, websites and related consumer magazines. For advertisers, our portfolio of marketing businesses includes established youth marketers such as CASS Communications, 360 Youth, and Private Colleges & Universities, which collectively have over 60 years of experience in creating and implementing advertising and marketing programs that target the youth market.

     - Strong Relationship with Advertisers and Marketing Partners. We provide advertisers and marketing partners with highly targeted, measurable and effective means to reach the Generation Y audience. Our seasoned advertising sales force of over 50 professionals has established strong relationships with youth marketers. We currently have over 750 advertising clients, including AT&T Wireless, Hasbro, Hershey, Eastman Kodak, Nestle, Reebok, Procter & Gamble and Universal Studios.

STRATEGY

     Our objective is to grow revenues and EBITDA and become the leading Generation Y media, direct marketing and marketing services company. We intend to achieve this objective through the following strategies:

     - Increase our sponsorship and advertising revenues by cross-selling and marketing our unique integrated platform to advertisers

     - Grow and refine our Generation Y database to expand our merchandising business and advertising opportunities

     - Expand the number of Generation Y consumers we reach through our existing or new media franchises

     - Broaden our platform through strategic acquisitions

OUR MEDIA AND MARKETING PROPERTIES

     Our business integrates the following assets to deliver comprehensive access to Generation Y:

  DIRECT MARKETING CATALOGS & WEBSITES

    Alloy                                 Markets apparel, accessories, and housewares targeting
                                          girls; website provides commerce and interactive content.

    CCS                                   Markets skateboarding and snowboarding related equipment,
                                          apparel and accessories targeting boys; website provides
                                          commerce and interactive content. Acquired in July 2000.

    Dan's Comp                            Markets BMX bikes and related equipment, apparel and
                                          accessories targeting boys; website provides commerce and
                                          content. Acquired in September 2001.
  MARKETING SERVICES

    360 Youth                             Provides integrated marketing programs on college and high school campuses incorporating 3,200 display media boards,
                                          customer acquisition programs and promotional events.
                                          Acquired in November 2001.

    CASS Communications                   Places advertising in over 6,000 college and high school
                                          newspapers; also owns over 5,000 on-campus display media
                                          boards. Acquired in August 2001.

    Triple Dot Communications /           Provides marketing consulting and market research
       Y-Access / Target Marketing        services. Acquired in December 2000, January 2001 and
                                          November 2001, respectively.
  PRINT MEDIA

    Private Colleges & Universities       Publishes college and university guide books distributed
                                          to college-bound high school students and operates related websites. Acquired in April 2001.

    Strength Magazine                     Publishes a lifestyle magazine targeting teenage boys.
                                          Acquired in February 2001.

    AlloyGirl Magazine                    Publishes a controlled circulation, quarterly lifestyle
                                          magazine targeting teenage girls.

    Alloy Entertainment /                 Develops books and other entertainment properties.
       17th Street Productions            Acquired in January 2000.

                                  RISK FACTORS

     For a discussion of some of the risks you should consider before purchasing our common stock, see "Risk Factors" beginning on page 7 of this prospectus.
                            ------------------------

     Our principal executive offices are located at 151 West 26th Street, 11th Floor, New York, NY 10001. Our telephone number is 212-244-4307.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following is a summary of financial data included elsewhere or incorporated by reference in this prospectus. The "Pro Forma as Adjusted" column in the consolidated balance sheet data below gives effect to our sale of 2,575,000 shares of common stock in November 2001, the completion of our 360 Youth, Target Marketing and eStudentLoan acquisitions also in November 2001, our sale of 1,367,366 shares of common stock and a warrant exercisable for 888,788 shares of common stock in January 2002, without giving effect to any adjustments resulting from the consummation of this offering (such adjustment is expected to be approximately 30,000 shares), and the net proceeds of $57.1 million from our sale of 4,000,000 shares of common stock in this offering, at the public offering price of $15.21 per share. You should read the following data in conjunction with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

                                                               NINE MONTHS ENDED      THREE MONTHS ENDED
                               YEAR ENDED JANUARY 31,             OCTOBER 31,             OCTOBER 31,
                           -------------------------------    --------------------    -------------------
                            1999        2000        2001        2000        2001        2000       2001
                           -------    --------    --------    --------    --------    --------    -------
                                                                  (UNAUDITED)             (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Net merchandise
  revenues.............    $11,243    $ 30,952    $ 76,736    $ 40,152    $ 77,274    $ 24,271    $31,761
Sponsorship and other
  revenues.............        125       2,912      14,452       8,569      24,165       3,788     12,702
                           -------    --------    --------    --------    --------    --------    -------
  Total revenues.......     11,368      33,864      91,188      48,721     101,439      28,059     44,463

Cost of goods sold.....      5,486      13,765      37,757      19,815      42,874      12,351     17,861
                           -------    --------    --------    --------    --------    --------    -------
  Gross profit.........      5,882      20,099      53,431      28,906      58,565      15,708     26,602
Operating expenses:
Selling and
  marketing............     10,324      30,520      60,814      39,777      54,372      19,292     21,484
General and
  administrative.......      1,683       5,423      10,659       7,716       9,511       2,997      3,221
Goodwill
  amortization(a)......         --         332       8,573       5,265      13,063       3,250      4,709
                           -------    --------    --------    --------    --------    --------    -------
  Total operating
    expenses...........     12,007      36,275      80,046      52,758      76,946      25,539     29,414
                           -------    --------    --------    --------    --------    --------    -------
  Loss from
    operations.........     (6,125)    (16,176)    (26,615)    (23,852)    (18,381)     (9,831)    (2,812)
                           -------    --------    --------    --------    --------    --------    -------
Net loss...............    $(6,364)   $(14,869)   $(29,689)   $(22,882)   $(17,086)   $ (9,681)   $(2,664)
                           =======    ========    ========    ========    ========    ========    =======
Net loss attributable
  to common stock
  holders..............    $(6,364)   $(14,869)   $(29,689)   $(22,882)   $(24,954)   $ (9,681)   $(3,294)
                           =======    ========    ========    ========    ========    ========    =======
BASIC AND DILUTED LOSS
  PER SHARE OF COMMON
  STOCK
Net loss...............    $ (0.75)   $  (1.17)   $  (1.61)   $  (1.28)   $  (0.75)   $  (0.48)   $ (0.11)
                           =======    ========    ========    ========    ========    ========    =======
Basic and diluted net
  loss attributable to
  common stock
  holders..............    $ (0.75)   $  (1.17)   $  (1.61)   $  (1.28)   $  (1.10)   $  (0.48)   $ (0.13)
                           =======    ========    ========    ========    ========    ========    =======
EBITDA(b)..............    $(6,018)   $(15,544)   $(16,754)   $(17,750)   $ (3,525)   $ (6,211)   $ 2,663
                           =======    ========    ========    ========    ========    ========    =======

---------------

(a) Goodwill amortization consists of amortization of recorded goodwill for acquisitions prior to June 30, 2001. The acquisitions of CASS Communications and Dan's Comp were made subsequent to June 30, 2001 and, accordingly, recorded goodwill of $69,415 is not being amortized in accordance with Statement of Financial Accounting Standards Nos. 141 ("Business Combinations") and 142 ("Goodwill and Other Intangible Assets").

(b) We define EBITDA as income or (loss) from operations plus depreciation and amortization. We present information regarding EBITDA because management believes that some investors consider EBITDA a relevant measure of profitability. You should not consider EBITDA an alternative to, or more meaningful than, operating income (loss), net income (loss) or cash flow from operating activities as defined by generally accepted accounting principles, or as an indicator of operating performance. In addition, you should use caution in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

                                                                   AS OF OCTOBER 31, 2001
                                                              ---------------------------------
                                                                                   (PRO FORMA
                                                                  (ACTUAL)        AS ADJUSTED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........      $ 17,736          $117,045
Working capital.............................................        17,547          111,385]
Total assets................................................       205,639           366,426
Total long-term obligations, including capitalized leases...            35               398
Series B redeemable convertible preferred stock.............        15,018            15,018
Stockholders' equity........................................       153,701           302,913

                                  THE OFFERING

Common stock offered..........   4,000,000

Common stock to be outstanding
after the offering............   38,907,925 shares

Use of proceeds...............   We expect to use a significant portion of our
                                 net proceeds from the offering for possible future acquisitions, and the remaining portion for working capital and general corporate purposes. See "Use of Proceeds" on page 12.

The Nasdaq National Market
  symbol......................   ALOY

     The number of shares of common stock to be outstanding after this offering does not include, as of January 28, 2002, the following additional shares of common stock:

     - 1,558,897 shares issuable upon conversion of our Series B convertible preferred stock at an effective conversion price of $11.70 per share;

     - 1,690,635 shares issuable upon the exercise of warrants issued in connection with our private placements and acquisitions, having a weighted average exercise price of $17.60 per share;

     - 6,034,660 shares of common stock underlying outstanding options having a weighted average exercise price of $12.552 per share;

     - 630,510 shares of common stock available for issuance at prevailing market prices under our Restated 1997 Employee, Director and Consultant Stock Plan; and

     - additional shares of common stock potentially issuable pursuant to earnout calculations we agreed to in connection with some of our acquisitions.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider the risks and uncertainties we describe below and the other information included or incorporated by reference in this prospectus carefully before deciding to buy our common stock. Our business, financial condition and results of operations could be harmed should any of the following risks occur. The trading price of our common stock could decline due to these occurrences, and you might lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

 We may not be able to achieve or maintain profitability.

     Although we had EBITDA of $2.7 million for the three months ended October 31, 2001, we incurred a net loss of $2.7 million for that quarter. Since our inception in January 1996, we have incurred significant net losses. We have never reported positive EBITDA or net income for a full fiscal year, and we may never do so. As of October 31, 2001, we had an accumulated deficit of approximately $76.7 million. Although we have experienced significant revenue growth and have generated positive EBITDA in recent periods, those results may not be sustainable. Therefore, you should not view our recent results as being necessarily indicative of our future performance.

 Our business may not grow in the future.

     Since our inception, we have rapidly expanded our business, growing from revenues of $2.0 million for fiscal 1997 to $101.4 million for the nine months ended October 31, 2001. Our continued growth will depend to a significant degree on our ability to increase revenues from our merchandising businesses, to maintain existing sponsorship and advertising relationships and to develop new relationships, to integrate acquisitions, and to maintain and enhance the reach and brand recognition of our existing media franchises and new media franchises that we create or acquire. Our ability to implement our growth strategy will also depend on a number of other factors, many of which are or may be beyond our control including (i) the continuing appeal of our media and marketing properties to Generation Y consumers, (ii) the continued perception by participating advertisers and sponsors that we offer an effective marketing channel for their products and services, (iii) our ability to select products that appeal to our customer base and to market such products effectively to our target audience, (iv) our ability to attract, train and retain qualified employees and management and (v) our ability to make additional strategic acquisitions. There can be no assurance that we will be able to implement our growth strategy successfully.

 We may fail to use our Generation Y database and our expertise in marketing to Generation Y consumers successfully, and we may not be able to maintain the quality and size of our database.

     The effective use of our Generation Y consumer database and our expertise in marketing to Generation Y are important components of our business. If we fail to capitalize on these assets, our business will be less successful. As individuals in our database age beyond Generation Y, they may no longer be of significant value to our business. We must therefore continuously obtain data on new individuals in the Generation Y demographic in order to maintain and increase the size and value of our database. If we fail to obtain sufficient new names and information, our business could be adversely affected. Moreover, there are other Generation Y-focused media businesses that possess similar information about some segments of Generation Y. We compete for sponsorship and advertising revenues based on the comprehensive nature of our database and our ability to analyze and interpret the data in our database. Accordingly, if one or more of our competitors were to create a database similar to ours, or if a competitor were able to analyze its data more effectively than we can, our competitive position, and therefore our business, could suffer.

 Our success depends largely on the value of our brands and if the value of our brands were to diminish, our business would be adversely affected.

     The prominence of our Alloy, CCS and Dan's Comp catalogs and websites and our related consumer magazines among our Generation Y target market, and the prominence of our CASS Communications, 360 Youth and Private Colleges & Universities brands and media franchises with advertisers are key components of our business. If our consumer brands or their associated merchandise and editorial content lose their appeal to Generation Y consumers, our business could be adversely affected. The value of our consumer brands could also be eroded by misjudgments in merchandise selection or by our failure to keep our content current with the evolving preferences of our audience. These events would likely also reduce sponsorship and advertising sales for our merchandise and publishing businesses and may also adversely affect our marketing and services businesses. Moreover, a component of our growth strategy is to increase the number of Generation Y consumers we reach, which could include broadening the intended audience of our existing consumer brands or creating or acquiring new media franchises or related businesses. Misjudgments by us in this regard could damage our existing or future brands. If any of these developments occur, our business would suffer.

 Our revenues and income could decline due to general economic trends, declines in consumer spending and seasonality.

     Our revenues are largely generated by discretionary consumer spending or advertising seeking to stimulate that spending. Advertising expenditures and consumer spending all tend to decline during recessionary periods, and may also decline at other times. Accordingly, our revenues could decline during any general economic downturn. In addition, our revenues have historically been higher during the third and fourth fiscal quarters, coinciding with the start of the school calendar and holiday season spending, than in the first half of our fiscal year. Therefore, our results of operations in our third and fourth fiscal quarters may not be indicative of our full fiscal year performance.

 Our strategy contemplates strategic acquisitions. Our inability to acquire suitable businesses or to manage their integration could harm our business.

     A key component of our business strategy is to expand our reach by acquiring complementary businesses, products and services. We compete with other media and related businesses for these opportunities. Therefore, even if we identify targets we consider desirable, we may not be able to complete those acquisitions on terms we consider attractive or at all. We could have difficulty in assimilating personnel and operations of the businesses we have acquired and may have similar problems with future acquisitions. These difficulties could disrupt our business, distract our management and employees and increase our expenses. Furthermore, we may issue additional equity securities, potentially on terms which could be dilutive to our existing shareholders.

 We must effectively manage our vendors to minimize inventory risk and maintain our margins.

     We seek to avoid maintaining high inventory levels in an effort to limit the risk of outdated merchandise and inventory writedowns. If we underestimate quantities demanded by our customers and our vendors cannot restock, then we may disappoint customers who may then turn to our competitors. We require our vendors to meet minimum restocking requirements, but if our vendors cannot meet these requirements and we cannot find alternative vendors, we could be forced to carry more inventory than we have in the past. Our risk of inventory writedowns would increase if we were to hold large inventories of merchandise that prove to be unpopular.

 Competition may adversely affect our business and cause our stock price to decline.

     Because of the growing perception that Generation Y is an attractive demographic for marketers, the markets in which we operate are competitive. Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater brand recognition, larger customer user bases and significantly greater financial, technical and marketing resources than we do. These advantages allow our competitors to spend considerably more on marketing and may allow them to use their greater resources more effectively than we can use ours. Accordingly, these competitors may be better able to take advantage of market opportunities and be better able to withstand market downturns than us. If we fail to compete effectively, our business will be materially and adversely affected and our stock price will decline.

 We rely on third parties for some essential business operations, and disruptions or failures in service may adversely affect our ability to deliver goods and services to our customers.

     We depend on third parties for important aspects of our business, including some of our call center and fulfillment operations. We have limited control over these third parties, and we are not their only client. To the extent some of our inventory is held by these third parties, we also may face losses as a result of inadequate security at these third-party facilities. In addition, we may not be able to maintain satisfactory relationships with any of these third parties on acceptable commercial terms. Further, we cannot be certain that the quality of products and services that they provide will remain at the levels needed to enable us to conduct our business effectively.

 We depend on our key personnel to operate our business, and we may not be able to hire enough additional management and other personnel to manage our growth.

     Our performance is substantially dependent on the continued efforts of our executive officers and other key employees. The loss of the services of any of our executive officers could adversely affect our business. Additionally, we must continue to attract, retain and motivate talented management and other highly skilled employees to be successful. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

 We are vulnerable to new tax obligations that could be imposed on catalog and online commerce transactions.

     We do not collect sales or other similar taxes for shipments of goods into most states. However, various states or foreign countries may seek to impose sales tax obligations on us for our catalog and online merchandise sales. A number of proposals have been made at state and local levels that would impose additional taxes on the sale of goods and services through catalogs and the internet. Those proposals, if adopted, could substantially impair the growth of our merchandising businesses by making direct sales comparatively less attractive to consumers than traditional retail purchasing. Existing federal legislation limits the ability of states to impose taxes on internet-based transactions until November 2003. A number of states have attempted to impose sales taxes on catalog sales from businesses such as ours. A successful assertion by one or more states that we should have collected or should be collecting sales taxes on the sale of products could have a material and adverse effect on our business.

 We could face liability or our ability to conduct business could be adversely affected by government and private actions concerning personally identifiable data, including privacy.

     Our direct marketing and database businesses are subject to federal and state regulations requiring that we maintain the confidentiality of the names and personal information of our customers and the individuals included in our database. If we do not comply, we could become subject to liability. While these provisions do not currently unduly restrict our ability to operate our business, if those regulations become more restrictive, they could adversely affect our business. In addition, laws or regulations that could impair our ability to collect and use user names and other information on our websites may adversely affect our business. For example, a federal law currently limits our ability to collect personal information from website visitors who may be under age 13. Further, claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. If we violate any of these laws, we could face a civil penalty. In addition, the attorneys general of various states review company websites and their privacy policies from time to time. In particular, an attorney general may examine such privacy policies to assure that the policies overtly and explicitly inform users of the manner in which the information they provide will be used and disclosed by the company. If one or more attorneys general were to determine that our privacy policies fail to conform with state law, we also could face fines or civil penalties.

 We could face liability for information displayed in our print publication media or displayed on or accessible via our websites.

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement or based on other theories relating to the information we publish in any of our print publication media and on our websites. These types of claims have been brought, sometimes successfully, against marketing and media companies in the past. We may be subject to liability based on statements made and actions taken as a result of participation in our chat rooms or as a result of materials posted by members on bulletin boards on our websites. Based on links we provide to third-party websites, we could also be subjected to claims based upon online content we do not control that is accessible from our websites.

 We could face liability for breaches of security on the internet.

     To the extent that our activities or the activities of third-party contractors involve the storage and transmission of information, such as credit card numbers, security breaches could disrupt our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. We could be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. These claims could result in substantial costs and a diversion of our management's attention and resources.

RISKS RELATING TO OUR COMMON STOCK

 Management may invest or spend the proceeds of this offering in ways that you may disagree with and in ways that may not yield a return.

     Our management will have broad discretion in applying the net proceeds of this offering and investors will be relying on the judgment of our management. We expect to use a significant portion of the net proceeds of this offering and our cash on hand (including the net proceeds of our recently completed private placements) for possible future acquisitions, and the remaining portion for working capital and general corporate purposes. However, we do not have any specific plans or a timetable for the use of those proceeds. The failure of our management to apply those funds effectively could have a material adverse affect on our business, results of operation and financial condition. Moreover, because we do not have specific plans for use of the net proceeds of the offering, our intentions could change before we spend those proceeds. For more information, see "Use of Proceeds" on page 12 of this prospectus.

 Our stock price has been volatile, is likely to continue to be volatile, and could decline substantially.

     The price of our common stock has been, and is likely to continue to be, volatile. In addition, the stock market in general, and companies whose stock is listed on The Nasdaq National Market, including marketing and media companies, have experienced extreme price and volume fluctuations that have often been disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

 Sales of our stock by existing stockholders may cause the market price of our common stock to drop significantly.

     As of January 28, 2002, up to 11,443,593 registered shares are eligible for resale by existing stockholders subject, in some cases, to contractual sale limits, existing escrow arrangements and lockup agreements entered into in connection with this offering. In addition, we are obligated, subject to certain conditions, to register for resale, prior to February 25, 2002, approximately 2,345,033 shares of common stock to cover the shares issued in our January 2002 private placement and the shares potentially issuable, without giving effect to any adjustments resulting from the consummation of this offering, upon exercise of the related warrant sold in that private placement. Any significant sales of those shares or the perception that such sales may occur could cause the price of our common stock to drop significantly. For more information, see "Shares Eligible for Future Sale" on page 44 of this prospectus.

 On completion of the offering, we will have fewer than 240,000 shares of common stock available for issuance.

     We currently are authorized to issue 50,000,000 shares of our common stock. As of January 28, 2002, we had issued 34,907,925 shares of common stock. In addition, we have reserved 10,248,727 shares of common stock for issuance on conversion of our outstanding shares of Series B preferred stock and exercise of our outstanding stock options and warrants, and have reserved an additional 630,510 shares for stock options that we may issue in the future under our Restated 1997 Employee, Director and Consultant Stock plan. After issuing 4,000,000 shares in this offering, we will have fewer than 240,000 shares available for issuance in connection with future acquisitions and capital needs. Thus, we will need to obtain approval of our shareholders to increase the number of shares that we are authorized to issue before we can issue significant numbers of shares in connection with future acquisitions or capital raising. We intend to seek shareholder approval to increase the number of authorized shares of our common stock to 200,000,000 at a special meeting of our stockholders currently scheduled for March 4, 2002. There is no assurance that we will be able to obtain their approval. If we fail to obtain such approval, our ability to make future acquisitions or raise additional capital would be adversely affected.

 We are a defendant in a class action suit and defending this litigation could hurt our business.

     We have been named as a defendant in a securities class action lawsuit relating to the allocation of shares by the underwriters of our initial public offering. Defending against this litigation could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business. In addition, if we lose this litigation, or settle on adverse terms, our stock price may be adversely affected.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

     We generally use the words "anticipate," "believe," "estimate," "expect," "may," "will," "plan" and "intend" to identify forward-looking statements. Our actual future results may differ significantly from those stated in our forward-looking statements due to a number of factors, including those set forth under "Risk Factors" beginning on page 7 of this prospectus.

     Except as required by law, we do not intend to update any of the forward-looking statements included or incorporated by reference in this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     The net proceeds of this offering will be approximately $57.1 million, after deducting the underwriting discount and commissions, and our estimated offering expenses. The selling stockholders will only receive proceeds in this offering if the underwriters exercise their over-allotment option. We will not receive any of such proceeds.

     We expect to use a significant portion of the net proceeds from this offering for possible future acquisitions and the remaining portion for working capital and general corporate purposes. Although we are always evaluating acquisition opportunities, we have no current plans, agreements or commitments for any particular transaction. Proceeds we raise in this offering will be in addition to approximately $59.9 million in cash we had available for similar uses as of October 31, 2001, as adjusted for the acquisitions of 360 Youth, Target Marketing and eStudentLoan, which closed in November 2001 and our November 2001 and January 2002 private placements.

     We have not determined the amounts we plan to spend on any of our intended uses as described or the timing of those expenditures, and it is possible that we will change our intentions before we use all or a significant portion of the proceeds of this offering and our other cash on hand. As a result, our management will have broad discretion over how we use the net proceeds of this offering. Pending their application, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

                            COMMON STOCK PRICE RANGE

     Our common stock has traded on The Nasdaq National Market under the symbol "ALOY" since our initial public offering in May 1999. The last reported sale price for our common stock on February 20, 2002 was $15.22 per share. As of January 28, 2002, we had approximately 5,900 beneficial holders. The table below sets forth the high and low sale prices for our common stock during the periods indicated.

                                                              COMMON STOCK PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
FISCAL 1999 (ENDED JANUARY 31, 2000)
  Second Quarter (from May 14, 1999)........................  $23.19     $ 9.75
  Third Quarter.............................................   16.50       8.75
  Fourth Quarter............................................   22.13      10.44
FISCAL 2000 (ENDED JANUARY 31, 2001)
  First Quarter.............................................  $20.25     $ 7.88
  Second Quarter............................................   15.13      10.00
  Third Quarter.............................................   11.38       5.75
  Fourth Quarter............................................    9.00       6.50
FISCAL 2001 (ENDED JANUARY 31, 2002)
  First Quarter.............................................  $13.50     $ 7.22
  Second Quarter............................................   17.44       8.94
  Third Quarter.............................................   17.95       9.25
  Fourth Quarter............................................   23.95      11.58
FISCAL 2002 (ENDING JANUARY 31, 2003)
  First Quarter (through February 20, 2002).................  $21.38     $14.73

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business, and we do not anticipate paying cash dividends in the foreseeable future. In addition, even if we wanted to pay dividends on our common stock, we would require the consent of the holders of our Series B convertible preferred stock for any dividends declared or paid prior to December 15, 2002.

                                 CAPITALIZATION

     The following table sets forth our capitalization at October 31, 2001 on an actual basis, on an as adjusted basis to give effect to our sale of 2,575,000 shares of common stock in November 2001, the completion of our 360 Youth, Target Marketing and eStudentLoan acquisitions also in November 2001, and our sale of 1,367,366 shares of common stock and a warrant to purchase 888,788 shares of common stock in January 2002, and on a pro forma as adjusted basis to give effect to the foregoing and our receipt of the net proceeds of $57.1 million from our sale of 4,000,000 shares of common stock in this offering. This table should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus.

     The outstanding share information in the table excludes, as of January 28, 2002, a total of 9,284,192 shares of common stock consisting of the following:

     - 1,558,897 shares issuable upon conversion of our Series B convertible preferred stock at an effective conversion price of $11.70 per share;

     - 1,690,635 shares issuable upon the exercise of warrants issued in connection with our private placements and acquisitions, having a weighted average exercise price of $17.60 per share; and

     - 6,034,660 shares of common stock underlying options outstanding having a weighted average exercise price of $12.552 per share.

                                                                       OCTOBER 31, 2001
                                                            --------------------------------------
                                                                                        PRO FORMA
                                                             ACTUAL     AS ADJUSTED    AS ADJUSTED
                                                            --------    -----------    -----------
                                                                        (IN THOUSANDS)
Cash, cash equivalents and short-term investments.........  $ 17,736     $ 59,931       $117,045
                                                            ========     ========       ========
Preferred stock, 10,000,000 shares authorized; 1,815
  shares of Series B Redeemable Convertible Preferred
  Stock, $10,000 per share initial liquidation preference,
  $.01 par value, issued and outstanding..................  $ 15,018     $ 15,018       $ 15,018
Common stock, 50,000,000 shares authorized; 28,140,094
  shares issued and outstanding; 34,126,947 shares issued
  and outstanding as adjusted; and 38,126,947 shares
  issued and outstanding pro forma as adjusted............       281          341            381
Additional paid in capital................................   230,209      322,247        379,321
Accumulated deficit.......................................   (76,736)     (76,736)       (76,736)
Deferred compensation.....................................       (52)         (52)           (52)
Accumulated other comprehensive income (loss).............        (1)          (1)            (1)
                                                            --------     --------       --------
Total stockholders' equity................................  $153,701     $245,799       $302,913
                                                            --------     --------       --------
Total capitalization......................................  $168,719     $260,817       $317,931
                                                            ========     ========       ========

                                    DILUTION

     If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

     Our net tangible book value at October 31, 2001, was $26.8 million, or $0.95 per share, based on 28,140,094 shares of common stock outstanding. After giving effect to our sale of 2,575,000 shares of common stock in November 2001, the completion of our 360 Youth, Target Marketing and eStudentLoan acquisitions also in November 2001, and our sale of 1,367,366 shares of common stock and a warrant exercisable for 888,788 shares of common stock in January 2002, our as adjusted net tangible book value at October 31, 2001 would have been $66.1 million, or $1.94 per share. On a pro forma as adjusted basis giving effect to the foregoing and our sale of 4,000,000 shares in this offering at the public offering price of $15.21 per share, less the underwriting discount and commissions and our estimated offering expenses, our pro forma as adjusted net tangible book value would have been $123.2 million or $3.23 per share. This represents an immediate increase in the net tangible book value of $1.29 per share to existing stockholders and an immediate dilution of $11.98 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share.............................           $15.21
  As adjusted net tangible book value per share as of
     October 31, 2001.......................................  $1.94
  Increase per share attributable to new investors and
     acquisitions...........................................   1.29
                                                              -----
Net tangible book value per share after this offering.......             3.23
                                                                       ------
Dilution per share to new investors.........................           $11.98
                                                                       ======

     The foregoing does not give effect to shares underlying warrants or unexercised options. See "Capitalization" on page 14 of this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following is a summary of financial data included elsewhere or incorporated by reference in this prospectus. The "Pro Forma as Adjusted" column in the consolidated balance sheet data below gives effect to our sale of 2,575,000 shares of common stock in November 2001, the completion of our 360 Youth, Target Marketing and eStudentLoan acquisitions also in November 2001, our sale of 1,367,366 shares of common stock and a warrant for 888,788 shares of common stock in January 2002, without giving effect to any adjustments resulting from the consummation of this offering (such adjustment is expected to be approximately 30,000 shares), and the net proceeds of $57.1 million from our sale of 4,000,000 shares of common stock in this offering, at the public offering price of $15.21 per share. You should read the following data in conjunction with the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus.

                                                               NINE MONTHS ENDED      THREE MONTHS ENDED
                               YEAR ENDED JANUARY 31,             OCTOBER 31,             OCTOBER 31,
                           -------------------------------    --------------------    -------------------
                            1999        2000        2001        2000        2001        2000       2001
                           -------    --------    --------    --------    --------    --------    -------
                                                                  (UNAUDITED)             (UNAUDITED)
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Net merchandise
  revenues.............    $11,243    $ 30,952    $ 76,736    $ 40,152    $ 77,274    $ 24,271    $31,761
Sponsorship and other
  revenues.............        125       2,912      14,452       8,569      24,165       3,788     12,702
                           -------    --------    --------    --------    --------    --------    -------
  Total revenues.......     11,368      33,864      91,188      48,721     101,439      28,059     44,463

Cost of goods sold.....      5,486      13,765      37,757      19,815      42,874      12,351     17,861
                           -------    --------    --------    --------    --------    --------    -------
  Gross profit.........      5,882      20,099      53,431      28,906      58,565      15,708     26,602
Operating expenses:
Selling and
  marketing............     10,324      30,520      60,814      39,777      54,372      19,292     21,484
General and
  administrative.......      1,683       5,423      10,659       7,716       9,511       2,997      3,221
Goodwill
  amortization(a)......         --         332       8,573       5,265      13,063       3,250      4,709
                           -------    --------    --------    --------    --------    --------    -------
  Total operating
    expenses...........     12,007      36,275      80,046      52,758      76,946      25,539     29,414
                           -------    --------    --------    --------    --------    --------    -------
  Loss from
    operations.........     (6,125)    (16,176)    (26,615)    (23,852)    (18,381)     (9,831)    (2,812)
                           -------    --------    --------    --------    --------    --------    -------
Net loss...............    $(6,364)   $(14,869)   $(29,689)   $(22,882)   $(17,086)   $ (9,681)   $(2,664)
                           =======    ========    ========    ========    ========    ========    =======
Net loss attributable
  to common stock
  holders..............    $(6,364)   $(14,869)   $(29,689)   $(22,882)   $(24,954)   $ (9,681)   $(3,294)
                           =======    ========    ========    ========    ========    ========    =======
BASIC AND DILUTED LOSS
  PER SHARE OF COMMON
  STOCK
Net loss...............    $ (0.75)   $  (1.17)   $  (1.61)   $  (1.28)   $  (0.75)   $  (0.48)   $ (0.11)
                           =======    ========    ========    ========    ========    ========    =======
Basic and diluted net
  loss attributable to
  common stock
  holders..............    $ (0.75)   $  (1.17)   $  (1.61)   $  (1.28)   $  (1.10)   $  (0.48)   $ (0.13)
                           =======    ========    ========    ========    ========    ========    =======
EBITDA(b)..............    $(6,018)   $(15,544)   $(16,754)   $(17,750)   $ (3,525)   $ (6,211)   $ 2,663
                           =======    ========    ========    ========    ========    ========    =======

---------------

(a) Goodwill amortization consists of amortization of recorded goodwill for acquisitions prior to June 30, 2001. The acquisitions of CASS Communications and Dan's Comp were made subsequent to June 30, 2001 and, accordingly, recorded goodwill of $69,415 is not being amortized in accordance with Statement of Financial Accounting Standards Nos. 141 ("Business Combinations") and 142 ("Goodwill and Other Intangible Assets").

(b) We define EBITDA as income or (loss) from operations plus depreciation and amortization. We present information regarding EBITDA because management believes that some investors consider EBITDA a relevant measure of profitability. You should not consider EBITDA an alternative to, or more meaningful than, operating income (loss), net income (loss) or cash flow from operating activities as defined by generally accepted accounting principles, or as an indicator of operating performance. In addition, you should use caution in comparing EBITDA to similarly titled measures of other companies as the definitions of these measures may vary.

                                                                   AS OF OCTOBER 31, 2001
                                                              ---------------------------------
                                                                                   (PRO FORMA
                                                                  (ACTUAL)        AS ADJUSTED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........      $ 17,736          $117,045
Working capital.............................................        17,547           111,385
Total assets................................................       205,639           366,426
Total long-term obligations, including capitalized leases...            35               398
Series B redeemable convertible preferred stock.............        15,018            15,018
Stockholders' equity........................................       153,701           302,913

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We are a media, direct marketing and marketing services company targeting Generation Y, the more than 60 million boys and girls in the United States between the ages of 10 and 24. Our business integrates direct mail catalogs, print media, websites, on-campus marketing programs, and promotional events, and features a portfolio of brands that are well known among Generation Y consumers and advertisers. We reach a significant portion of Generation Y consumers through our various media assets, direct marketing activities and marketing services programs, and, as a result, we are able to offer advertisers targeted access to the youth market.

     We were incorporated in January 1996, launched our Alloy website in August 1996 and began generating meaningful revenues in August 1997 following the distribution of our first Alloy catalog. Since then, we have grown rapidly, both organically and through the completion of strategic acquisitions. We generate revenue from two principal sources -- merchandising, and sponsorship and advertising.

RESULTS OF OPERATIONS

THREE MONTHS ENDED OCTOBER 31, 2000 AND OCTOBER 31, 2001

  Revenues

     Merchandise Revenues. Net merchandise revenues increased 30.9% from $24.3 million for the three months ended October 31, 2000, to $31.8 million for the three months ended October 31, 2001. The increase in merchandise revenues for the third quarter of fiscal 2001 versus the third quarter of fiscal 2000 was due primarily to the increased size of our Generation Y database to which we marketed our merchandise offerings, a broader merchandise assortment, and the revenue contribution from Dan's Comp, which we acquired on September 28, 2001.

     Sponsorship and Other Revenues. Sponsorship and other revenues increased 235.3% from $3.8 million for the three months ended October 31, 2000, to $12.7 million for the three months ended October 31, 2001. This growth was due to the selling efforts by our in-house advertising sales force in the third quarter of fiscal 2001, along with revenue contributions from our CASS Communications, Triple Dot and Private Colleges & Universities subsidiaries which we acquired after October 31, 2000.

  Cost of Goods Sold

     Cost of goods sold consists of the cost of the merchandise we sell plus the freight cost to deliver the merchandise to the warehouse, together with the direct costs attributable to the sponsorship and advertising programs we provide, the marketing publications we develop and the magazines we produce. Our cost of goods sold increased 44.6% from $12.4 million for the three months ended October 31, 2000, to $17.9 million for the three months ended October 31, 2001. The increase in cost of goods sold for the third quarter of fiscal 2001 as compared to the third quarter of fiscal 2000 was due primarily to increased merchandise sales to our growing customer base.

     Our gross profit as a percentage of total revenues increased from 56.0% for the three months ended October 31, 2000, to 59.8% for the three months ended October 31, 2001 due primarily to the increased percentage of higher gross margin sponsorship and other revenues in our total revenue base for the three months ended October 31, 2001.

  Operating Expenses

     Selling and Marketing. Selling and marketing expenses consist principally of Alloy and CCS catalog production and mailing costs; our Alloy and CCS call centers and fulfillment operations expenses; freight costs to deliver goods to our merchandise customers; salaries of our sales and marketing personnel; marketing costs; and expenses related to the maintenance and marketing of our websites. These expenses increased 11.4% from

$19.3 million for the three months ended October 31, 2000, to $21.5 million for the three months ended October 31, 2001 due to the higher costs incurred in marketing, selling and shipping to our expanded Generation Y database; the hiring of additional sales and marketing personnel; the addition of CASS Communication's selling expenses; and increased spending on website maintenance. As a percentage of total revenues, our selling and marketing expenses decreased from 68.8% for the third quarter of fiscal 2000, to 48.3% for the third quarter of fiscal 2001 primarily due to our enlarged Generation Y database, improved fulfillment efficiencies resulting from increased shipping activity and reduced general advertising and marketing activity. Shipping and handling costs, which we include in selling and marketing expenses, were $2.8 million and $2.5 million for the three months ended October 31, 2001 and October 31, 2000, respectively.

     We expect selling and marketing expenses to continue to increase in future periods. We believe that these increases will be principally related to expanded catalog circulation to individuals in our growing Generation Y database and the costs associated with fulfilling and shipping an anticipated increased number of merchandise orders resulting from our larger audience. In addition, we expect to continue hiring additional sales and marketing personnel in an effort to increase sponsorship and advertising sales to more companies that seek to reach the Generation Y audience.

     General and Administrative. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance and management personnel, as well as support services and professional services. These expenses increased 7.5% from $3.0 million for the three months ended October 31, 2000, to $3.2 million for the three months ended October 31, 2001. As a percentage of total revenues, our general and administrative expenses decreased from 10.7% for the third quarter of fiscal 2000, to 7.2% for the third quarter of fiscal 2001 as we spread these costs over an expanded revenue base. The increase in general and administrative expenses was driven by an increase in compensation expense for additional personnel to handle our growing business, together with expenses such as professional fees, increased insurance premiums and public relations costs. We expect general and administrative expenses to grow as we hire additional personnel.

     Amortization of Goodwill. Amortization of goodwill was approximately $4.7 million for the three months ended October 31, 2001, as compared to $3.3 million for the three months ended October 31, 2000. The increase in goodwill amortization for the third quarter of fiscal 2001 was due to our acquisition of all the capital stock of Triple Dot in December 2000; our acquisition of all of the membership interests of Y-Access in January 2001; our acquisition of Strength Magazine in February 2001; and our acquisition of Private Colleges & Universities in April 2001. We accounted for all these acquisitions under the purchase method of accounting.

  Loss from Operations

     Our loss from operations was $2.8 million for the third quarter of fiscal 2001, compared to a $9.8 million loss from operations for the third quarter of fiscal 2000. The reduced loss from operations reflects greater efficiency in selling merchandise to our Generation Y database and economies of scale in selling larger advertising and marketing services packages across a wider range of clients.

  Interest Income, Net

     Interest income net of expense includes income from our cash and cash equivalents and from investments, offset by expenses related to our financing obligations. For the three months ended October 31, 2001, we generated net interest income of $223,000 versus $150,000 for the three months ended October 31, 2000 due to the higher cash and marketable securities balances we carried during the third quarter of fiscal 2001.

  Income Tax Expense

     For the three months ended October 31, 2001, we were subject to income tax expense of $75,000 due to operating income generated in the state of Massachusetts.

NINE MONTHS ENDED OCTOBER 31, 2001 AND OCTOBER 31, 2000

  Revenues

     Merchandise Revenues. Net merchandise revenues increased 92.5% from $40.2 million for the nine months ended October 31, 2000, to $77.3 million for the nine months ended October 31, 2001. The increase in merchandise revenues for the first nine months of fiscal 2001 compared to the prior year period was due primarily to the increased size of our Generation Y database to which we marketed our merchandise offerings, a broader merchandise assortment, the inclusion of merchandise sales from our CCS catalog and website for the entire nine months ended October 31, 2001, compared to only the last three and one-half months for the nine months ended October 31, 2000, and the revenue contribution from Dan's Comp, which we acquired on September 28, 2001.

     Sponsorship and Other Revenues. Sponsorship and other revenues increased 182.0% from $8.6 million for the first nine months of fiscal 2000, to $24.2 million for the first nine months of fiscal 2001, due primarily to the selling efforts by our in-house advertising sales force, which expanded its relationships with existing advertising clients and established new relationships in the first nine months of fiscal 2001, together with the addition of revenues from the advertising and marketing services provided by our CASS Communications, Triple Dot and Private Colleges & Universities subsidiaries in the nine months ended October 31, 2001.

  Cost of Goods Sold

     Our cost of goods sold increased 116.4% from $19.8 million for the nine months ended October 31, 2000, to $42.9 million for the nine months ended October 31, 2001. The increase in cost of goods sold in the first nine months of fiscal 2001 compared to the first nine months of fiscal 2000 was due primarily to the increase in merchandise sales to our growing customer base.

     Our gross profit as a percentage of total revenues decreased from 59.3% for the nine months ended October 31, 2000, to 57.7% for the nine months ended October 31, 2001 due primarily to the inclusion of CCS' lower merchandise gross margins for the full nine months ended October 31, 2001 versus only the last three and one-half months of the nine months ended October 31, 2000.

  Operating Expenses

     Selling and Marketing. Selling and marketing expenses increased 36.7% from $39.8 million for the nine months ended October 31, 2000, to $54.4 million for the nine months ended October 31, 2001 due to the increased costs incurred in marketing, selling and shipping to our enlarged Generation Y database; the hiring of additional sales and marketing personnel; and increased spending on website maintenance. As a percentage of total revenues, our selling and marketing expenses decreased from 81.6% for the first nine months of fiscal 2000, to 53.6% for the first nine months of fiscal 2001 primarily due to our more targeted merchandise marketing to our Generation Y database, improved fulfillment efficiencies resulting from increased shipping activity and reduced general advertising and marketing activity. Shipping and handling costs, which we include in selling and marketing expenses, were $7.3 million and $4.1 million for the nine months ended October 31, 2001 and October 31, 2000, respectively.

     General and Administrative. General and administrative expenses increased 23.3% from $7.7 million for the nine months ended October 31, 2000, to $9.5 million for the nine months ended October 31, 2001. As a percentage of total revenues, our general and administrative expenses decreased from 15.8% for the first nine months of fiscal 2000, to 9.4% for the first nine months of fiscal 2001 as we spread these costs over an expanded revenue base. The increase in general and administrative expenses was driven by an increase in compensation expense for additional personnel to handle our growing business, together with expenses such as professional fees, insurance premiums and public relations costs.

     Amortization of Goodwill. Amortization of goodwill was approximately $13.1 million for the nine months ended October 31, 2001, compared to $5.3 million for the nine months ended October 31, 2000. The increase in goodwill amortization for the first nine months of fiscal 2001 was due to the full nine months of goodwill amortization associated with our acquisition of CCS in July 2000; our acquisition of all the capital stock of Triple Dot in December 2000; our acquisition of all of the membership interests of Y-Access in January 2001; our acquisition of Strength Magazine in February 2001; and our acquisition of Private Colleges & Universities in April 2001. We accounted for all these acquisitions under the purchase method of accounting.

  Loss from Operations

     Our loss from operations decreased 22.9% from $23.9 million for the first nine months of fiscal 2000, to $18.4 million for the first nine months of fiscal 2001. Before the cost of goodwill amortization, our loss from operations decreased by 71.4% from $18.6 million for the first nine months of fiscal 2000, to $5.3 million for the first nine months of fiscal 2001 due to greater efficiency in selling merchandise to our Generation Y database and economies of scale in selling larger advertising and marketing services packages across a wider range of clients.

  Interest Income, Net

     For the nine months ended October 31, 2001, we generated net interest income of $712,000 versus $970,000 for the nine months ended October 31, 2000 due to the higher cash and marketable securities balances we carried during the first nine months of fiscal 2000 and the higher interest rate environment for the first nine months of fiscal 2000.

  Gain on Sales of Marketable Securities, Net

     For the nine months ended October 31, 2001, we sold the remainder of our holdings of Liberty Digital common stock and unwound the equity collars associated with this stock ownership position. As a result of these transactions, we recorded a net gain on the sale of marketable securities of $658,000 for the first nine months of fiscal 2001.

  Income Tax Expense

     For the nine months ended October 31, 2001, we were subject to income tax expense of $75,000 due to operating income generated in the state of Massachusetts.

FISCAL YEARS ENDED JANUARY 31, 1999 ("FISCAL 1998"), JANUARY 31, 2000 ("FISCAL 1999") AND JANUARY 31, 2001 ("FISCAL 2000")

  Revenues

     Merchandise Revenues. Net merchandise revenues increased 175.3% from $11.2 million for fiscal 1998 to $31.0 million for fiscal 1999, and increased 147.9% from $31.0 for fiscal 1999 to $76.7 million for fiscal 2000. The increase in merchandise revenues in fiscal 2000 was due primarily to the increased size of our Generation Y database to which we marketed our merchandise offerings, an expansion of marketing programs targeted to names outside of our database, our expanded merchandise offerings, and the inclusion of merchandise sales from our CCS catalog and website from July 2000 when the CCS acquisition closed. Pursuant to the consensus reached by the Emerging Issues Task Force ("EITF") Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs," Alloy has reclassified in its consolidated statements of operations for the years ended January 31, 1999 and 2000 shipping and handling revenues resulting in an increase of net merchandise revenues of $1,158 and $2,698 for the years ended January 31, 1999 and 2000, respectively.

     Sponsorship and Other Revenues. Sponsorship and other revenues increased 396.3% from $2.9 million for fiscal 1999, to $14.5 million for fiscal 2000 due primarily to the selling efforts by our in-house advertising sales force which operated for the full year in fiscal 2000 versus approximately six months in fiscal 1999. In addition, increased website traffic at our Alloy website and increased Alloy catalog circulation provided more advertising inventory to sell in fiscal 2000 relative to fiscal 1999. For fiscal 1999, our in-house advertising sales group commenced development of commercial relationships to take advantage of the increased number of visitors to our website and our new online services. As a result, sponsorship and other revenues amounted to $2.9 million for fiscal 1999, as compared to $125,000 for fiscal 1998.

  Cost of Goods Sold

     Cost of goods sold consists of the cost of the merchandise sold by us plus the freight cost to deliver the merchandise to the warehouse, together with the direct costs attributable to the sponsorship and advertising programs we provide and the publications we develop and produce. Our cost of goods sold increased 150.9% from $5.5 million for fiscal 1998 to $13.8 million for fiscal 1999, and 174.3% to $37.8 million in fiscal 2000. The increase in cost of goods sold in fiscal 2000 as compared to fiscal 1999, and fiscal 1999 as compared to fiscal 1998 was due primarily to the increase in merchandise sales to our growing customer base.

     Our gross profit as a percentage of total revenues increased from 51.7% for fiscal 1998 to 59.4% for fiscal 1999 due to the relative growth in our sponsorship and other revenues, our expanded merchandise offerings, and our increased purchasing power with our merchandise vendors. The decrease in our gross profit as a percentage of total revenues from 59.4% for fiscal 1999 to 58.6% for fiscal 2000 was due to the inclusion of lower margin CCS merchandise sales from July 2000 when our CCS acquisition closed, offset by an increased overall percentage of higher margin sponsorship and other revenues generated in fiscal 2000.

  Operating Expenses

     Selling and Marketing. Selling and marketing expenses consist primarily of Alloy and CCS catalog production and mailing costs; our call center and fulfillment operations expenses; freight costs in shipping to our merchandise customers; salaries of our sales and marketing personnel; marketing costs; and expenses related to the development, maintenance and marketing of our websites. These selling and marketing expenses increased 99.3% from $30.5 million for fiscal 1999 to $60.8 million for fiscal 2000, due to the increased costs incurred in marketing, selling and shipping to our expanded database; the hiring of additional sales and marketing personnel; and increased spending on website development and maintenance. These selling and marketing expenses increased 195.6% from $10.3 million for fiscal 1998 to $30.5 million for fiscal 1999, due to the increased costs of marketing and selling to our growing Generation Y database; more extensive website promotion and development; the hiring of additional sales and marketing personnel; and increased spending on advertising in a variety of media to increase brand awareness, attract additional visitors to our Alloy website and increase online merchandise sales. As a percentage of total revenues, our selling and marketing expenses decreased from 90.1% for fiscal 1999 to 66.7% for fiscal 2000, after declining from 90.8% for fiscal 1998 to 90.1% in fiscal 1999. The decrease from fiscal 1999 to fiscal 2000 resulted primarily from our more targeted merchandise marketing to our enlarged Generation Y database and improved fulfillment efficiencies resulting from increased shipping activity and reduced general advertising and marketing activity. The decrease from fiscal 1998 to fiscal 1999 was due primarily to more targeted merchandise marketing to more productive names in our Generation Y database and fulfillment efficiencies associated with higher order volumes, offset by an expanded advertising and marketing campaign following our initial public offering in May 1999. Fulfillment expenses rose 148.1% from $2.7 million for fiscal 1998 to $6.7 million for fiscal 1999 and 80.6% to $12.1 million for fiscal 2000, but as a percentage of total revenues fell from 24.1% for fiscal 1998 to 19.7% for fiscal 1999, and to 13.2% for fiscal 2000. Pursuant to the consensus reached in EITF Issue No. 00-10, Alloy has reclassified in its consolidated statements of operations for the years ended January 31, 1999 and 2000 shipping and handling revenues and the related shipping and handling costs that were previously netted, with the residual amount included in selling and marketing expenses. The impact of this reclassification resulted in increased selling and marketing expenses of $1,158 and $2,698 for the years ended January 31, 1999 and 2000, respectively.

     General and Administrative. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance and management personnel, as well as support services and professional service fees. These expenses increased 222.2% from $1.7 million for fiscal 1998 to $5.4 million for fiscal 1999, and 96.6% to $10.7 million for fiscal 2000. The increase in general and administrative expenses from fiscal 1998 to fiscal 1999 and from fiscal 1999 to fiscal 2000 was driven by an increase in compensation expense for additional personnel to handle our growing business, together with expenses incurred as a result of
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

becoming a public company after our initial public offering in May 1999, such as professional fees, insurance premiums and public relations costs. As a percentage of total revenues, our general and administrative expenses increased from 14.8% for fiscal 1998 to 16.0% for fiscal 1999 but decreased to 11.7% for fiscal 2000. We expect general and administrative expenses to grow as we hire additional personnel and incur additional expenses related to the growth of our business and our operations.

     Amortization of Goodwill. Amortization of goodwill was approximately $8.6 million for fiscal 2000 as compared to $332,000 for fiscal 1999 and zero for fiscal 1998. These costs were recorded in connection with our acquisition of substantially all of the assets of Celebrity Sightings in December 1999; our acquisition of 17th Street Productions in January 2000; our acquisition of CCS in July 2000; our acquisition of all the capital stock of Triple Dot in December 2000 and our acquisition of all of the membership interests of Y-Access in January 2001. These acquisitions were all accounted for under the purchase method of accounting. As further discussed in Recent Accounting Pronouncements below, the Financial Accounting Standards Board (FASB) has adopted statements in July 2001 regarding business combinations and intangible assets. The statements eliminate amortization of goodwill and require an annual impairment review of goodwill based on fair value. Accordingly, future periods will be impacted by these statements for the elimination of amortization and potential impairments of goodwill to be recognized.

  Loss from Operations

     As described above, we continue to invest heavily to build the Alloy and CCS brands, grow and market to our customer database, enhance and attract visitors to our websites, increase the number of our employees to support a growing operation, and make strategic acquisitions. For these reasons, our loss from operations increased 164.1%, from $6.1 million for fiscal 1998 to $16.2 million for fiscal 1999, and 64.5% to $26.6 million in fiscal 2000.

  Interest (Expense) Income, Net

     Interest income net of expense includes income from our cash and cash equivalents and from investments and expenses related to our financing obligations. For fiscal 1998, we incurred net interest expense of $239,000 due to the interest expense resulting from our issuance of promissory notes in May 1998, which exceeded our interest earned on cash balances held. For fiscal 1999 and fiscal 2000, we generated net interest income of $1.5 million and $1.1 million, respectively, due to the investment of proceeds raised in our initial public offering and through our issuance of common stock to Liberty Digital.

  Realized Loss on Marketable Securities and Investments and Charge for Early Retirement of Debt

     In fiscal 2000, we sold 209,435 shares of Liberty Digital common stock resulting in a loss on sale of approximately $3.2 million. We also wrote off a minority investment in a private company in fiscal 2000 resulting in a loss on investment of $1.0 million. As a result of the early retirement of our outstanding promissory notes upon the closing of the our initial public offering in May 1999, we incurred a one-time extraordinary charge of $235,000.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations primarily through the sale of equity and debt securities as we have generated negative cash flow from operations since our inception. In May 1999, we raised approximately $50.1 million in net proceeds upon the closing of our initial public offering. In April 2000, we raised $9.2 million in net cash proceeds and acquired 837,740 shares of Liberty Digital common stock in connection with our sale of 2,922,694 shares of our common stock to a subsidiary of Liberty Digital. In the nine months ended October 31, 2001, we raised approximately $26.7 million in net proceeds from the sale of our Series A and Series B Convertible Preferred Stock. At October 31, 2001, we had approximately $17.7 million of cash, cash equivalents and short-term investments. Our principal commitments at October 31, 2001 consisted of accounts payable, accrued expenses and obligations under operating and capital leases. Subsequently, in November 2001, we raised approximately $30.1 million from the sale of 2,575,000 shares of our common stock in a private placement; and in January 2002, we raised approximately $28.2 million of net proceeds from the sale in a private placement of 1,367,366 shares of our common stock and a warrant exercisable for 888,788 shares of our common stock, subject to adjustment.

     Net cash used in operating activities was $9.4 million for the nine months ended October 31, 2001, compared to $21.7 million for the nine months ended October 31, 2000. The principal use of cash for both periods was to fund our losses from operations and to finance growth of non-cash working capital to support our growing business.

     Cash used in investing activities was $15.2 million in the first nine months of fiscal 2001 due primarily to the use of $27.1 million of cash to fund acquisitions of Private Colleges & Universities, CASS Communications, and Dan's Comp, and $1.8 million of capital expenditures, offset by $13.7 million of sales and maturities of marketable securities. Cash provided by investing activities of $3.5 million in the first nine months of fiscal 2000 resulted from $18.3 million provided by net sales and maturities of marketable securities, offset by $11.5 million used in connection with business acquisitions, primarily to repay debt obligations of the acquired CCS business, $2.4 million of capital expenditures and $1.0 million invested in a private company.

     For the nine months ended October 31, 2000, net cash provided by financing activities was $9.2 million from the net cash proceeds of our sale of 2,922,694 shares of our common stock to a subsidiary of Liberty Digital. For the nine months ended October 31, 2001, net cash provided by financing activities totaled $30.8 million primarily from the net proceeds raised in the issuance of our Series A and Series B convertible preferred stock, together with proceeds from employee stock option exercises. As a result of the issuance of our Series A and Series B convertible preferred stock, we recorded a beneficial conversion feature of $6.7 million and accretion and dividends of $1.1 million for the nine months ended October 31, 2001 which together increased the net loss attributable to common stockholders by $7.8 million in the period.

     Our liquidity position as of October 31, 2001, as adjusted for our sale of 2,575,000 shares of common stock in November 2001, the completion of our 360 Youth, Target Marketing and eStudentLoan acquisitions also in November 2001, our sale of 1,367,366 shares of our common stock and a warrant exercisable for 888,788 shares of our common stock in January 2002, and the net proceeds from this offering consisted of $117.0 million of cash, cash equivalents and short-term investments. We expect that our liquidity position will meet our anticipated cash needs for working capital and capital expenditures, excluding acquisitions. If cash generated from operations is insufficient to satisfy our cash needs, we may be required to raise additional capital. If we raise additional funds through the issuance of equity securities, you may experience significant dilution. Furthermore, additional financing may not be available when we need it or, if available, financing may not be on terms we consider favorable. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products or services. In addition, we may be unable to take advantage of business opportunities or to respond to competitive pressures. Any of these events could have a material and adverse effect on our business, results of operations and financial condition.

REVENUE RECOGNITION

     We recognize merchandise revenues at the time we ship products to customers, net of an allowance for sales returns, which we determine in accordance with our return policy and based on historical experience and forecasted trends. We are subject to seasonal fluctuations in our merchandise sales and results of operations. We expect our net sales and operating results generally to be lower in the first half of each fiscal year.

     In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus with respect to Issue No. 00-10. "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue discussion was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers should be booked as revenue. We adopted the provisions of this pronouncement in the third quarter of fiscal 2000, and have presented our consolidated statements of operations in accordance with this issue. Furthermore, we reclassified our consolidated statements of operations for the fiscal years ended January 31, 1999 and 2000 to conform with this consensus.

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

     Sponsorship and advertising revenues consist primarily of revenue from selling advertising and delivering marketing programs. Revenue under these arrangements is recognized as the contracted advertising is delivered pursuant to the terms of each arrangement, and when any other obligations of ours are performed, provided that collectibility is deemed probable, as determined by us. Associated advertising costs are recognized as incurred, in accordance with the American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting on Advertising Costs."

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. The new standards generally will be effective for us in our first quarter of fiscal 2002 and for purchase business combinations consummated after June 30, 2001. We are in the process of quantifying the anticipated impact of adopting the provisions of FAS 142. Upon adoption, we will stop amortizing goodwill. Based on the current levels of goodwill, this would reduce annual amortization expense by approximately $18.8 million. In addition, we are in the process of evaluating certain intangible assets to determine whether they are deemed to have an indefinite useful life. We do not expect to determine that any of our intangible assets have indefinite useful lives. As noted above, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. We are in the process of determining whether any such impairment would be recognized upon adoption of the new accounting standard. If, however, we conclude that an impairment charge for goodwill or intangible assets deemed to have an indefinite useful life is necessary, such a charge would be non-operational in nature and reflected as a cumulative effect of an accounting change.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those years. This statement retains the requirements of FASB Statement No. 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such impairment as the difference between the carrying amount and fair value of the asset. Goodwill is specifically excluded from the provisions of this statement. The Statement further provides guidance for cash flow estimations under certain situations. Additionally, the Statement clarifies accounting for disposals other than by a sale, as well as for long-lived assets held for sale. We are currently evaluating the impact of the provisions of this Statement and will adopt the required accounting and reporting as of February 1, 2002.

     In July 2000, the EITF reached a consensus with respect to Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue discussion was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers is revenue. We adopted the provisions of this pronouncement in the third quarter of fiscal 2000, and have presented our consolidated statements of operations in accordance with this issue. Furthermore, we reclassified our consolidated statements of operations for the years ended January 31, 1999 and 2000 to conform with this consensus as we previously netted shipping and handling revenues with the related costs and included the residual amount as selling and marketing expenses. The impact of this reclassification resulted in an increase of net merchandise revenues of $1,158 and $2,698 for the years ended January 31, 1999 and 2000, respectively, offset by an equivalent increase in selling and marketing expenses for these periods. Furthermore,

EITF Issue No. 00-10 requires that if shipping costs or handling costs are significant and are not included in cost of sales, these costs and the line items which include them on the consolidated statements of operations should be disclosed. We include these costs in selling and marketing expenses in our consolidated statements of operations. These costs were $1,160, $3,939 and $7,699 for the years ended January 31, 1999, 2000 and 2001, respectively.

     The EITF is also discussing Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." This issue deals with the accounting for contractual arrangements in which multiple revenue-generating activities will be performed. The EITF is considering how to determine the units of accounting in an arrangement and how to account for the components as well as the direct costs incurred in connection with an arrangement. The key consideration is the determination of objective measures of fair value. While this issue was not applicable to our historical transactions, future results may be impacted by applicable arrangements that are within the scope of this issue. No final consensus has been reached with respect to these matters.

                                    BUSINESS

OVERVIEW

     We are a media, direct marketing and marketing services company targeting Generation Y, the more than 60 million boys and girls in the United States between the ages of 10 and 24. Our business integrates direct mail catalogs, print media, websites, on-campus marketing programs, and promotional events, and features a portfolio of brands that are well known among Generation Y consumers and advertisers. We reach a significant portion of Generation Y consumers through our various media assets, direct marketing activities and marketing services programs, and, as a result, we are able to offer advertisers targeted access to the youth market. Additionally, our assets have enabled us to build a comprehensive database that includes detailed information about more than 9.4 million Generation Y consumers. We believe we are the only Generation Y-focused media company that combines significant marketing reach with a comprehensive consumer database, providing us with a deep understanding of the youth market. Our revenues have grown rapidly, increasing from $2.0 million for fiscal 1997 to $101.4 million for the first nine months of fiscal 2001. For the quarter ended October 31, 2001, we reported revenues of $44.5 million and had earnings before interest, taxes, depreciation and amortization, or EBITDA, of $2.7 million.

     Generation Y, our target market, is the fastest growing demographic group in the United States and is expected to grow 14.7% faster than the overall U.S. population from 2001 to 2005, according to U.S. Census data. Generation Y controls significant disposable income and has influence over household expenditure decisions. The youth market accounts for over $350 billion in annual spending according to studies completed by Harris Interactive, a research and polling firm.

     We generate revenue from two principal sources -- merchandising, and sponsorship and advertising. From our catalogs and websites, we sell high margin, third-party branded products in key Generation Y spending categories, including apparel, action sports equipment, and accessories directly to the youth market. We generate sponsorship and advertising revenues largely from traditional, blue chip advertisers that seek highly targeted, measurable and effective marketing programs to reach Generation Y. Advertisers can reach Generation Y through integrated marketing programs that include our catalogs, magazines, books, websites, and display media boards, as well as through promotional events, product sampling, college and high school newspaper advertising, customer acquisition programs and other marketing services that we provide. For the nine months ended October 31, 2001, we generated merchandising, and sponsorship and advertising revenues of $77.3 million and $24.2 million, respectively, increases of 92.5% and 182.0%, respectively, over the comparable period of fiscal 2000.

     We believe our business will continue to grow as we capitalize on the following four key assets:

     - Broad Access to Generation Y. Our collection of media and marketing assets enables us to reach a significant portion of the over 60 million Generation Y consumers by:

          - circulating over 42.0 million direct mail catalogs annually;

          - producing magazines, college guides and books;

          - owning and operating over 8,200 display media boards on college and high school campuses throughout the United States;

          - placing advertising in over 6,000 college and high schools newspapers nationwide; and

          - interacting with our registered online user base that exceeds 6.0 million individuals, including over 2.4 million users who subscribe to our targeted e-mail magazines.

     - Comprehensive Generation Y Database. Our database contains information about more than 9.4 million individuals, including over 2.4 million who have purchased products directly from us. In addition to names and addresses, our database contains a variety of valuable information that may include age, purchasing history, stated interests, on-line behavior, educational level and socioeconomic factors. We continually refresh and grow our database with information we gather through our media, merchandising and marketing services programs, as well as through acquisitions of companies that have database information. We analyze this data in detail, enabling us to improve response rates from our direct sales efforts and to offer advertisers cost-effective ways of reaching highly targeted audiences.

     - Established Media Franchises. Our principal media franchises are well known by Generation Y consumers and by advertisers that target this market. Alloy, CCS and Dan's Comp are recognized brands among Generation Y consumers. Each of these multi-media brands targets a specific segment of the youth market through catalogs, websites and related consumer magazines. For advertisers, our portfolio of marketing businesses includes established youth marketers such as CASS Communications, 360 Youth, and Private Colleges & Universities, which collectively have over 60 years of experience in creating and implementing advertising and marketing programs for the youth market.

     - Strong Relationship with Advertisers and Marketing Partners. We provide advertisers and marketing partners with highly targeted, measurable and effective means to reach the Generation Y audience. Our seasoned advertising sales force of over 50 professionals has established strong relationships with youth marketers. We currently have over 750 advertising clients, including AT&T Wireless, Hasbro, Hershey, Eastman Kodak, Nestle, Reebok, Procter & Gamble and Universal Studios.

OUR MEDIA AND MARKETING PROPERTIES

     Our business integrates the following assets to deliver broad access to Generation Y:

DIRECT MARKETING

  Catalogs

     Each of our catalogs targets a particular segment of Generation Y and offers products, promotions and advertisements of interest to its audience. The combined circulation of our catalogs will be approximately 42.0 million catalogs in fiscal 2001.

     ALLOY -- We introduced Alloy, our first catalog, in August 1997. Alloy catalogs range from 48 to 96 pages and offer an assortment of apparel, accessories, footwear and room furnishings for sale to Generation Y girls. We generally mail at least ten versions of this catalog each fiscal year. Since 2000, we have included advertising pages in our Alloy catalogs and currently allocate up to twelve pages per catalog to our advertising clients and marketing partners.

     CCS -- Our CCS catalog, which targets Generation Y boys, ranges from 64 to 128 pages and offers an assortment of action sports equipment, such as skateboards and snowboards, and related apparel, accessories and footwear. We generally mail at least eight versions of this catalog throughout each fiscal year and allocate up to ten pages per catalog to our advertising clients and marketing partners. CCS also sponsors a team of skateboarders, which participates in events and promotions nationally. We acquired CCS in July 2000.

     DAN'S COMP -- Our Dan's Comp catalog, which also targets Generation Y boys, focuses on the BMX bike market and offers BMX bikes, parts and safety equipment, as well as related apparel, accessories and footwear. We plan to mail five to eight Dan's Comp catalogs during fiscal 2002 and to introduce up to ten pages per catalog for our advertising clients and marketing partners. Dan's Comp also sponsors a BMX bike team, which participates in events and promotions nationally. We acquired Dan's Comp in September 2001.

  Websites

     Our websites offer Generation Y consumers a wide range of merchandise specifically geared to their interests and tastes, and enable us to generate information for our database. Advertisers also use our websites to deliver interactive marketing campaigns targeting the Generation Y market.

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

     ALLOY -- Our flagship Alloy website provides a broad range of products, community, and content for Generation Y girls. Through this website, we offer the apparel items, outerwear, accessories, footwear, cosmetics and room furnishings that are available in our Alloy catalogs as well as additional products and special offers. We facilitate community activity among users through a variety of free interactive services such as e-mail and real-time chat. Additionally, we provide user-generated interactive content areas such as topical message boards, opinion polls and surveys. Our Generation Y-focused editorial staff also provides advice in areas of interest to Generation Y girls, such as relationships and fashion, in a forum where users can express their opinion. Our professional editorial staff aggregates and regularly updates information from a variety of sources and develops an edited presentation of compelling and relevant Generation Y-focused content on topics including music, relationships, celebrities, horoscopes, gossip, fashion trends and current events.

     CCS -- Our CCS website features products, content and community for action sports enthusiasts. This website also offers content on a variety of topics primarily related to skateboarding and snowboarding. We offer the same action sports equipment and related accessories, apparel items and footwear that are found in our CCS catalogs as well as additional products and special offers.

     DAN'S COMP -- Our Dan's Comp website is a popular online destination for BMX bike enthusiasts. We offer Generation Y consumers the same BMX bike sports equipment and related accessories, apparel items and footwear that we offer in our Dan's Comp catalogs as well as additional products and special offers.

     PRIVATE COLLEGES & UNIVERSITIES -- Complementing our published college and university guides, our Private Colleges & Universities websites provide information on colleges and universities to college-bound high school students. Hundreds of colleges and universities advertise their programs and recruit students via these websites. We acquired Private Colleges & Universities in April 2001.

     eSTUDENTLOAN -- Our eStudentLoan websites feature college scholarship and financial aid database search engines. These websites complement our college recruitment publications and websites to serve the college bound segment of Generation Y. We acquired eStudentLoan in November 2001.

MARKETING SERVICES

     Through our various marketing services programs, we provide advertisers direct access to Generation Y. We own and operate display media boards that are located in high traffic areas on college and high school campuses. These one, two or three panel display media boards often feature full color, backlit advertising as well as scrolling electronic messaging. We also provide marketing services such as consulting, market research, event production, and product sampling and customer acquisition programs for advertisers looking to reach Generation Y.

     360 YOUTH -- Through 360 Youth, we provide three services to help advertisers reach teenagers and young adults -- display media boards on college and high school campuses; event production and promotion; and customer acquisition and lead generation programs, such as sign-up tables for credit card companies. 360 Youth, which we acquired in November 2001, has been marketing to the youth demographic for 25 years.

     CASS COMMUNICATIONS -- Through CASS Communications, we provide integrated advertising and marketing services connecting national advertisers and their agencies with colleges and high schools in the United States. CASS has longstanding relationships with college and high school newspapers and acts as an intermediary for advertisers seeking to use this channel. Through the CASS newspaper advertising group, we believe we reach over 17 million college and high school readers. Additionally, we believe we reach over 6.5 million students on college and high school campuses through our 5,000 display media boards. CASS Communications, which we acquired in August 2001, has marketed to the youth demographic for over 30 years.

     TRIPLE DOT, Y-ACCESS & TARGET MARKETING -- Through Triple Dot, Target Marketing and Y-Access, we serve as a marketing consultant for companies seeking to reach Generation Y. Our services include strategic brand consulting, web strategy consulting, grass roots marketing and national promotions. In addition, through Y-Access we provide web-based and traditional qualitative and quantitative market research for companies to employ in marketing, product design and strategic decision-making. We acquired Triple Dot in December 2000, Y-Access in January 2001, and Target Marketing in November 2001.

PRINT MEDIA

     We reach Generation Y consumers through magazines, publications and books.

     PRIVATE COLLEGES & UNIVERSITIES -- Through Private Colleges & Universities, we publish over 30 editions of targeted college guides providing information about private colleges and universities and the admissions process to college-bound high school students, their parents, and high-school guidance counselors. Our editions target students based on academic achievement, geography and special interests such as science and medicine, among others. We distribute our guidebooks to the homes of college-bound students across the United States.

     STRENGTH MAGAZINE -- Strength, a monthly glossy consumer magazine, is a lifestyle publication for action sports enthusiasts. Strength is a companion to our CCS and Dan's Comp catalogs and websites. We acquired Strength in February 2001.

     ALLOYGIRL MAGAZINE -- AlloyGirl is a glossy lifestyle magazine for Generation Y girls. AlloyGirl is published quarterly and distributed to a select portion of our Alloy database on a controlled circulation basis. AlloyGirl contains articles on issues of interest to Generation Y girls in addition to promotions, advertising and information about fashion, accessories and products.

     ALLOY ENTERTAINMENT / 17TH STREET PRODUCTIONS -- Through Alloy Entertainment and 17th Street Productions, we develop youth entertainment properties including books and concepts for television series and motion pictures. We believe we are the largest packager of books for the teen market. Some of our properties include Roswell, Sweet Valley High and Fearless. Alloy Entertainment grew out of our acquisition of 17th Street Productions in January 2000.

OUR STRATEGY

     Our objective is to grow revenues and EBITDA and become the leading Generation Y media, direct marketing and marketing services company. We intend to achieve this objective through the following strategies:

  Increase our sponsorship and advertising revenues by cross-selling and marketing our unique integrated platform to advertisers.

     As a result of our organic growth and acquisitions, we believe we now have a critical mass of media assets and marketing capabilities. Through these multiple channels, we can design and execute comprehensive, highly targeted marketing programs for advertisers seeking to reach Generation Y. We have integrated the advertising sales forces of our recently acquired companies and are increasingly cross-selling our various media assets and marketing services to existing and potential new advertising customers. As part of this effort, we are expanding relationships with our advertising client base which includes over 750 existing clients.

     Examples of our cross-selling initiatives include the following:

     -- A prominent consumer products company recently executed a program that utilized our catalogs, magazines, websites and event production capabilities;

     -- A leading food company recently executed a program that integrated our product sampling capabilities, websites, catalogs and e-mail marketing; and

     -- A financial services company integrated our display media boards and customer acquisition programs to target Generation Y consumers.

  Grow and refine our Generation Y database to expand our merchandising business and advertising opportunities.

     Our database contains the names, addresses and other key demographic and preference information for over 9.4 million Generation Y individuals. We believe we can expand our revenues by having a larger and more detailed database, and by improving our ability to mine the data it contains. Because we generate mailing lists for our catalogs, magazines and college guides directly from our database, having a larger and more detailed database enables us to increase circulation effectively and subsequently to grow both our merchandising, and sponsorship and advertising revenues. We also use information from our database to design advertising and marketing programs for advertisers seeking to reach Generation
Y. As we gather more information about the product preferences and purchasing habits of Generation Y consumers in our database, we can design more targeted and effective advertising and marketing programs for our advertising customers. For example, for a leading motion picture distributor we recently used information in our database to market an upcoming motion picture to selected Generation Y consumers based on their stated interest in prior films of a similar genre.

     We continuously collect information for our database through our merchandising activities, and advertising and marketing programs. Additionally, we have historically grown our database through acquisitions, such as CCS and Dan's Comp. We will continue to seek acquisitions of companies that own targeted Generation Y databases, and believe that a portion of the future growth and refinement of our database will occur through such acquisitions.

     We continue to improve our internal processes and technology infrastructure in order to maintain and expand our database and to mine data from it more effectively. We have a dedicated staff that is principally responsible for the maintenance and analysis of our database, and who continually seek ways for us to improve our data gathering efficiency.

  Expand the number of Generation Y consumers we reach through our existing or new media franchises.

     Through our existing media brands and marketing services capabilities, we currently reach a significant portion of the 60 million total Generation Y consumers in the United States. While we believe the current scope of our integrated media, direct marketing, and marketing services platform provides merchandise vendors and advertising customers with a compelling reason to work with us, we continue to focus on expanding the access to Generation Y we offer these customers.

     To expand our media reach, we will continue to launch additional media properties based on our existing brands, such as the AlloyGirl magazine, which is distributed to targeted segments of our database. We are also leveraging the entertainment properties created by our Alloy Entertainment book business to develop television series or motion pictures. To expand our marketing services franchises, we will continue to provide additional value-added services to our advertising customers. For example, we offer advertisers website design and specific Generation Y marketing consulting services, enabling advertisers to design more targeted and effective marketing campaigns.

  Broaden our platform through strategic acquisitions.

     We will continue to identify and seek to acquire strategic assets and companies that improve our ability to attract advertisers, add additional marketing assets or improve our ability to access Generation Y. We expect to use a substantial portion of the net proceeds of this offering to complete potential future acquisitions.

     We continuously evaluate opportunities to acquire youth focused media brands, as well as direct marketing and marketing services businesses that target the youth market. We believe that we have a proven ability to identify attractive and available assets. We have experience integrating newly acquired businesses, having completed a number of acquisitions since December 1999, and believe we have the appropriate processes in place to integrate the companies we acquire.

     Our significant acquisitions are set forth in the following table:

COMPANY                                                       TOTAL VALUE(1)    COMPLETION DATE
-------                                                       --------------    ---------------
eStudentLoan................................................
                                                              $ 4.5 million    November 2001
360 Youth...................................................
                                                              $45.3 million    November 2001
Target Marketing............................................
                                                              $ 3.1 million    November 2001
Dan's Comp..................................................
                                                              $37.7 million    September 2001
CASS Communications.........................................
                                                              $39.6 million    August 2001
Private Colleges & Universities.............................
                                                              $17.9 million    April 2001
Strength Magazine...........................................
                                                              $ 1.3 million    February 2001
Triple Dot and Y-Access.....................................
                                                              $ 3.2 million    December 2000 and
                                                                               January 2001
CCS.........................................................
                                                              $53.0 million    July 2000
17th Street Productions.....................................
                                                              $ 4.4 million    January 2000

---------------
(1) At announcement, excluding any shares issued or potentially issuable pursuant to earnout provisions.

MERCHANDISING

     Our merchandising strategy is designed to minimize fashion risk and to facilitate speed to market and product assortment flexibility. Our objective is to reflect, not lead, Generation Y styles and tastes. We select merchandise from what we believe are quality designers and producers, allowing us to stay current with the tastes of the market rather than to predict future fashion trends. To that end, we do not design or produce our own product lines. Rather, our buyers and merchandisers work closely with our many vendors to tailor products to our specifications. Through this strategy, we are able to minimize design risk and make final product selections only two to three months before the products are brought to market, not the typical six to nine months for many apparel retailers.

     We have designed our operational processes to support our merchandising strategy. Our buyers have years of experience working with Generation Y retail and direct marketing companies. We believe our staff has a proven ability to identify desirable products and ensure that our vendors meet specific guidelines regarding product quality and production time. At present, we use primarily domestic vendors who must have the ability to produce and ship products within two to eight weeks. This speed to market gives us flexibility to incorporate the latest trends into our product mix and to better serve the evolving tastes of Generation Y.

     Our merchandising strategy also enables us to control our inventory levels closely. We typically purchase less than 50% of our initial sales estimates and rely on quick re-order ability. Because we do not make aggressive initial orders, we believe we are able to limit our risk of excess inventory. Additionally, we use our websites to offer special product prices and periodically mail various sales catalogs to our customers to sell slower moving inventory.

     Because Alloy, CCS and Dan's Comp are recognized and popular brands among Generation Y consumers, our websites and catalogs are a valuable marketing tool for our vendors. As a result, our vendors typically grant us online and catalog exclusivity for each product we select. We believe this exclusivity makes the merchandise in the Alloy, CCS and Dan's Comp catalogs more attractive to our target audience and protects us from direct price comparisons. Our merchandise selection includes products from approximately 500 vendors. Brands currently offered through Alloy include nationally recognized names such as Vans, Roxy/ Quiksilver and Skechers, as well as smaller, niche producers, including Paris Blues, Free People and Mudd. CCS carries merchandise and equipment from major action sports brands such as World Industries, Osiris and Birdhouse. Dan's Comp merchandise includes a complete line of BMX-style bicycles, parts, safety equipment, apparel and accessories from brands including Huffy, Hoffman and Free Agent bikes, and Etnies, Split and DC apparel and footwear.

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

SALES & MARKETING

     Our advertising sales organization consists of over 50 sales professionals who are either account managers generally responsible for specific geographic regions, or product specialists. Over 15 of our sales professionals have an average of ten years or more experience selling youth-specific advertising or marketing programs. Our account managers and product specialists work closely together to cross-sell our media assets and marketing capabilities to existing advertising customers and to build relationships with new advertisers. Our product managers specialize in selling one or more of the following:

     - advertising for our catalogs, magazines, books and websites;

     - advertising for our college guides;

     - advertising on our display media boards, and marketing programs such as on-campus product sampling, customer acquisition programs, and promotional events; and

     - advertising in high school and college newspapers.

     Our advertising sales organization has grown predominantly through our acquisitions of Private Colleges & Universities, CASS Communications and 360 Youth, each of which had an experienced sales force and a strong base of existing advertising customers. We plan to continue to grow our advertising sales efforts both organically and through acquisitions.

     Our advertisers come from a wide range of industries that target the Generation Y audience including apparel, consumer goods and electronics, cosmetics, entertainment, financial services, food and beverage, and others. Our advertising revenue base is well diversified, with no single advertiser representing more than 10% of our total sponsorship and advertising revenue in any single historical period.

ORDERING, FULFILLMENT AND CUSTOMER SERVICE

     In order to take, fulfill and ship orders for our Alloy merchandise business, we use a full-service, integrated call center and fulfillment center with trained personnel. This call center and fulfillment center is provided by NewRoads, a specialized third-party fulfillment services company. NewRoads has over 400,000 square feet of warehouse space and a 400-seat call center in Martinsville, Virginia available, in part to support increased merchandise sales from our anticipated growth. We closely monitor our NewRoads relationship, in part by having several of our employees working on site at the NewRoads facilities.

     We process CCS orders through our own 100-seat call center and warehouse facilities located in San Luis Obispo, California. We staff our CCS call center and warehouse with our own employees. The CCS fulfillment center has approximately 77,000 square feet of warehouse space.

     We process Dan's Comp orders through our own 23-seat call center and warehouse facilities located in Mt. Vernon, Indiana. We staff our Dan's Comp call center and warehouse with our own employees. These arrangements are substantially similar to those Dan's Comp had in place prior to our acquiring the company in November 2001. The Dan's Comp fulfillment center has approximately 30,000 square feet of warehouse space.

     We believe that high levels of customer service and support are critical to the value of our services and to retaining and expanding our customer base. We routinely monitor the customer service calls at each of our call centers for quality assurance purposes. Additionally, we review our call and fulfillment centers' policies and distribution procedures on a regular basis. We also continue to evaluate whether we should operate our own warehouses and call centers, or whether we should contract these functions out to third parties as we have done with our Alloy operations. We ship our goods by common carrier.

     Our Alloy trained customer service representatives are available 24 hours a day, 7 days per week through multiple toll-free telephone numbers. Our CCS trained customer service representatives are available from 8:00 a.m. to 1:00 a.m. Eastern Standard Time, seven days per week, while our Dan's Comp customer service representatives are available from 9:00 a.m. to 9:00 p.m. Eastern Standard Time, Monday through Friday, and from 9:00 a.m. to 1:00 p.m. Eastern Standard time on Saturday. The representatives are able to guide
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

customers through the order process, monitor order progress and provide general information about our products such as sizing advice and product features.

INFRASTRUCTURE, OPERATIONS AND TECHNOLOGY

     Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events.

     Where appropriate, we have implemented disaster recovery programs for our various businesses. Critical files are copied to backup tapes each night and regularly stored at an off-site storage facility. Arrangements have also been made for the availability of third-party "hot sites" as well as telecommunications recovery capability. Our servers are powered by an uninterruptible power supply to provide back-up power at the operations facility within seconds of a power outage. Redundant internet connections and providers provide similar protection for our online services. We have implemented these various redundancies and backup measures in order to minimize the risk associated with damage from fire, power loss, telecommunications failure, break-ins, computer viruses and other events beyond our control.

     We strive for no downtime in our online services. All critical components of the system are redundant, which allows continuous service in case of unexpected component failure, maintenance and upgrades.

     Currently, we license commercially available technology whenever possible in lieu of dedicating our financial and human resources to developing online infrastructure solutions. We provide most services regarding maintenance and operation of our websites internally, under the direction of our Chief Technology Officer. Exodus Communications, Inc., a third-party provider in Sterling, Virginia provides us with co-location and bandwidth (i.e., our internet connection). Our infrastructure is scaleable allowing us to adjust quickly to our rapidly expanding user base.

COMPETITION

     Competition for the attention of Generation Y consumers is considerable. Our catalogs compete with other catalog retailers and direct marketers, some of which may specifically target our customers. We compete with a variety of other companies serving segments of the Generation Y market including various mail-order and web-based retailers, promotions and marketing services firms, youth-targeted traditional retailers in either in their physical or online stores, and online service providers that offer products of interest to Generation Y consumers.

     We compete for users and advertisers with many media companies, including companies that attempt, as we do, to target Generation Y consumers. These include the Generation Y-focused magazines such as Seventeen, YM, Teen and Teen People; teen-focused television and cable channels such as the WB Network and MTV; websites primarily focused on the Generation Y demographic group; and online service providers with teen-specific channels, such as America Online.

     Many of our current and potential competitors have longer operating histories, larger customer or user bases and significantly greater financial, marketing and other resources than we do. In addition, competitors could enter into exclusive distribution arrangements with our vendors or advertisers and deny us access to their products or their advertising dollars. If we face increased competition, our business, operating results and financial condition may be materially and adversely affected.

     We believe that our principal competitive advantages are:

     - The size and level of detail of our database;

     - Our relationships with advertisers and marketing partners;

     - The consumer and media brands we have developed in the Generation Y market;

     - Our knowledge of the Generation Y audience and our ability through our marketing franchises to analyze the market; and

     - Our ability to deliver targeted Generation Y audiences to advertisers through cost-effective, cross-media advertising programs.

INTELLECTUAL PROPERTY

     We have registered the Alloy name, among other trademarks, with the U.S. Patent and Trademark Office. Applications for the registration of certain of our other trademarks and service marks are currently pending. We also use trademarks, trade names, logos and endorsements of our suppliers and partners with their permission. We are not aware of any pending material conflicts concerning our marks or our use of others' intellectual property.

GOVERNMENT REGULATION

     We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. The internet is rapidly evolving and there are few laws or regulations directly applicable to online commerce and community websites. Due to the increasing popularity and use of the internet, governmental authorities in the United States and abroad may adopt laws and regulations to govern internet activities. Laws with respect to online commerce may cover issues such as pricing, distribution and characteristics and quality of products and services. Laws with respect to community websites may cover content, copyrights, libel, obscenity and personal privacy. Any new legislation or regulation or the application of existing laws and regulations to the internet could have a material and adverse effect on our business, results of operations and financial condition.

     Governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities even though we do not operate in those jurisdictions. As our products and advertisements are available over the internet anywhere in the world, and we conduct marketing programs in numerous states, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions.

     Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our website or prosecute us for violations of their laws. For example, a French court has ruled that a U.S. website must comply with French laws regarding content. We cannot assure you that state or foreign governments will not charge us with violations of local laws or that we might not unintentionally violate these laws in the future.

     The U.S. Congress enacted the Children's Online Privacy Protection Act of 1998 or "COPPA." The Federal Trade Commission promulgated regulations implementing COPPA on October 21, 1999, which became effective on April 21, 2000. The principal COPPA requirements apply to websites, or those portions of websites, directed to children under age 13. COPPA mandates that individually identifiable information about minors under the age of 13 not be collected, used or displayed without first obtaining informed parental consent that is verifiable in light of present technology. As a part of our efforts to comply with the new requirements, we have decided not to provide many of our services to children under the age of 13. This will likely dissuade some percentage of our customers from using our website, which may adversely affect our business. While we believe that our website is compliant with COPPA, our efforts may not have been successful. If this is the case, we may face litigation with the Federal Trade Commission or individuals or face a civil penalty, which would adversely affect our business.

     A number of government authorities both in the United States and abroad as well as private parties are increasing their focus on privacy issues and the use of personal information. The Federal Trade Commission and attorneys general in several states have investigated the use of personal information by some internet companies. In particular, an attorney general may examine such privacy policies to assure the policies overtly and explicitly inform users of the manner in which the information they provide will be used and disclosed by the company. As a result, we review our privacy policies on a regular basis and we believe we are in compliance with federal and state laws. However, our business could be adversely affected if new regulations or decisions regarding the use of personal information are made, or if government authorities or private parties challenge our privacy practices. The European Union Directive on the Protection of Personal Data may affect our ability to make our websites available in Europe if we do not afford adequate privacy to European users. Similar legislation was recently passed in Canada and Australia and may have a similar effect. The Canadian law will be implemented in stages over the next few years, while the Australian Amendment (Privacy Sector) Act 2000 became effective in December 2001, with an additional 12 months extended to small businesses. Legislation governing privacy of personal data provided to internet companies is in various stages of passage in other countries around the world and could affect our ability to make our websites available in those countries as future legislation is made effective.

EMPLOYEES

     As of January 14, 2002, we had 948 full-time employees, of whom 29 were senior management; 110 worked in sales, marketing and sales support; 37 worked in finance; 440 worked in warehouse/fulfillment/customer service; and 332 worked in other management and personnel. None of our employees is covered by a collective bargaining agreement. We consider relations with our employees to be good.

LITIGATION

     On or about November 5, 2001, a putative class action complaint was filed in the United States District Court for the Southern District of New York naming us as a defendant along with James K. Johnson, Matthew C. Diamond, BancBoston Robertson Stephens, Volpe Brown Whelan & Company, Dain Rauscher Wessels, and Ladenburg Thalmann & Co., Inc., the underwriters on our initial public offering. The complaint purportedly is filed on behalf of persons who purchased our common stock between May 14, 1999 and December 6, 2000, and alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

     Specifically, the complaint alleges that, in connection with our initial public offering, we and the other defendants failed to disclose "excessive commissions" purportedly solicited by and paid to the underwriter defendants in exchange for allocating shares of our common stock to preferred customers and alleged agreements among the underwriter defendants and preferred customers tying the allocation of our IPO shares to agreements to make additional aftermarket purchases at pre-determined prices. Plaintiffs claim that the failure to disclose these alleged arrangements made our prospectus incorporated in our registration statement for our IPO materially false and misleading. Plaintiffs seek unspecified damages. We believe that the allegations are without merit and intend to defend vigorously against the plaintiffs' claims.

PROPERTIES

     Our principal office is located at 151 West 26th Street, New York, New York 10001, where we lease approximately 20,000 square feet of space. We lease an additional 7,000 square feet in New York City which houses a photo studio. We also lease space in Los Angeles and San Luis Obispo, California; Mt. Vernon, Indiana; Chicago, Illinois; Boston, Massachusetts; and Cranbury, New Jersey.

                                   MANAGEMENT

     Our directors and certain executive officers as of January 28, 2002 were as follows:

                NAME                     AGE                          POSITION
                ----                     ---                          --------
Matthew C. Diamond...................    33     Chairman, Chief Executive Officer, Treasurer and
                                                Director
James K. Johnson, Jr.................    34     President, Chief Operating Officer and Director
Samuel A. Gradess....................    36     Chief Financial Officer, Secretary and Director
Peter M. Graham......................    46     Director
David Yarnell........................    46     Director
Edward Monnier.......................    38     Director
Neil I. Vogel........................    31     Chief Corporate Development Officer
Robert L. Bell.......................    52     Chief Technology Officer

     The following is a brief summary of the background of each of our directors and executive officers identified above:

     MATTHEW C. DIAMOND founded Alloy together with Mr. Johnson in January 1996, and served as our Director of Marketing and Planning until January 1999. He has served as one of our directors since July 1996, was appointed Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. From 1991 to 1994, Mr. Diamond held a variety of financial and operations posts at General Electric Co. Mr. Diamond received his MBA from the Harvard Graduate School of Business in 1996 and his BA in Economics from the University of North Carolina at Chapel Hill in 1991. Mr. Diamond is a director of Genesco, Inc., a publicly traded company.

     JAMES K. JOHNSON, JR. founded Alloy together with Mr. Diamond in January 1996 and has been a director since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. From 1989 to 1996, Mr. Johnson held a variety of financial, operations and business development positions with General Electric Co. Mr. Johnson received his BA in History from Hamilton College in 1989.

     SAMUEL A. GRADESS joined us in July 1996 and has been a director since that time. He was appointed as Secretary and Director of Finance and Administration of Alloy in January 1997 and Chief Financial Officer in January 1999. From 1987 to 1997, Mr. Gradess held various positions at Goldman, Sachs & Co., an investment bank, most recently as Vice President. Mr. Gradess received his BA in Economics from the University of Virginia in 1987.

     PETER M. GRAHAM has served as one of our directors since November 1998. He is a managing director of Ladenburg Thalmann & Co., Inc. From 1994 until 2001, he held various positions with Ladenburg Thalmann Group Inc., including Principal, President and Chief Operating Officer and Vice Chairman of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania. Mr. Graham is a director of Regency Equities Corp., a publicly traded company.

     DAVID YARNELL has served as one of our directors since November 1998. He has been a Managing Member of Brand Equity Partners I, LLC since March 1997. Previously, he was a Vice President of Consumer Venture Partners from June 1993 to March 1997. Mr. Yarnell is a director of Buca, Inc, a publicly traded company. He received his MBA from the Harvard Graduate School of Business in 1982.

     EDWARD MONNIER has served as one of our directors since March 2001. Mr. Monnier has served as a Director of Business Development and Strategy of Liberty Digital, Inc. since October 1999. From July 1997 to October 1999, Mr. Monnier served as a strategy and mergers and acquisitions consultant for LEK Consulting. Prior to that, he was a strategy consultant with Booz, Allen & Hamilton from June 1996 until June 1997. Mr. Monnier received a B.A. in Anthropology and in Philosophy, both from Emory University in 1989 and an MBA from the Wharton School of Business at the University of Pennsylvania in 1996.

     NEIL I. VOGEL joined us in February 1999 and has been Chief Corporate Development Officer since that time. From 1993 to 1999, Mr. Vogel held various positions in the Investment Banking department of Ladenburg Thalmann & Co. Inc., an investment bank, most recently as a Vice President in the Corporate Finance Group. Mr. Vogel received a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania in 1992.

     ROBERT L. BELL joined us in July 2000 as Chief Technology Officer. From 1998 to 2000, Mr. Bell served as Vice President of Business Development at Edifice Information Management Systems. Mr. Bell served as Director of IT for Chubb Computer Services from 1995 to 1998 and as Manager of System Support Services North America for P&O Containers, a steamship company, from 1991 to 1995. Mr. Bell received his B.S. from Denison University in Granville, Ohio and his MS-AP from the Stevens Institute of Technology.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 28, 2002, and as adjusted to reflect the sale of the common stock offered by this prospectus, by:

     - each stockholder known by us to own beneficially more than five percent of our common stock;

     - our Chief Executive Officer and our four other most highly paid executive officers for the fiscal year ending January 31, 2002;

     - each of our directors; and

     - all of our current directors and certain executive officers as a group.

     Beneficial ownership includes shares of common stock subject to options and warrants exercisable within 60 days of January 28, 2002. Shares of common stock subject to outstanding options or warrants are deemed outstanding for computing the percentage of the persons holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership excludes, as of January 28, 2002, 6,014,535 shares of common stock available for issuance under our Restated 1997 Employee, Director and Consultant Stock Plan. The number of shares of common stock outstanding as of January 28, 2002 was 34,907,925 and the number of shares of common stock to be outstanding after the offering will be 38,907,925. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001.

                                       OWNERSHIP BEFORE OFFERING                        OWNERSHIP AFTER OFFERING
                                      ----------------------------                    ----------------------------
                                       NUMBER OF       PERCENT OF                      NUMBER OF       PERCENT OF
                                         SHARES          SHARES        NUMBER OF         SHARES          SHARES
                                      BENEFICIALLY    BENEFICIALLY       SHARES       BENEFICIALLY    BENEFICIALLY
NAME OF BENEFICIAL OWNER                 OWNED           OWNED          OFFERED          OWNED           OWNED
------------------------              ------------    ------------    ------------    ------------    ------------
EXECUTIVE OFFICERS AND DIRECTORS:
Matthew C. Diamond(1)...............    1,283,600         3.67%          200,000       1,083,600          2.78%
James K. Johnson, Jr.(1)............    1,283,600         3.67%          200,000       1,083,600          2.78%
Samuel A. Gradess(1)................    1,283,600         3.67%          200,000       1,083,600          2.78%
Neil I. Vogel(2)....................      112,800            *                --         112,800             *
Robert L. Bell(3)...................        5,000            *                --           5,000             *
Peter M. Graham(4)..................       77,237            *                --          77,237             *
David Yarnell(5)....................       55,079            *                --          55,079             *
Edward Monnier(6)...................    2,922,694         8.37%               --       2,922,694          7.51%
FIVE PERCENT STOCKHOLDERS:
LDIG Aloy, Inc.(7)..................    2,922,694         8.37%               --       2,922,694          7.51%
  c/o Liberty Digital, Inc.
  1100 Glendon Avenue, Suite 2000
  Los Angeles, CA 90024
RS Investment Management Co.
  LLC(8)............................    2,902,650         8.32%               --       2,902,650          7.46%
c/o G. Randall Hecht
388 Market Street Suite 1700
San Francisco, CA 90411
Fletcher International, Ltd.(9).....    2,256,154         6.30%               --       2,256,154          5.67%
  c/o A.S.&K. Services, Ltd.
  Cedar House
  41 Cedar Avenue
  Hamilton HM EX
  Bermuda
MarketSource Corporation(10)........    1,839,520         5.27%               --       1,839,520          4.73%
  10 Abeel Road
  Cranbury, NJ 08512

---------------
  *  Less than 1%

 (1) Includes 30,000 shares subject to currently exercisable options. This selling stockholder has granted the underwriters the option to purchase up to 200,000 additional shares of common stock to cover over-allotments, if any. The "Ownership After Offering" columns in the above table set forth the beneficial ownership of common stock as of January 28, 2002, as adjusted to reflect the assumed sale in full of such additional shares to the underwriters, pursuant to an over-allotment option, but excludes underlying options for 220,000 shares that are not exercisable within 60 days of January 28, 2002.

 (2) Includes 28,200 shares subject to currently exercisable options and 84,600 shares subject to options exercisable within 60 days of January 28, 2002.

 (3) Includes 5,000 shares subject to options exercisable within 60 days of January 28, 2002.

 (4) Consists of (i) 40,000 shares subject to currently exercisable options;
     (ii) 2,500 shares subject to options exercisable within 60 days of January 28, 2002; (iii) 30 shares of Series B convertible preferred stock held by Peter M. Graham Money Purchase Plan & Trust and convertible into 26,431 shares as of January 28, 2002; and (iv) 8,306 shares subject to a currently exercisable warrant held by Peter M. Graham Money Purchase Plan & Trust. Mr. Graham is a trustee of the Peter M. Graham Money Purchase Plan & Trust and has voting and investment power over its shares. However, Mr. Graham has no pecuniary interest in the shares held in the trust and therefore expressly disclaims beneficial ownership of these shares.

 (5) Consists of (i) 920 shares directly owned; (ii) 25,000 shares subject to currently exercisable options; (iii) 2,500 shares subject to options exercisable within 60 days of January 28, 2002; and (iv) 26,659 shares owned by Brand Equity Ventures I, LP. Mr. Yarnell is a Managing Member of Brand Equity Partners I, LLC, the General Partner of Brand Equity Ventures I, LP. Brand Equity Partners I, LLC has sole voting and investment power with respect to these shares. Mr. Yarnell expressly disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address for Brand Equity Partners I, LLC and Brand Equity Ventures I, LP is One Stamford Plaza, 263 Tresser Boulevard, 6th Floor, Stamford, Connecticut 06901.

 (6) Consists of 2,922,694 shares owned by LDIG ALOY, Inc., a wholly owned subsidiary of Liberty Digital, Inc. Liberty Digital, Inc., in turn, is a subsidiary of Liberty Media Corporation. Mr. Monnier is the Director, Business Development and Strategy of Liberty Digital, Inc. Mr. Monnier expressly disclaims beneficial ownership of these shares. The address for LDIG ALOY, Inc. is 1100 Glendon Avenue, Suite 2000, Los Angeles, California 90024.

 (7) Liberty Media Corporation, the ultimate parent of LDIG ALOY, Inc., has sole voting and investment power with respect to these shares.

 (8) Includes 1,800,250 shares held by RS Investment Management L.P. We are relying solely on the disclosure on Schedule 13G filed with the Securities and Exchange Commission in December 2001.

 (9) Includes 888,788 shares subject to a currently exercisable warrant; does not include approximately 30,000 additional shares for which the warrant will be exercisable due to an adjustment resulting from the consummation of this offering.

(10) Includes 283,286 shares held in escrow related to our acquisition of 360 Youth.

                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF COMMON STOCK

     The description of our capital stock and certain provisions of our restated certificate of incorporation, as amended, and our restated bylaws is a summary and is qualified in its entirety by the provisions of our restated certificate of incorporation, as amended and our restated bylaws.

     We are authorized to issue 50,000,000 shares of common stock, $0.01 par value per share. As of January 28, 2002, there were approximately 34,907,925 shares of common stock outstanding.

     Each share of our common stock is entitled to one vote on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The provisions of Delaware law and of our restated certificate of incorporation, as amended, and restated by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

     Delaware Statutory Business Combinations Provision. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Classified Board of Directors. Our board of directors is divided into three classes. Each year our stockholders elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors serve until the election and qualification of their respective successors or their earlier resignation or removal. Only the board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. Only the board of directors (or its remaining members, even if less than a quorum) is empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings would be necessary for stockholders to effect a change in a majority of the members of the board of directors.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder's notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date for proxy materials relating previous year's annual meeting or, if the date of the annual meeting is held more than 30 days before or 60 days after the date of the previous year's annual meeting, such notice must be delivered before the later of 90 days prior to the date of the annual meeting and 10 days after the date of the meeting is announced publicly. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in our restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

     Special Meetings of Stockholders. Special meetings of the stockholders may be called only by the entire board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

     No Stockholder Action by Written Consent. Our restated certificate of incorporation, as amended, does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

     Super-Majority Stockholder Vote Required to Amend our By-laws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation, as amended, requires a 70% vote for any amendment to, or repeal of, our restated by-laws by the stockholders. Our restated by-laws may be amended or repealed by a simple majority vote of the board of directors.

DESCRIPTION OF PREFERRED STOCK

     We are authorized to issue, without stockholder approval, up to 10,000,000 shares of preferred stock, $0.01 par value per share, having rights senior to those of our common stock. As of January 28, 2002, we had authorized the issuance of 3,000 shares of Series B convertible preferred stock, of which 1,765 shares were outstanding and 1,850,000 shares of Series A convertible preferred stock, none of which were outstanding. Each share of Series B preferred stock has an initial stated value and liquidation preference of $10,000, which accrues interest on a daily basis at a rate of 5.5% per year, compounded quarterly. Except as required by the Delaware General Corporate Law, the holders of the Series B preferred stock are not entitled to any vote on matters on which the common stockholders vote. Each share may be converted into shares of our common stock at anytime by its holder. In addition, we may force a conversion into shares of common stock of some or all of the shares of Series B preferred stock at any time after June 21, 2002 if the closing bid price for our common stock for the 20 trading days prior to the date we elect to force such conversion is at least $20.475 and we satisfy certain other conditions. The number of shares of common stock we will be required to issue on any such conversion is equal to the then stated value divided by the conversion price. The conversion price initially is $11.70, and is subject to adjustment if we split our common stock into a greater number of shares, combine our stock into a lesser amount of shares or if we agree to sell more than 50% of our outstanding shares, any person announces a tender offer for more than 50% of our outstanding shares or we agree to sell all or substantially all of our assets. In addition, if we issue additional shares of common stock on or before December 15, 2002 for less than $11.70 per share, the conversion price will be reduced to the price at which we issued such shares. If we issue such shares after December 15, 2002 at a price below $11.70 per share, the conversion price will be reduced to reflect the weighted-average of the dilution caused by such issuance. The holders of the Series B preferred stock may require that we redeem their shares for cash if our stock is delisted from trading on The Nasdaq National Market or certain other negative events occur. In addition, we must redeem any outstanding shares of preferred stock on the stated maturity date, June 15, 2005, by converting such shares into shares of common stock or for cash.

     Our board of directors is authorized to issue additional shares of preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

     - dividend rights;

     - conversion rights;

     - voting rights;

     - redemption rights and terms of redemption; and

     - liquidation preferences.

     Our board may fix the number of shares constituting any series and the designations of these series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designation relating to each series.

     Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Of the shares of our common stock we have registered for resale on behalf of selling stockholders, up to 11,443,593 shares currently remain eligible for resale. In addition, in connection with our private placement in January 2002, we agreed to file a registration statement by February 25, 2002 in respect of the resale of 2,345,033 shares of common stock, and to use our best efforts to have that registration statement become effective by April 25, 2002. Upon the effectiveness of that registration statement, 2,256,154 of the shares will be eligible for immediate resale, without giving effect to any adjustments resulting from the consummation of this offering (such adjustment is expected to be approximately 30,000 shares), subject to a lockup agreement entered into in connection with this offering. The following sets forth certain details regarding these registrations and shares based on information available to us as of January 17, 2002:

PRIVATE PLACEMENTS AND STRATEGIC INVESTMENTS:

                                                               REMAINING SHARES
ISSUANCE                                                      ELIGIBLE FOR RESALE
--------                                                      -------------------
Preferred Stock and Related Warrants........................       2,532,808(1)
Common Stock................................................       4,754,394(2)

ACQUISITIONS:

                                                               REMAINING SHARES
ACQUIRED COMPANY                                              ELIGIBLE FOR RESALE
----------------                                              -------------------
Acquisitions Completed Prior to August 2000.................          63,252
Triple Dot/Y Access.........................................         181,477
Strength Magazine...........................................          99,099(3)
Private Colleges & Universities.............................         197,153
CASS Communications.........................................       1,163,516(4)
Dan's Comp..................................................         407,407(5)
Target Marketing............................................         204,967(6)
360 Youth...................................................       1,839,520(7)

---------------
(1) Excludes 844,871 shares registered to satisfy our obligation to register shares equal to 150% of the shares initially issuable on conversion of our Series B preferred stock and 125% of the shares initially issuable on exercise of the related warrants.

(2) Of the 4,754,394 shares, 2,922,694 of the shares are held by LDIG ALOY, Inc. and are subject to a lockup agreement entered into in connection with this offering. See "Underwriting" on p. 45 of this prospectus.

(3) Pursuant to a lockup agreement with the seller, these shares may not be sold until February 21, 2002.

(4) Pursuant to lockup and escrow agreements with the seller, 404,132 of the shares are being held in escrow or otherwise may not be sold until July 9, 2002.

(5) Pursuant to lockup and escrow agreements with the seller, 370,370 of the shares are being held in escrow and may not be sold until September 29, 2002, and 18,518 of the shares may not be sold until March 1, 2002.

(6) Excludes 683,223 shares registered to cover possible issuance of common stock in connection with earnouts. Pursuant to lockup agreements with the sellers, 87,071 of the shares currently eligible for resale may not be sold until April 30, 2002, at the earliest.

(7) Includes 283,286 shares that are being held in escrow and which may not be sold until November 26, 2002. In addition, pursuant to a lockup agreement with the seller, no more than 200,000 of the shares may be sold during each of the three monthly periods beginning February 1, 2002, and no more than 204,391 of the shares may be sold during each monthly period thereafter. Excludes 110,000 shares subject to warrants not exercisable until November 26, 2002, at the earliest.

                                  UNDERWRITING

     Under the terms of an underwriting agreement, which has been filed as an exhibit to the registration statement relating to this prospectus, each of Lehman Brothers Inc., Robertson Stephens, Inc., CIBC World Markets Corp., RBC Dain Rauscher Inc. and WR Hambrecht + Co, have severally agreed to purchase from us the respective number of shares of common stock opposite their names below:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Lehman Brothers Inc. .......................................  1,720,000
Robertson Stephens, Inc.....................................  1,200,000
CIBC World Markets Corp. ...................................    400,000
RBC Dain Rauscher Inc. .....................................    400,000
WR Hambrecht + Co ..........................................    280,000
                                                              ---------
          Total.............................................  4,000,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased, other than those covered by the over-allotment option described below.

     Three of our stockholders, Matthew C. Diamond, James K. Johnson, Jr. and Samuel A. Gradess, have granted the underwriters a 30-day option after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 600,000 shares at the public offering price less underwriting discounts and commissions. The option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table. Other of our stockholders, including LDIG ALOY, Inc. and Fletcher International, Ltd. have entered into lock-up or other restrictions on sales of their shares as described under "Shares Eligible for Future Sales."

     The underwriters have advised us that they propose to offer shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, who may include the underwriters, at such offering price less a selling concession not in excess of $0.50 per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $0.10 per share to other dealers. After the initial offering of shares, the underwriters may change the public offering price and other offering terms.

     The following table summarizes the per share and total public offering price, underwriting discount and commissions to be paid by us to the underwriters, the proceeds before expenses to us, and if the underwriters each exercise in full the overallotment option, the proceeds before expenses to the selling stockholders. The underwriting fee is the difference between the price to the public and the amount the underwriters pay us for the shares.

                                                                WITHOUT         WITH
                                                 PER SHARE      OPTION         OPTION
                                                 ---------    -----------    -----------
Public offering price..........................   $15.21      $60,840,000    $69,966,000
Underwriting discount and commissions..........     0.84        3,360,000      3,864,000
Proceeds, before expenses, to us...............    14.37       57,480,000     57,480,000
Proceeds, before expenses, to selling
  stockholders.................................    14.37               --      8,622,000

     The expenses of the offering that are payable by us are estimated to be $366,110.

     Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of the prospectus.

     Our common stock trades on The Nasdaq National Market under the symbol "ALOY."

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market;

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering; and

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must the be lowered when specified purchase limits are exceeded.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     One or more of the underwriters and/or selling group members participating in this offering or their affiliates may make the prospectus available, in electronic format, on internet sites or through other online services maintained by them. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Those prospective investors consist of customers of the respective underwriters or selling group members. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any allocation for online distributions will be made by underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

     Neither we, the selling stockholders, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders, nor any of the underwriters make representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

     We and our directors, officers, key employees, our selling shareholders and other of our shareholders have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 90 days from the date of this prospectus without the prior written consent of Lehman Brothers, except that we may issue and grant options to purchase, shares of common stock under our option plans. Fletcher International, Ltd. and LDIG ALOY, Inc., who collectively owned 13.18% of our outstanding shares of common stock as of January 28, 2002, as adjusted to give effect to the offering, and who have entered into these lock-up agreements, shall each be permitted beginning 30 days after the delivery date of the shares, to sell their common stock if the sale price of such common stock is in excess of 120% of $15.22, the closing price of our common stock on February 20, 2002.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

     This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus supplement or prospectus and an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

     Lehman Brothers Inc. and Robertson Stephens, Inc. and each of their affiliates have performed and expects to continue to perform financial advisory investment banking services for us for which they have received and will receive customary compensation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Certain attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., beneficially own an aggregate of 2,800 shares of our common stock. Weil, Gotshal & Manges LLP will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

     The financial statements of us and our subsidiaries as of January 31, 2001, 2000 and 1999, and for the three years in the period ended January 31, 2001, appearing in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our Common stock is listed and traded on The Nasdaq National Market under the symbol "ALOY."

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of all securities to which this prospectus relates:

     - Annual Report on Form 10-K for the fiscal year ended January 31, 2001, filed on May 1, 2001 and amended on October 10, 2001;

     - Annual Report on Form 10-K/A for the fiscal year ended January 31, 2001 filed on October 10, 2001;

     - Definitive Proxy Statement, filed on May 31, 2001;

     - Preliminary Proxy Statement, filed on January 29, 2002;

     - Definitive Proxy Statement, filed on February 12, 2002;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2001, filed on June 14, 2001;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2001, filed on September 14, 2001;

     - Quarterly Report on Form 10-Q/A for the fiscal quarter ended April 30, 2001, filed on October 18, 2001;

     - Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31, 2001, filed on October 18, 2001;

     - Quarterly Report on Form 10-Q/A for the fiscal quarter ended July 31, 2001, filed on October 24, 2001;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2001, filed on December 17, 2001;

     - Current Report on Form 8-K/A, filed on May 14, 2001;

     - Current Report on Form 8-K, filed on June 21, 2001;

     - Current Report on Form 8-K, filed on July 10, 2001;

     - Current Report on Form 8-K, filed on August 13, 2001;

     - Current Report on Form 8-K, filed on August 14, 2001;

     - Current Report on Form 8-K/A, filed on September 14, 2001;

     - Current Report on Form 8-K/A, filed on October 10, 2001;

     - Current Report on Form 8-K, filed on October 15, 2001;

     - Current Report on Form 8-K/A, filed on October 18, 2001;

     - Current Report on Form 8-K, filed on November 6, 2001;

     - Current Report on Form 8-K, filed on November 13, 2001;

     - Current Report on Form 8-K/A, filed on December 11, 2001;

     - Current Report on Form 8-K, filed on December 11, 2001;

     - Current Report on Form 8-K/A, filed on January 25, 2002;

     - Current Report on Form 8-K, filed on January 29, 2002;

     - Current Report on Form 8-K, filed on January 29, 2002; and

     - Current Report on Form 8-K/A, filed on February 1, 2002.

You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:

                                  Alloy, Inc.
                        151 West 26th Street, 11th Floor
                               New York, NY 10001
                                 (212) 244-4307
                          Attention: Samuel A. Gradess

                      [This page intentionally left blank]

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
Report of Independent Public Accountants....................    F-2
AUDITED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of January 31, 2000 and
  2001......................................................    F-3
Consolidated Statements of Operations and Comprehensive Loss
  for the Years Ended January 31, 1999, 2000 and 2001.......    F-4
Consolidated Statements of Changes in Stockholders'
  (Deficit) Equity and Accumulated Other Comprehensive
  (Loss) Income for the Years Ended January 31, 1999, 2000
  and 2001..................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended
  January 31, 1999, 2000 and 2001...........................    F-6
Notes to Consolidated Financial Statements..................    F-7
INTERIM FINANCIAL STATEMENTS:
Consolidated Condensed Balance Sheets, October 31, 2001
  (unaudited) and January 31, 2001 (audited)................   F-23
Consolidated Condensed Statements of Operations, Three
  Months Ended October 31, 2001 (unaudited) and October 31,
  2000 (unaudited)..........................................   F-24
Consolidated Condensed Statements of Comprehensive Loss,
  Three Months Ended October 31, 2001 (unaudited) and
  October 31, 2000 (unaudited)..............................   F-25
Consolidated Condensed Statements of Operations, Nine Months
  Ended October 31, 2001 (unaudited) and October 31, 2000
  (unaudited)...............................................   F-26
Consolidated Condensed Statements of Comprehensive Loss,
  Nine Months Ended October 31, 2001 (unaudited) and October
  31, 2000 (unaudited)......................................   F-27
Consolidated Condensed Statements of Cash Flows, Nine Months
  Ended October 31, 2001 (unaudited) and October 31, 2000
  (unaudited)...............................................   F-28
Consolidated Condensed Statement of Changes in Stockholders'
  Equity, Nine Months Ended October 31, 2001 (unaudited)....   F-29
Notes to Consolidated Condensed Financial Statements
  (unaudited)...............................................   F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Alloy, Inc.:

     We have audited the accompanying consolidated balance sheets of Alloy, Inc. (a Delaware corporation) and subsidiaries as of January 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive loss, statements of changes in stockholders' equity and accumulated other comprehensive (loss) income and cash flows for each of the three years in the period ended January 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alloy, Inc. and subsidiaries as of January 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2001 in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                /s/ ARTHUR ANDERSEN LLP

New York, New York
March 9, 2001 (except with respect to the matters discussed in Note 15, as to which the date is April 12, 2001)

                                  ALLOY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    JANUARY 31,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $ 12,702     $  9,338
Marketable securities.......................................     20,971       16,064
Accounts receivable.........................................      2,693        3,416
Inventories.................................................      3,981       13,200
Prepaid catalog costs.......................................      1,011        1,330
Other current assets........................................      1,281          575
                                                               --------     --------
          Total current assets..............................     42,639       43,923
Property and equipment, net.................................      2,187        5,841
Goodwill, net...............................................     12,349       55,963
Other assets................................................        493        1,181
                                                               --------     --------
          Total assets......................................   $ 57,668     $106,908
                                                               ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................   $  7,297     $  9,860
Accrued expenses and other current liabilities..............      5,163        8,663
                                                               --------     --------
          Total current liabilities.........................     12,460       18,523
Long-term liabilities.......................................         --          103
Commitments and Contingencies (Note 12)
STOCKHOLDERS' EQUITY:
Preferred stock; $.01 par value; 5,000,000 shares
  authorized; no shares issued or outstanding...............         --           --
Common stock; $.01 par value; 50,000,000 shares authorized;
  14,686,437 and 21,245,958 shares issued and outstanding,
  respectively..............................................        147          212
Additional paid-in capital..................................     68,948      140,864
Accumulated deficit.........................................    (23,216)     (52,905)
Deferred compensation.......................................       (593)        (728)
Accumulated other comprehensive (loss) income...............        (78)         839
                                                               --------     --------
          Total stockholders' equity........................     45,208       88,282
                                                               --------     --------
          Total liabilities and stockholders' equity........   $ 57,668     $106,908
                                                               ========     ========

   The accompanying Notes are an integral part of these consolidated balance sheets.

                                  ALLOY, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                           FOR THE YEARS ENDED JANUARY 31,
                                                       ----------------------------------------
                                                          1999          2000           2001
                                                       ----------    -----------    -----------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND
                                                                   PER SHARE DATA)
REVENUES:
Net merchandise revenues.............................  $   11,243    $    30,952    $    76,736
Sponsorship and other revenues.......................         125          2,912         14,452
                                                       ----------    -----------    -----------
          Total revenues.............................      11,368         33,864         91,188
Cost of goods sold...................................       5,486         13,765         37,757
                                                       ----------    -----------    -----------
          Gross profit...............................       5,882         20,099         53,431
                                                       ----------    -----------    -----------
OPERATING EXPENSES:
Selling and marketing................................      10,324         30,520         60,814
General and administrative...........................       1,683          5,423         10,659
Goodwill amortization................................          --            332          8,573
                                                       ----------    -----------    -----------
          Total operating expenses...................      12,007         36,275         80,046
                                                       ----------    -----------    -----------
Loss from operations.................................      (6,125)       (16,176)       (26,615)
OTHER INCOME (EXPENSE):
Interest income......................................         125          1,695          1,138
Interest expense.....................................        (364)          (153)           (19)
Realized loss on marketable securities and
  investments........................................          --             --         (4,193)
                                                       ----------    -----------    -----------
          Net loss before extraordinary item.........      (6,364)       (14,634)       (29,689)
Charge for early retirement of debt (Note 13)........          --           (235)            --
                                                       ----------    -----------    -----------
          Net loss...................................      (6,364)       (14,869)       (29,689)
Net unrealized (loss) gain on available-for-sale
  marketable securities..............................          --            (78)           917
                                                       ----------    -----------    -----------
          Comprehensive loss.........................  $   (6,364)   $   (14,947)   $   (28,772)
                                                       ==========    ===========    ===========
NET LOSS PER COMMON SHARE (NOTE 11):
BASIC AND DILUTED:
Net loss per common share before extraordinary
  item...............................................  $    (0.75)   $     (1.15)   $     (1.61)
Extraordinary loss on early retirement of debt.......          --          (0.02)            --
                                                       ----------    -----------    -----------
          Net loss per common share..................  $    (0.75)   $     (1.17)   $     (1.61)
                                                       ==========    ===========    ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted....................................   8,479,727     12,718,318     18,460,042
                                                       ==========    ===========    ===========

 The accompanying Notes are an integral part of these consolidated statements.

                                  ALLOY, INC.

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY AND
                 ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

                                                                                                        ACCUMULATED
                                                                                                           OTHER
                                     COMMON STOCK                                                      COMPREHENSIVE
                                  -------------------     ADDITIONAL      ACCUMULATED     DEFERRED        (LOSS)
                                    SHARES     AMOUNT   PAID-IN CAPITAL     DEFICIT     COMPENSATION      INCOME        TOTAL
                                  ----------   ------   ---------------   -----------   ------------   -------------   --------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
BALANCE, JANUARY 31, 1998.......   7,768,167    $ 78       $  4,384        $ (1,983)       $  --           $ --        $  2,479
Issuance of shares in connection
  with anti-dilution protection
  included in private
  placement.....................     711,560       7             (7)             --           --             --              --
Issuance of warrants to purchase
  common stock..................          --      --            213              --           --             --             213
Issuance of stock options to
  consultants and employees.....          --      --            858              --         (230)            --             628
Amortization of deferred
  compensation..................          --      --             --              --            5             --               5
Accretion of preferred stock
  issuance costs................          --      --             (7)             --           --             --              (7)
Net loss........................          --      --             --          (6,364)          --             --          (6,364)
                                  ----------    ----       --------        --------        -----           ----        --------
BALANCE, JANUARY 31, 1999.......   8,479,727      85          5,441          (8,347)        (225)            --          (3,046)
Proceeds from issuance of common
  stock in connection with an
  initial public offering, net
  of issuance costs.............   3,700,000      37         50,112              --           --             --          50,149
Issuance of common stock in
  connection with acquisitions
  (Note 3)......................     415,794       4          7,679              --           --             --           7,683
Conversion of Series A
  Convertible Redeemable
  Preferred Stock...............   1,678,286      17          4,829              --           --             --           4,846
Issuance of stock options to
  employees and consultants.....          --      --            857              --         (857)            --              --
Amortization of deferred
  compensation..................          --      --             --              --          489             --             489
Issuance of common stock
  pursuant to the exercise of
  options and warrants and the
  employee stock purchase
  plan..........................     412,630       4             43              --           --             --              47
Accretion of preferred stock
  issuance costs................          --      --            (13)             --           --             --             (13)
Net loss........................          --      --             --         (14,869)          --             --         (14,869)
Unrealized loss on
  available-for-sale marketable
  securities....................          --      --             --              --           --            (78)            (78)
                                  ----------    ----       --------        --------        -----           ----        --------
BALANCE, JANUARY 31, 2000.......  14,686,437     147         68,948         (23,216)        (593)           (78)         45,208
Issuance of common stock in
  connection with acquisitions
  and exchange transaction
  (Notes 3
  and 4)........................   6,533,321      65         71,299              --           --             --          71,364
Issuance of stock options to
  consultants...................          --      --            577              --         (577)            --              --
Amortization of deferred
  compensation..................          --      --             --              --          442             --             442
Issuance of common stock
  pursuant to the exercise of
  options and warrants and the
  employee stock purchase
  plan..........................      26,200      --             40              --           --             --              40
Net loss........................          --      --             --         (29,689)          --             --         (29,689)
Net unrealized gain on
  available-for-sale marketable
  securities....................          --      --             --              --           --            917             917
                                  ----------    ----       --------        --------        -----           ----        --------
BALANCE, JANUARY 31, 2001.......  21,245,958    $212       $140,864        $(52,905)       $(728)          $839        $ 88,282
                                  ==========    ====       ========        ========        =====           ====        ========

 The accompanying Notes are an integral part of these consolidated statements.

                                  ALLOY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED JANUARY 31,
                                                              -------------------------------
                                                               1999        2000        2001
                                                              -------    --------    --------
                                                               (AMOUNTS IN THOUSANDS, EXCEPT
                                                                        SHARE DATA)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(6,364)   $(14,869)   $(29,689)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      107         632       9,861
  Realized loss on marketable securities and investments....       --          --       4,193
  Loss on early retirement of debt..........................       --         235          --
  Compensation charge for issuance of options and common
     stock..................................................      441         489         442
  Accrued interest on promissory notes......................      278          --          --
  Changes in operating assets and liabilities, net of
     businesses acquired:
  Accounts receivable.......................................     (146)     (1,853)       (393)
  Inventories...............................................     (298)     (3,165)     (2,872)
  Prepaid catalog costs.....................................     (202)       (585)       (160)
  Other assets..............................................     (151)     (1,276)        369
  Accounts payable and accrued expenses.....................    1,064       8,306         668
                                                              -------    --------    --------
          Net cash used in operating activities.............   (5,271)    (12,086)    (17,581)
                                                              -------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities.........................       --     (20,908)    (25,261)
  Proceeds from sale of marketable securities...............       --          --      47,421
  Acquisitions of businesses, net of cash acquired..........       --      (3,949)    (12,884)
  Purchase of minority investment...........................       --          --      (1,000)
  Purchase of mailing lists and domain name.................       (4)       (250)         --
  Capital expenditures......................................      (10)     (1,901)     (2,969)
                                                              -------    --------    --------
          Net cash (used in) provided by investing
            activities......................................      (14)    (27,008)      5,307
                                                              -------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of common stock....................       --      50,149       9,218
  Net proceeds from issuance of promissory notes............    3,657          --          --
  Net proceeds from issuance of preferred stock.............    2,329       2,497          --
  Proceeds from exercise of options and warrants to purchase
     common stock...........................................       --          47          11
  Payments of principal on promissory notes.................       --      (3,810)         --
  Payments of capitalized lease obligation..................      (38)        (70)       (319)
                                                              -------    --------    --------
          Net cash provided by financing activities.........    5,948      48,813       8,910
                                                              -------    --------    --------
  Net increase (decrease) in cash and cash equivalents......      663       9,719      (3,364)
  Cash and cash equivalents, beginning of year..............    2,321       2,983      12,702
                                                              -------    --------    --------
          Cash and cash equivalents, end of year............  $ 2,984    $ 12,702    $  9,338
                                                              =======    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  CASH PAID DURING THE YEAR FOR:
  Interest..................................................  $    --    $    402    $     16
                                                              =======    ========    ========
  Income taxes..............................................  $    --    $      2    $     --
                                                              =======    ========    ========
NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock in connection with acquisitions
     (Note 3)...............................................  $    --    $  7,683    $ 42,600
                                                              =======    ========    ========
  Issuance of common stock in connection with exchange
     transaction (Note 4)...................................  $    --    $     --    $ 19,530
                                                              =======    ========    ========
  Marketable securities received in connection with exchange
     transaction (Note 4)...................................  $    --    $     --    $ 19,530
                                                              =======    ========    ========
  Conversion of preferred stock into common stock...........  $    --    $  4,846    $     --
                                                              =======    ========    ========

 The accompanying Notes are an integral part of these consolidated statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BUSINESS

     Alloy, Inc. ("Alloy" or the "Company") was incorporated in Delaware in January 1996, and launched its Internet web site (www.alloy.com) in August 1996. Alloy is a multi-channel media company and direct marketer providing community, content and commerce to the Generation Y marketplace (boys and girls between the ages of 10 and 24). Alloy's convergent media model employs an array of integrated online and offline media and marketing assets to reach the Generation Y market. Alloy's web site, www.alloy.com, is a destination where Generation Y boys and girls can interact, share information, explore relevant content, and shop. The Company's action sports web site, www.ccs.com, offers a complete line of action sports (skateboarding, snowboarding and surfing) inspired clothing, shoes and hard goods from leading industry brands. Each of Alloy's web sites is complemented by a significant direct mail catalog. Alloy has also acquired a developer of books targeted at Generation Y boys and girls, two companies that provide Generation Y marketing services and market research, and an action sports magazine. The Company leverages its media assets and contact points with Generation Y boys and girls to drive sales of teen-focused apparel, accessories and action sports equipment, and sell comprehensive marketing and advertising services packages to companies seeking to reach the Generation Y audience.

     Alloy's revenues consist primarily of merchandise sales from its catalogs and Web sites, as well as sponsorship revenues generated from third party advertising on its Web sites and in its print catalogs. Alloy currently has two operating segments: direct marketing and content. The direct marketing segment is comprised of the Company's catalog and web site operations, including its sponsorship activities, which are an integral part of the Company's direct marketing strategy. The content segment is currently comprised primarily of the Company's book development and publishing activities, as well as various media extensions and sales of book content. To date, revenues of the content segment have not been significant. All reportable segment data pursuant to Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures About Segments of an Enterprise" has been provided in Note 14.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Fiscal Year

     Alloy's fiscal year ends on January 31. All references herein to a particular fiscal year refer to the year ended January 31, following the particular year (i.e., "fiscal 2000" refers to the fiscal year ending, January 31, 2001).

  Principles of Consolidation

     The consolidated financial statements include the accounts of Alloy and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Revenue Recognition

     Merchandise revenues are recognized at the time the products are shipped to customers net of an allowance for sales returns, which is determined in accordance with Alloy's return policy and based on historical experience and forecasted trends. Alloy is subject to seasonal fluctuations in its merchandise sales and results of operations. Alloy expects its net sales and operating results generally to be lower in the first half of each fiscal year, as compared to the second half of each fiscal year.

     In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus with respect to Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue discussion was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers is revenue. The Company adopted the provisions of this pronouncement in the third quarter of fiscal 2000, and has presented its consolidated statements of operations in accordance with this issue. Furthermore, the Company has reclassified its consolidated statements of operations for the years ended January 31, 1999 and 2000 to conform with this consensus as the Company previously netted shipping and handling revenues with the related costs and included the residual amount as selling and marketing expenses. The impact of this reclassification resulted in an increase of net merchandise revenues of $1,158 and $2,698 for the years ended January 31, 1999 and 2000, respectively, offset by an equivalent increase in selling and marketing expenses for these periods. Furthermore, EITF Issue No. 00-10 requires that if shipping costs or handling costs are significant and are not included in cost of sales, these costs and the line items which include them on the consolidated statements of operations should be disclosed. Alloy includes these costs in selling and marketing expenses in its consolidated statements of operations. These costs were $1,160, $3,939 and $7,699 for the years ended January 31, 1999, 2000 and 2001, respectively.

     Sponsorship revenues consist primarily of advertising provided for third parties in the Company's online properties. The Company also provides printed advertisements in its catalogs. Revenue under these arrangements is recognized as the contracted advertising is delivered pursuant to the terms of each arrangement, and when any other obligations of the Company are performed, provided that collectibility is deemed probable, as determined by the Company. Delivery of advertising is completed either in the form of the display of an "impression" for advertising on the Company's Web sites, or over the economic life of a print catalog (see "Catalog Costs") for printed advertisements. Associated advertising costs are recognized as incurred, and any direct-response advertising costs are recorded over the economic life of each catalog offering, in accordance with the American Institute of Certified Public Accountants Statement of Position 93-7, "Reporting on Advertising Costs."

     Other revenues consist of book development/publishing revenue and other service contracts related to certain of the businesses acquired since 1999. The revenues and related expenses earned and incurred in connection with publishing activities are recognized upon publication of such property. Any amounts received prior to publication are treated as advances, and classified as a current liability. Costs paid prior to publication are deferred and classified as other current assets in the consolidated balance sheets. Contract revenues are recognized upon the delivery of the services and when no significant Company performance obligation remains.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, Alloy considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Alloy maintains cash balances in excess of federally insured amounts with commercial banks.

  Marketable Securities

     The Company accounts for investments in marketable securities in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, marketable securities are classified as available-for-sale and are reported at fair value, with changes in fair value recognized as a component of stockholders' equity within accumulated other comprehensive (loss) income. Gains and losses on the disposition of securities are recognized on the specific identification method in the period in which they occur.

  Credit Risk

     Alloy performs credit card authorizations and check verifications of its customers prior to shipment of merchandise. Credit risk is limited due to the collection of payments in advance or at time of shipment and Alloy's large number of diversified customers. Alloy performs periodic credit evaluations of its other accounts receivable (sponsorship, book development and other contracts). Credit losses have historically been consistent with management's expectations. The consolidated allowance for doubtful accounts was $172 and $1,456 at January 31, 2000 and 2001, respectively.

  Fair Value of Financial Instruments

     The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and obligations under capital leases approximate fair value due to the short maturities of these instruments. Marketable securities, including derivative financial instruments, are carried at their fair values in the accompanying consolidated balance sheets. Alloy calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. When the fair value approximates book value, no additional disclosure is made. Alloy uses quoted market prices whenever available to calculate these fair values. When quoted market prices are not available, Alloy uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows.

  Inventories

     Inventories, which consist of finished goods, are stated at the approximate of lower of cost (first-in, first-out) or market value.

  Catalog Costs

     Catalog costs consists of catalog production and mailing costs. Catalog costs are capitalized and charged to expense over the expected future revenue stream, which is principally three to four months from the date the catalogs are mailed. Deferred catalog costs as of January 31, 2000 and 2001 were approximately $1,011 and $1,331, respectively. Catalog costs expensed for the years ended January 31, 1999, 2000 and 2001 were approximately $4,836, $11,560 and $20,700, respectively, and are included within selling and marketing expenses in the accompanying consolidated statements of operations.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment under capitalized leases.................  Life of the lease
Leasehold improvements......................................  Life of the lease
Computer software and equipment.............................  3 to 5 years
Machinery and equipment.....................................  5 to 7 years
Office furniture and fixtures...............................  5 to 10 years

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired (Note 3). Total goodwill of $12,349 and $55,963 as of January 31, 2000 and 2001, respectively, is stated net of accumulated amortization of $332 and $8,904 as of January 31, 2000 and 2001, respectively. Goodwill is being amortized on a straight-line basis over lives ranging from three to five years.

  Intangible Assets

     Alloy's intangible assets are included within the Other Assets section of the balance sheet. Alloy's purchased intangible assets consist of its domain name and mailing lists, which are being amortized on a straight-line basis over periods of three to five years.

  Long-Lived Assets

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," Alloy periodically reviews long-lived assets and identifiable intangibles, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset as measured by the future net cash flows (on an undiscounted basis) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized would be measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment adjustments were recorded during the three years ended January 31, 2001.

  Stock Based Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," allows companies to account for stock-based compensation in accordance with the provisions of SFAS No. 123 or the provisions of Accounting Principles Bulletin No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. Alloy has elected to account for its stock-based compensation to employees in accordance with the provisions of APB 25 and has provided the disclosures required under SFAS No. 123 in Note 9. Stock-based compensation to non-employees is accounted for pursuant to SFAS No. 123.

  Income Taxes

     Alloy accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Net Loss Per Share

     Basic and diluted net loss per share are computed and presented in accordance with SFAS No. 128, "Earnings per Share." Basic net loss per share was determined by dividing net loss by the weighted-average number of common shares outstanding during each period. Contingently issuable shares are excluded from the calculation of basic net loss per share until the contingency related to the shares is resolved. Diluted net loss per share of the Company excludes the impact of certain potentially dilutive securities because inclusion of these instruments would be anti-dilutive, as a result of the net loss incurred. A reconciliation of the net loss available for common stockholders and the number of shares used in computing basic and diluted net loss per share is provided in
Note 11.

  Derivative Instruments and Hedging Activities

     In July 2000, Alloy purchased put options and sold call options (referred to as collars) on a total of 600,000 shares of Liberty Digital, Inc. ("LDIG") common stock, representing a portion of LDIG common stock already owned by Alloy as available-for-sale marketable securities. The options allow Alloy to sell LDIG common stock at various prices and have been designated as a hedge against potential declines in the fair value of LDIG common stock. The options expire on various dates beginning January 2003 through July 2003. The net fair values of the options were $9,297 on January 31, 2001 and they have been classified as available-for-sale marketable securities with a corresponding unrealized gain included in accumulated other comprehensive income in the accompanying consolidated balance sheet.

     Alloy is required to adopt the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and its related amendments in SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", as of February 1, 2001. These pronouncements require companies to reflect the fair value of all derivative instruments, including those embedded in other contracts, as assets or liabilities in an entity's balance sheet. Changes in fair value of derivative instruments are generally reflected in earnings, with the exception of certain hedging transactions, for which the change in fair value may be accounted for as a component of other comprehensive income, provided that certain criteria are met as specified in these pronouncements.

     The options referred to above have been designated as fair value hedges pursuant to SFAS No. 133. Upon adoption of SFAS No. 133, Alloy will be required to continue to reflect the fair value of the options outstanding on the balance sheet and will adjust changes in fair value of the options through the statement of operations. The impact of the adoption of SFAS No. 133 on February 1, 2001 will be to reflect the fair value of the options as a cumulative effect of a change in accounting principle of $9,297 as an increase to earnings in the consolidated statement of operations and a corresponding adjustment to remove this amount from accumulated other comprehensive income. Reference is made to
Note 15 for discussion of related transactions subsequent to January 31, 2001.

     There are no other derivative instruments or contracts with embedded derivative features as of January 31, 2001 that must be considered with respect to the adoption of SFAS No. 133 on February 1, 2001.

3. ACQUISITIONS

     The Company completed two acquisitions during fiscal 1999 and four acquisitions during fiscal 2000, all of which have been accounted for under the purchase method of accounting. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. The description of the Company's business acquisitions is as follows:

FISCAL 1999
     Celebrity Sightings

     In December 1999, Alloy acquired substantially all of the assets and assumed certain liabilities of Celebrity Sightings, LLC, a business based in Marina del Rey, California that operated a teen entertainment-based Web site destination that combines the elements of an online entertainment magazine with an online community of popular teen stars. Alloy has integrated the Web site into the entertainment channel of the www.alloy.com Web site. The total purchase consideration was $5,355, including 200,616 of Alloy's common stock, which had a value of $3,837 (or $19.125 per share) at the time of the acquisition. In accordance with the terms of the acquisition agreement, 20,061 shares were placed in escrow and subsequently released in December 2000, in accordance with the provisions of the related agreements. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,309 and has been recorded as goodwill and is being amortized on a straight-line basis over a term of three years.

     17th Street Productions

     In January 2000, Alloy purchased all of the outstanding shares of 17th Street Acquisition Corp. ("17th Street"), a New York based developer and producer of media properties for teens, for $4,372, including expenses of the acquisition. Alloy exchanged 215,178 shares of its common stock, which had a value of $3,846 (or $17.875 per share) at the time of the acquisition, as part of the purchase consideration. In accordance with the acquisition agreements, 64,522 shares were placed in escrow and subsequently released in February 2001 pursuant to the terms of release provided in the related agreements. Alloy also made payments of $2,107 to the former sole stockholder of a subsidiary of 17th Street, which was acquired by 17th Street in October 1999. Alloy recorded $7,371 of goodwill in connection with this purchase, which amount represented the excess of the purchase price over the fair values of the net assets acquired. The goodwill for this purchase is being amortized on a straight-line basis over a term of five years.

FISCAL 2000
     Kubic Marketing (CCS)

     In July 2000, Alloy acquired all of the outstanding capital stock of Kubic Marketing, Inc. ("Kubic"), a Delaware corporation with a principal place of business in San Luis Obispo, California, through a tax-free merger. Kubic is the holding company for its wholly-owned subsidiary, Phase Three, Inc. (which does business as CCS), which is a mail order catalog and Internet marketer of skateboards, snowboards and related apparel, equipment and accessories in the United States. In connection with the acquisition, Alloy issued to the former stockholder of Kubic (i) 3,267,981 shares of Alloy's common stock, $.01 par value per share, having a value of $40,000 (or $12.24 per share) on the date of the acquisition, of which 544,962 shares were placed in escrow subject to the terms of the related acquisition agreements, and (ii) a warrant to purchase shares of Alloy's restricted common stock, $.01 par value per share, in an aggregate amount, if any, as determined pursuant to the provisions of the warrant. The warrant is exercisable only during the period beginning 12 months and ending 15 months following the closing of the acquisition. The warrant has an exercise price equal to the par value of the underlying shares. The number of shares, if any, that may be purchased pursuant to the warrant will be determined by the monthly average price of Alloy's common stock for each of the 12 months following the closing of the acquisition. To the extent that the sum of the Monthly Balances at the anniversary date, as defined and calculated pursuant to the warrant agreement, exceeds $21,000, the warrant will be deemed to have expired unexercised and have no further force or effect. The value of the warrant, if any, will be determined upon resolution of the contingent conditions cited in the warrant agreement and could result in a change to the purchase price allocation and future amortization of goodwill. In addition, in connection with obtaining the consent to the acquisition by certain of the lenders to Kubic and its stockholder's other subsidiaries, Alloy paid $10,000 in cash from its existing cash reserves to such lenders to retire certain debt obligations of Kubic. Alloy recorded approximately $48,785 of goodwill representing the net excess of purchase consideration over the fair value of the net assets acquired, based upon a preliminary purchase price allocation. The resulting goodwill is being amortized over a period of five years.

     Other Acquisitions

     In December 2000, the Company acquired the outstanding stock of Triple Dot Communications, Inc. ("Triple Dot"), a Massachusetts corporation, having a place of business in Boston, Massachusetts. Triple Dot is a marketing services company that provides advice and marketing programs for companies trying to reach teenagers. In addition, in January 2001, the Company acquired an affiliate of Triple Dot, Y Access LLC ("Y-Access"), a Massachusetts limited liability company, having a place of business in Boston, Massachusetts. Y-Access is a market research company that specializes in the Generation Y market. Pursuant to the related acquisition agreements, the aggregate consideration paid was $2,600, which consisted of 342,646 shares of Alloy's common stock, $.01 par value (or $7.59 per share), of which a total of 51,398 shares were placed in escrow in accordance with the terms of the related agreements. The excess of the purchase price over the fair values of the net assets acquired was approximately $3,403 and has been recorded as goodwill and is being amortized on a straight-line basis over a term of five years.

     In addition, the Company, through its 17th Street subsidiary acquired the assets and assumed certain liabilities of Girl Press LLC ("Girl Press"), a California limited liability company having a place of business in Santa Monica, California for cash consideration of $112. The amount paid approximated the fair value of the assets acquired at the date of acquisition. Girl Press is a developer of books and other entertainment content for teenage girls.

     The allocations of purchase price for the fiscal 2000 acquisitions were based on preliminary estimates of fair value. Accordingly, the amount of goodwill may be adjusted to reflect the final allocation of purchase price, pursuant to Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations."

     The following unaudited proforma information presents a summary of Alloy's consolidated results of operations as if each of the above acquisitions had taken place on February 1, 1999:

                         FISCAL YEAR ENDED JANUARY 31,

                                                                2000        2001
                                                              --------    --------
Revenues....................................................  $ 75,379    $113,009
Net loss before extraordinary items.........................   (26,307)    (34,465)
Net loss....................................................   (26,542)    (34,465)
Basic and diluted net loss per share before extraordinary
  items.....................................................  $  (1.64)   $  (1.73)
Basic and diluted net loss per share........................  $  (1.66)   $  (1.73)

     These unaudited proforma results have been prepared for comparative purposes only and include adjustments for additional amortization expense as a result of goodwill and estimated reductions in interest income as a result of cash consideration used for the acquisitions. They do not purport to be indicative of the results of operations that actually would have resulted had the combinations occurred on February 1, 1999, or of future results of operations of the consolidated entities.

4. EXCHANGE TRANSACTION

     On April 14, 2000, the Company entered into a financial and strategic arrangement with Liberty Digital, Inc. ("LDIG"), a subsidiary of Liberty Media Group, Inc., pursuant to which the Company issued 2,922,694 shares of its common stock to a subsidiary of LDIG in exchange for $10,000 in cash and 837,740 shares of LDIG common stock having a fair value of $19,530. The Company's common shares exchanged represented 19.9% of the then issued and outstanding common stock immediately prior to the transaction. Subsequent to the transaction, LDIG had a 16.6% ownership interest in Alloy's issued and outstanding common stock. Both parties have agreed to limit the future disposition of the common stock exchanged for a period of one year from the effective dates of the registration statements. More specifically, both the Company and LDIG are prohibited from selling more than 25% of the shares issued to each during any consecutive 90-day period within one year of the effective date of the respective registration statements.

5. MARKETABLE SECURITIES

     Alloy did not own any marketable securities at January 31, 1999. Fair values of corporate debt securities and equity securities are based upon quoted market prices. The following is a summary of current available-for-sale marketable securities at January 31, 2000 and 2001, respectively:

                                JANUARY 31, 2000

                                                               GROSS         GROSS
                                                             UNREALIZED    UNREALIZED
                                                AMORTIZED     HOLDING       HOLDING      ESTIMATED FAIR
                                                  COST         GAINS         LOSSES          VALUE
                                                ---------    ----------    ----------    --------------
Corporate debt securities.....................   $20,908      $    --         $(78)         $20,830
Equity securities.............................       141           --           --              141
                                                 -------      -------         ----          -------
          Total available-for-sale
            securities........................   $21,049      $    --         $(78)         $20,971
                                                 =======      =======         ====          =======

                                JANUARY 31, 2001

                                                               GROSS         GROSS
                                                             UNREALIZED    UNREALIZED
                                                AMORTIZED     HOLDING       HOLDING      ESTIMATED FAIR
                                                  COST         GAINS         LOSSES          VALUE
                                                ---------    ----------    ----------    --------------
Corporate debt securities.....................   $   530       $   --       $    --         $   530
Equity securities.............................    14,695        9,297        (8,458)         15,534
                                                 -------       ------       -------         -------
          Total available-for-sale
            securities........................   $15,225       $9,297       $(8,458)        $16,064
                                                 =======       ======       =======         =======

     In the year ended January 31, 2001, the Company realized a loss of $3,193 on sales of marketable securities. The Company had no sales of marketable securities for the year ended January 31, 2000. As of January 31, 2000 and 2001, all of the debt securities held by the Company had contractual maturities of less than one year.

6. PROPERTY AND EQUIPMENT

     At January 31, 2000 and 2001, property and equipment, net consists of the following:

                                                               2000       2001
                                                              -------    -------
Equipment under capitalized leases..........................  $   169    $   621
Computer equipment..........................................    2,031      5,289
Machinery and equipment.....................................      228        698
Office furniture and fixtures...............................      200        617
Leasehold improvements......................................      797        977
                                                              -------    -------
                                                                3,425      8,202
  Less: accumulated depreciation............................   (1,238)    (2,361)
                                                              -------    -------
                                                              $ 2,187    $ 5,841
                                                              =======    =======

     Depreciation and amortization expense related to property and equipment was $21, $192 and $1,223 for the years ended January 31, 1999, 2000 and 2001, respectively.

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     As of January 31, 2000 and 2001, accrued expenses and other current liabilities consist of the following:

                                                               2000      2001
                                                              ------    ------
Compensation and benefits...................................  $  398    $1,320
Deferred revenues...........................................   2,055     1,560
Other.......................................................   2,710     5,783
                                                              ------    ------
                                                              $5,163    $8,663
                                                              ======    ======

8. CREDIT AGREEMENT

     In October 2000, The Company entered into a credit agreement (the "Credit Agreement") with Royal Bank of Canada, Grand Cayman (North America No. 1), (the "Lender"). The Credit Agreement lasts for a duration of three years from inception (expires on October 19, 2003) and calls for the Lender to make available to the Company revolving credit loans and letters of credit in the aggregate principal amount not to exceed $15,055, the proceeds of which may be used to finance the working capital requirements of the Company and its subsidiaries in the ordinary course of business and for other general corporate purposes. This facility was originally collateralized by marketable securities and related derivative put options. As further discussed in Note 15, as a result of the settlement of the put options and sale of the underlying securities, the facility limit was reduced from $15,055 to $500.

     There were no amounts outstanding at January 31, 2001 under the Credit Agreement.

9. STOCK-BASED COMPENSATION PLANS

  Stock Options:

     During fiscal 1997, Alloy's Board of Directors adopted a Stock Option Plan (the "Plan"). The Plan as restated, authorizes the granting of options, the exercise of which would allow up to an aggregate of 4,000,000 shares of Alloy's common stock to be acquired by the holders of the options. The number of shares under the Plan authorized for the granting of options was raised to 8,000,000 pursuant to a shareholder vote on July 21, 2000. The options can take the form of Incentive Stock Options ("ISOs") or Non-qualified Stock Options ("NQSOs"). Options may be granted to employees, directors and consultants. ISOs and NQSOs are granted in terms not to exceed ten years and become exercisable as set forth when the option is granted. Options may be exercised in whole or in part. Vesting terms of the options range from immediately vesting to a ratable vesting period of ten years. The exercise price of the ISOs must be at least equal to 100% of the fair market price of Alloy's common stock on the date of grant. In the case of a plan participant who owns directly or by reason of the applicable attribution rules in Section 424(d) of the United States Internal Revenue Code of 1986, as amended, more than 10% of the total combined voting power of all classes of stock of Alloy, the exercise price shall not be less than 110% of the fair market value on the date of grant. ISOs must be exercised within five to ten years from the date of grant depending on the participant's ownership in Alloy. The exercise price of all NQSO's granted under the Plan shall be determined by Alloy's Board of Directors at the time of grant. The Plan will terminate on June 30, 2007.

     In fiscal 1998, Alloy entered into option agreements with certain of its employees that required Alloy to pay the full exercise price of their options. Alloy valued the options granted under these agreements using the fair value of the common stock at the date of grant. Alloy recorded compensation expense of approximately $105 for the year ended January 31, 1999, in connection with the granting of these options.

     Alloy applies APB 25 in accounting for options issued to employees under the Plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. Alloy applies SFAS No. 123 to issuances of stock-based compensation to non-employees and accordingly recognizes the fair value of the stock options and warrants issued as compensation expense over the service period or vesting period, whichever is shorter. The fair value assumptions used for awards to non-employees are consistent with the assumptions listed for the pro forma impact of awards to employees. Had compensation cost been determined consistent with SFAS No. 123, Alloy's net loss and loss per share for fiscal 1998 would have remained unchanged due to the fact that the fair market value of the options granted using the options-pricing Black-Scholes model was equal to the fair market value of the underlying common stock at the date of the grant and compensation charges were included in the consolidated results for the year ended January 31, 1999. Accordingly, the presentation of pro forma information pursuant to SFAS No. 123 is not required for fiscal 1998. The following summarizes the pro forma impact on earnings of options granted to employees had they been accounted for pursuant to the fair value method required by SFAS No. 123 for the years ended January 31:

                                                                2000        2001
                                                              --------    --------
NET LOSS:
  As reported...............................................  $(14,869)   $(29,689)
  Pro forma.................................................  $(17,376)   $(36,439)
NET LOSS PER SHARE:
  As reported...............................................  $  (1.17)   $  (1.61)
  Pro forma.................................................  $  (1.37)   $  (1.97)

     The following is a summary of Alloy's stock option activity:

                                               FOR THE YEARS ENDED JANUARY 31
                          -------------------------------------------------------------------------
                                  1999                      2000                      2001
                          ---------------------    ----------------------    ----------------------
                                       WEIGHTED                  WEIGHTED                  WEIGHTED
                                       AVERAGE                   AVERAGE                   AVERAGE
                                       EXERCISE                  EXERCISE                  EXERCISE
                           SHARES       PRICE        SHARES       PRICE        SHARES       PRICE
                          ---------    --------    ----------    --------    ----------    --------
Outstanding, beginning
  of year...............    183,705     $ 0.26        389,553     $ 0.67      2,064,427     $15.75
Granted.................    392,148       0.67      2,072,534      15.79      2,229,500      11.69
Exercised...............         --                  (381,660)      0.75        (18,048)      0.60
Canceled or expired.....   (186,300)     (0.27)       (16,000)     14.05       (266,750)     13.84
                          ---------     ------     ----------     ------     ----------     ------
Outstanding, end of
  year..................    389,553     $ 0.67      2,064,427     $15.75      4,009,129     $13.69
                          =========     ======     ==========     ======     ==========     ======
Exercisable, end of
  year..................    362,481     $ 0.67         77,738     $12.49        510,007     $14.87
                          =========     ======     ==========     ======     ==========     ======
Weighted-average fair
  value of options
  granted during the
  year..................  $    2.77        N/A     $    11.38        N/A     $     6.84        N/A
                          =========     ======     ==========     ======     ==========     ======

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                           FOR THE YEARS ENDED JANUARY 31
                                                          --------------------------------
                                                            1999        2000        2001
                                                          --------    --------    --------
Risk-free interest rates................................     5.25%       5.95%       5.97%
Expected lives..........................................  5 years     6 years     5 years
Expected volatility.....................................       50%         50%         75%
Expected dividend yields................................       --          --          --

     Summarized information about Alloy's stock options outstanding and exercisable at January 31, 2001 is as follows:

                              OUTSTANDING                  EXERCISABLE
                  -----------------------------------   ------------------
                                             AVERAGE              AVERAGE
   EXERCISE                                  EXERCISE             EXERCISE
  PRICE RANGE      OPTIONS    AVERAGE LIFE    PRICE     OPTIONS    PRICE
---------------   ---------   ------------   --------   -------   --------
$ 0.60 - $ 0.60      74,448    8.0 Years      $ 0.60     18,048    $ 0.60
$ 6.50 - $ 9.63     978,250    9.7 Years      $ 7.62     27,000    $ 7.07
$ 9.81 - $14.69     851,750    9.0 Years      $12.68     76,208    $12.47
$14.75 - $21.44   1,912,921    8.5 Years      $16.65    388,751    $16.55
$22.50 - $26.25     191,760    8.1 Years      $24.60         --        --
---------------   ---------    ---------      ------    -------    ------
$ 0.60 - $26.25   4,009,129    8.9 Years      $13.69    510,007    $14.87
===============   =========    =========      ======    =======    ======

     In fiscal 1998, Alloy entered into an agreement with a consultant and provided that Alloy grant to the consultant an option to purchase 282,000 shares of common stock at an exercise price of $0.71 per share and pay to the consultant the full exercise price of his option. This option is fully exercisable from the date of grant and expires ten years after the date of the grant. Alloy has valued the options granted to the consultant using the fair market value of the common stock at the date of grant. This agreement and the nullification of the original agreement resulted in Alloy charging additional compensation expense of approximately $356 for the year ended January 31, 1999.

     The consultant provided the Company with services in connection with the development of strategic plans for human resources and market development. This non-employee was the only shareholder who rendered services to the Company and received compensation in the form of equity rights. Although there is no formal agreement between the parties, these services have been provided from time-to-time. There is no formal or informal commitment for the consultant to provide additional services to the Company in the future.

  Warrants:

     The following table summarizes all common stock and preferred stock warrant activity:

                                                         FOR THE YEARS ENDED JANUARY 31
                                                        --------------------------------
                                                          1999        2000        2001
                                                        --------    --------    --------
Outstanding, beginning of year........................       --     517,261     478,858
Warrants issued.......................................  517,261          --          --
Warrants exercised....................................       --     (38,403)     (5,678)
                                                        -------     -------     -------
          Outstanding, end of year....................  517,261     478,858     473,180
                                                        =======     =======     =======

     The weighted average fair value of the warrants granted during fiscal 1998 was estimated as $0.38, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 50%, risk-free interest rate of 5.25% and expected lives of 3 years. At January 31, 2001, the warrants have a weighted average exercise price of $5.059 per share and weighted average remaining contractual term of .41 years.

     In connection with the execution of a capital lease for computer equipment, Alloy issued a warrant to purchase 11,280 shares of a common stock at an exercise price of $2.66 per share. The warrant is exercisable at the earlier of June 30, 2003 or the closing of an initial public offering. The warrant was exercised in May 1999. Alloy recorded prepaid interest, in the amount of $21, based on the fair value of the warrant and is amortizing such amount over the life of the capital lease obligation. The weighted average fair value of this warrant was estimated as $21 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 50%, risk-free interest rate of 5.25% and expected life of five years.

  Employee Stock Purchase Plan:

     In April 1999, Alloy adopted the 1999 Employee Stock Purchase Plan (the "Employee Stock Plan"). The Employee Stock Plan allows eligible employees, as defined in the Employee Stock Plan, to purchase Alloy's common stock pursuant to section 423 of the Internal Revenue Code of 1986, as amended. A total of 500,000 shares of Alloy's common stock have been made available for sale under the Employee Stock Plan, subject to certain capitalization adjustments specified in the plan document. The Employee Stock Plan will terminate on April 16, 2009 unless terminated sooner by the Board of Directors. The Employee Stock Plan allows for purchases of common stock under a series of six-month offering periods commencing February 1 and August 1 of each year, the frequency of dates and duration of which may be changed by the Board of Directors. Eligible employees can elect to participate through payroll deductions between 1% and 10% of compensation that will be credited to the participant's account. The terms of the Employee Stock Plan provide for the granting of an option on the first day of each six-month offering period ("Offering Date") to each eligible employee to purchase Alloy's common stock on the last day of each six-month offering period ("Exercise Date") at a price equal to the lower of 85% of the fair market value of a share of Alloy's common stock at the Offering Date or 85% of the fair market value of a share of Alloy's common stock on the Exercise Date.

     The number of shares under the option will be determined by dividing an eligible employee's accumulated contributions prior to the Exercise Date and retained in the participant's account as of the Exercise Date by the lower of 85% of the fair market value of a share of Alloy's common stock on the Offering Date, or 85% of the fair market value of a share of Alloy's common stock on the Exercise Date. Unless a participant withdraws from the Employee Stock Plan, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the relative six-month offering period.

     SHARES RESERVED FOR FUTURE ISSUANCE:

     At January 31, 2001, shares reserved for future issuance are as follows:

Preferred Stock.............................................   5,000,000
Stock Option Plan...........................................   7,600,292
Warrants....................................................     473,180
Employee Stock Plan.........................................     495,885
                                                              ----------
                                                              13,566,912
                                                              ==========

10. INCOME TAXES

     The difference between the total expected tax expense (benefit) (using the statutory rate of 34%) and tax expense for the years ended January 31, 2000 and 2001 is accounted for as follows:

                                                              1999    2000    2001
                                                              ----    ----    ----
Expected tax benefit at federal statutory rate..............  (34)%   (34)%   (34)%
Future state benefit, net of federal benefit................  (10)%   (10)%   (10)%
Non-deductible expenses and other...........................   --      --      --
          Increase in valuation allowance...................   44%     44%     44%
                                                              ---     ---     ---

     At January 31, 2000 and 2001, significant components of deferred income tax assets and liabilities consist of the following:

                                                               2000        2001
                                                              -------    --------
DEFERRED INCOME TAX ASSETS:
Expenses not currently deductible...........................  $ 1,332    $  3,724
Valuation allowance.........................................   (1,332)     (3,724)
                                                              -------    --------
          Total current.....................................       --          --
                                                              -------    --------
Net operating loss carryforwards............................    8,276      16,236
Deferred compensation.......................................      217         362
Depreciation and amortization...............................       12          --
                                                              -------    --------
                                                                8,505      16,598
Valuation allowance.........................................   (8,505)    (16,213)
                                                              -------    --------
          Total non-current.................................       --         385
                                                              -------    --------
            Total deferred income tax assets................       --         385
                                                              -------    --------
Deferred income tax liabilities:
Depreciation and amortization...............................       --        (303)
Other non-current...........................................       --         (82)
                                                              -------    --------
          Total deferred income tax liabilities.............       --        (385)
                                                              -------    --------
            Net deferred income tax assets..................  $    --    $     --
                                                              =======    ========
Net current deferred income tax assets......................  $    --    $     --
Net non-current deferred income tax assets..................       --          --
                                                              -------    --------
            Net deferred income tax assets..................  $    --    $     --
                                                              =======    ========

     For federal income tax purposes, the Company has unused net operating loss ("NOL") carryforwards of $36,899 at January 31, 2001 expiring through 2021. The U.S. Tax Reform Act of 1986 contains provisions that limit the NOL carryforwards available to be used in any given year upon the occurrence of certain events, including a significant change of ownership. The Company has not assessed the impact of these provisions on the availability of Company loss carryovers.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments. Due to the Company's operating losses, there is uncertainty surrounding whether the Company will ultimately realize its deferred tax assets. Accordingly, these assets have been fully reserved.

11. NET LOSS PER SHARE

     The Company follows the provisions of SFAS No. 128, "Earnings Per Share." In accordance with this statement, basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding.

     The following table sets forth the computation of basic and diluted net loss per share:

                                                        YEAR ENDED JANUARY 31,
                                               ----------------------------------------
                                                  1999          2000           2001
                                               ----------    -----------    -----------
NUMERATOR:
Net loss before extraordinary item...........  $   (6,364)   $   (14,634)   $   (29,689)
Accretion of preferred stock.................          (7)           (13)            --
                                               ----------    -----------    -----------
Net loss available to common stockholders
  before extraordinary item..................      (6,371)       (14,647)       (29,689)
Extraordinary loss...........................          --           (235)            --
                                               ----------    -----------    -----------
          Net loss available to common
            stockholders.....................  $   (6,371)   $   (14,882)   $   (29,689)
                                               ==========    ===========    ===========
DENOMINATOR:
Denominator for basic and diluted net loss
  per share:
          Weighted average shares............   8,479,727     12,718,318     18,460,042
                                               ==========    ===========    ===========
Basic and diluted net loss per share before
  extraordinary item.........................  $    (0.75)   $     (1.15)   $     (1.61)
Extraordinary loss...........................          --          (0.02)            --
                                               ----------    -----------    -----------
          Basic and diluted net loss per
            share............................  $    (0.75)   $     (1.17)   $     (1.61)
                                               ==========    ===========    ===========

12. COMMITMENTS AND CONTINGENCIES

  Leases

     Alloy leases office space and certain computer equipment under noncancellable leases with various expiration dates through 2010. As of January 31, 2001, future net minimum lease payments were as follows:

                                                              CAPITAL    OPERATING
YEAR ENDING JANUARY 31,                                        LEASE       LEASE
-----------------------                                       -------    ---------
2002........................................................   $135       $1,700
2003........................................................     97        1,471
2004........................................................      6        1,266
2005........................................................     --        1,254
2006........................................................     --        1,027
Thereafter..................................................     --        2,522
                                                               ----       ------
          Total minimum lease payments......................   $238       $9,240
                                                               ====       ======

     Rent expense was approximately $33, $88 and $962 for the years ended January 31, 1999, 2000 and 2001, respectively, under noncancellable operating leases.

  Ordering, Fulfillment and Customer Service

     On March 31, 2000, Alloy entered into an agreement with a third party service organization ("TPS") whereby the TPS provides Alloy with comprehensive call center and order fulfillment services in support of the direct marketing operations of the Alloy catalog and the www.alloy.com Web site. All aspects relating to fulfillment of customer orders are handled by the TPS, including receipt and processing of customer orders, shipment of merchandise to customers and customer service. In consideration for performance of the services provided by the TPS during the contract term, Alloy paid the TPS an initial start-up fee and is charged a fixed fee per order processed plus a pass-through of the variable costs, primarily labor, involved in order processing. The agreement with the TPS expires in May 2003.

  Sales Tax

     Alloy does not collect sales or other similar taxes on shipments of goods into most states. However, various states or foreign countries may seek to impose sales tax obligations on Alloy. A number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. In 1999, the United States Congress has passed legislation limiting for three years the ability of the states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the imposition by various states of taxes on e-commerce. A successful assertion by one or more states that Alloy should have collected or be collecting sales taxes on the sale of products could have a material effect on Alloy's operations.

  Litigation

     In the normal course of business, the Company is a party to various claims and/or litigation. Management believes that the settlement of all such claims and/or litigation, considered in the aggregate will not have a material adverse effect on the Company's financial position and results of operations.

  Letters of Credit

     As of January 31, 2001, the Company had $762 in standby letters of credit with two banks for the purposes of supporting an operating lease and purchasing inventory.

13. EXTRAORDINARY ITEMS

     In connection with the Alloy's initial public offering in May 1999, the Company redeemed its outstanding promissory notes including accrued interest thereon for $4,212. The extraordinary charge of $235 resulted from the full recognition of the remaining unamortized deferred financing costs and unamortized discount on these notes, which had an original maturity of May 2001.

14. SEGMENT REPORTING

     Alloy has two operating segments: direct marketing and content, as described in Note 1. Alloy's management reviews financial information related to these operating segments and uses the measure of operating (loss) earnings before goodwill amortization and extraordinary items to evaluate performance and allocated resources. Interest income and interest expense are reviewed on a net basis at the corporate level. Income taxes are centrally managed at the corporate level and deferred income taxes are not allocated by segment. The accounting policies of the segments are the same as those described in Note 2. Fiscal 1998 did not have any activities related to the content segment and accordingly, the consolidated results for the year ended January 31, 1999 are the same as for the direct marketing segment.

     Reportable data for Alloy's operating segments were as follows for the years ended January 31, 2000 and 2001:

                                                   DIRECT
                                                  MARKETING    CONTENT    ALL OTHER    CONSOLIDATED
                                                  ---------    -------    ---------    ------------
RESULTS FOR THE FISCAL YEAR ENDED
JANUARY 31, 2000:
  Revenue from external customers...............  $ 33,780     $    84     $    --       $ 33,864
  Operating loss before goodwill amortization
     and extraordinary items....................   (15,841)         (3)         --        (15,844)
  Goodwill amortization.........................      (295)        (37)         --           (332)
  Interest income, net..........................        --          --       1,542          1,542
  (Loss) income before taxes and extraordinary
     items......................................   (16,136)        (40)      1,542        (14,634)
  Extraordinary items...........................        --          --        (235)          (235)
  Net (loss) income.............................  $(16,136)    $   (40)    $ 1,307       $(14,869)
  Total depreciation and amortization...........       551          37          44            632
  Total assets..................................    15,823       8,172      33,673         57,668
  Capital expenditures..........................  $  1,901          --          --       $  1,901
RESULTS FOR THE FISCAL YEAR ENDED
JANUARY 31, 2001:
  Revenue from external customers...............  $ 88,500     $ 2,688     $    --       $ 91,188
  Operating loss before goodwill amortization...   (17,969)        (73)         --        (18,042)
  Goodwill amortization.........................    (7,099)     (1,474)         --         (8,573)
  Interest income, net..........................        --          --       1,119          1,119
  Realized loss on marketable securities and
     investments................................        --          --      (4,193)        (4,193)
  Loss before taxes.............................   (25,068)     (1,547)     (3,074)       (29,689)
  Net loss......................................  $(25,068)    $(1,547)    $(3,074)      $(29,689)
  Total depreciation and amortization...........     8,356       1,505          --          9,861
  Total assets..................................    75,002       6,504      25,402        106,908
  Capital expenditures..........................  $  2,954     $    15          --       $  2,969

15. SUBSEQUENT EVENTS

     On February 16, 2001, the Board of Directors of the Company authorized the designation of a series of the Company's $.01 par value preferred stock consisting of 1,850,000 shares of the authorized unissued preferred stock as a Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock has a par value of $.01 per share with a liquidation preference of $9.50 per share. The Series A Preferred Stock pays an annual dividend of 3%, payable in additional shares of Series A Preferred Stock. In addition, the Series A Preferred Stock is mandatorily redeemable on February 16, 2006, at a price of $9.50 per share, plus accrued and unpaid cash dividends thereon. The Series A Preferred Stock is convertible at the holder's option into common stock of the Company as is determined by dividing $9.50 by the initial conversion price of $11.40 and multiplying by each share of Series A Preferred Stock to be converted. The initial conversion price is subject to adjustment for stock splits, stock dividends and combinations of common stock and other events as specified in the related Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Alloy, Inc. At any time after February 15, 2003, if the reported closing sales price of Alloy's common stock exceeds $25 per share for a period of ten consecutive trading days, the Company has the option to require the holders of all, but not less than all, shares of the Series A Preferred Stock to convert their shares into common stock of the Company.

     Also on February 16, 2001, Alloy received an investment of $10,000 from St. Paul Venture Capital VI, LLC ("SPVC VI") in exchange for 1,052,632 shares of Alloy's Series A Preferred Stock, which are immediately convertible into 877,193 shares of our common stock. In addition, SPVC VI received a warrant to purchase 307,018 shares of Alloy's common stock at an exercise price of $12.83 per share. Based upon the terms of this transaction, there is a beneficial conversion feature as of the date of the transaction in the amount of approximately $2.8 million which will reduce earnings available to common shareholders in the first quarter of fiscal 2001.

     On February 21, 2001, Alloy completed the acquisition of Strength Magazine from Rapid Service Company ("Rapid Service"), an Ohio corporation, pursuant to which the Company issued 99,909 shares of unregistered common stock to Rapid Service, having a value of $1,180 (or $11.81 per share on the transaction date). Strength Magazine, operating out of Cincinnati, Ohio, is a lifestyle magazine primarily for teenage boys focusing on skateboarding and music. It is available via subscription and newsstands.

     In March 2001, Alloy settled its collared equity derivative position on 600,000 shares of LDIG common stock and sold the underlying shares. The Company received a total of $15,102 in net cash proceeds from these transactions. Alloy's $15,055 committed credit facility which was secured by the collared LDIG shares was reduced to $500 upon the consummation of these transactions. The net impact of this transaction and the adoption of SFAS No. 133 described in Note 2 will result in a gain of approximately $1.1 million in the first quarter of fiscal 2001.

     On April 12, 2001, Alloy completed the acquisition of all the capital stock of Landon Media Group, Inc. ("Landon"), a Massachusetts corporation with a principal place of business in Westford, Massachusetts, in exchange for 1,314,348 shares of unregistered common stock, having a value of $9,800 (or $7.45 per share on the transaction date), $5,000 in cash, four future quarterly cash payments of $700 each, and contingently issuable warrants to purchase additional shares pursuant to the warrants' terms. Landon's primary asset as of the effective time of the acquisition was 100% of the issued and outstanding capital stock of Carnegie Communications, Inc., a Delaware corporation ("Carnegie"). Carnegie produces publications and Web sites that profile colleges and universities which are distributed to high school students, parents and guidance counselors.

                         PART I. FINANCIAL INFORMATION

                                  ALLOY, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

ITEM 1.  FINANCIAL STATEMENTS.

                                                              JANUARY 31,   OCTOBER 31,
                                                                 2001          2001
                                                              -----------   -----------
                                                               (AUDITED)    (UNAUDITED)
                                                               (AMOUNTS IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $  9,338      $ 15,528
Available-for-sale marketable securities....................     16,064         2,208
Accounts receivable, net....................................      3,416        14,735
Inventories, net............................................     13,200        18,111
Prepaid catalog costs.......................................      1,330         2,177
Other current assets........................................        575         1,673
                                                               --------      --------
          Total current assets..............................     43,923        54,432
Property and equipment, net.................................      5,841         7,900
Goodwill, net...............................................     55,963       141,880
Other assets................................................      1,181         1,427
                                                               --------      --------
          Total assets......................................   $106,908      $205,639
                                                               ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued expenses and other current
  liabilities...............................................   $ 18,523      $ 36,885
                                                               --------      --------
          Total current liabilities.........................     18,523        36,885
Long-term liabilities.......................................        103            35
Series B Redeemable Convertible Preferred Stock, $10,000 per
  share liquidation preference, $.01 par value, 3,000 shares authorized, 0 and 1,815 shares issued and outstanding,
  respectively (Note 6).....................................         --        15,018
STOCKHOLDERS' EQUITY:
Common Stock; $.01 par value; 50,000,000 shares authorized;
  21,245,958 and 28,140,094 shares issued and outstanding,
  respectively..............................................        212           281
Additional paid-in capital..................................    140,864       230,209
Accumulated deficit.........................................    (52,905)      (76,736)
Deferred compensation.......................................       (728)          (52)
Accumulated other comprehensive income (loss)...............        839            (1)
                                                               --------      --------
          Total stockholders' equity........................     88,282       153,701
                                                               --------      --------
          Total liabilities and stockholders' equity........   $106,908      $205,639
                                                               ========      ========

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                                   FOR THE THREE MONTHS
                                                                    ENDED OCTOBER 31,
                                                              ------------------------------
                                                                  2000             2001
                                                              -------------    -------------
                                                                       (UNAUDITED)
                                                              (AMOUNTS IN THOUSANDS, EXCEPT
                                                                SHARE AND PER SHARE DATA)
REVENUES:
Net merchandise revenues....................................   $    24,271      $    31,761
Sponsorship and other revenues..............................         3,788           12,702
                                                               -----------      -----------
Total revenues..............................................        28,059           44,463
Cost of goods sold..........................................        12,351           17,861
                                                               -----------      -----------
          Gross profit......................................        15,708           26,602
                                                               -----------      -----------
OPERATING EXPENSES:
Selling and marketing.......................................        19,292           21,484
General and administrative..................................         2,997            3,221
Goodwill amortization.......................................         3,250            4,709
                                                               -----------      -----------
          Total operating expenses..........................        25,539           29,414
                                                               -----------      -----------
          Loss from operations..............................        (9,831)          (2,812)
Interest income, net........................................           150              223
                                                               -----------      -----------
Loss before income taxes....................................        (9,681)          (2,589)
Income tax expense..........................................            --               75
                                                               -----------      -----------
          Net loss..........................................   $    (9,681)     $    (2,664)
                                                               ===========      ===========
Preferred stock dividend and accretion......................            --              630
                                                               -----------      -----------
Net loss attributable to common stockholders................   $    (9,681)     $    (3,294)
                                                               ===========      ===========
BASIC AND DILUTED LOSS PER SHARE OF COMMON STOCK (NOTE 3):
Net loss....................................................   $     (0.48)     $     (0.11)
                                                               ===========      ===========
Net loss attributable to common stockholders................   $     (0.48)     $     (0.13)
                                                               ===========      ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:.................    20,270,050       24,991,646
                                                               ===========      ===========

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.

            CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

                                                               FOR THE THREE MONTHS
                                                                 ENDED OCTOBER 31,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------    ---------
                                                                    (UNAUDITED)
                                                              (AMOUNTS IN THOUSANDS)
Net loss....................................................   $ (9,681)     $(2,664)
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX:
Net unrealized (loss) gain on available-for-sale
  securities................................................     (5,827)          (1)
                                                               --------      -------
          Comprehensive loss................................   $(15,508)     $(2,665)
                                                               ========      =======

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                                   FOR THE NINE MONTHS
                                                                    ENDED OCTOBER 31,
                                                              -----------------------------
                                                                  2000            2001
                                                              -------------   -------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT
                                                                SHARE AND PER SHARE DATA)
                                                                       (UNAUDITED)
REVENUES:
Net Merchandise revenues....................................   $    40,152     $    77,274
Sponsorship and other revenues..............................         8,569          24,165
                                                               -----------     -----------
          Total revenues....................................        48,721         101,439
Cost of goods sold..........................................        19,815          42,874
                                                               -----------     -----------
          Gross profit......................................        28,906          58,565
                                                               -----------     -----------
OPERATING EXPENSES:
Selling and marketing.......................................        39,777          54,372
General and administrative..................................         7,716           9,511
Goodwill amortization.......................................         5,265          13,063
                                                               -----------     -----------
          Total operating expenses..........................        52,758          76,946
                                                               -----------     -----------
Loss from operations........................................       (23,852)        (18,381)
Interest income, net........................................           970             712
Gain on sales of marketable securities, net (Note 5)........            --             658
                                                               -----------     -----------
Loss before income taxes....................................       (22,882)        (17,011)
Income tax expense..........................................            --              75
                                                               -----------     -----------
          Net loss..........................................   $   (22,882)    $   (17,086)
                                                               ===========     ===========
Charge for beneficial conversion feature of preferred stock
  issued
  (Note 6)..................................................            --           6,745
Preferred stock dividend and accretion......................            --           1,123
                                                               -----------     -----------
          Net loss attributable to common stockholders......   $   (22,882)    $   (24,954)
                                                               ===========     ===========
BASIC AND DILUTED LOSS PER SHARE OF COMMON STOCK (NOTE 3):
          Net loss..........................................   $     (1.28)    $     (0.75)
                                                               ===========     ===========
          Net loss attributable to common stockholders......   $     (1.28)    $     (1.10)
                                                               ===========     ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:.................    17,815,483      22,782,602
                                                               ===========     ===========

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.

            CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

                                                                FOR THE NINE MONTHS
                                                                 ENDED OCTOBER 31,
                                                              -----------------------
                                                                 2000         2001
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS)
                                                                    (UNAUDITED)
Net loss....................................................   $(22,882)    $(17,086)
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX:
Net unrealized (loss) gain on available-for-sale
  securities................................................     (1,874)          14
                                                               --------     --------
          Comprehensive loss................................   $(24,756)    $(17,072)
                                                               ========     ========

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                               FOR THE NINE MONTHS
                                                                ENDED OCTOBER 31,
                                                              ----------------------
                                                                2000         2001
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(22,882)    $(17,086)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
  Depreciation and amortization.............................     6,102       14,856
  Compensation charge for issuance of stock options.........       357          188
  Realized gain on sales of marketable securities, net......        --         (658)
  Changes in operating assets and liabilities -- net of
     effect of business acquisitions --
  (Increase) decrease in:
  Accounts receivable, net..................................        10       (9,695)
  Inventories, net..........................................    (7,908)      (1,617)
  Other current assets......................................      (633)         156
  Other assets..............................................      (503)           9
  Increase (decrease) in:
  Accounts payable and accrued expenses.....................     3,799        4,440
                                                              --------     --------
          Net cash used in operating activities.............   (21,658)      (9,407)
                                                              --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net sales of marketable securities........................    18,322       13,674
  Capital expenditures......................................    (2,390)      (1,827)
  Cash paid in connection with acquisition of businesses,
     net of cash acquired...................................   (11,453)     (27,051)
  Purchase of mailing list..................................        --          (30)
  Purchase of non-marketable securities.....................    (1,000)          --
                                                              --------     --------
          Net cash provided by (used in) investing
            activities......................................     3,479      (15,234)
                                                              --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of common stock....................     9,189           --
  Net proceeds from sale of Series A and Series B
     Convertible Preferred Stock............................        --       26,720
  Exercise of stock options and warrants....................        29        4,203
  Payments of capital lease obligation......................       (51)         (92)
                                                              --------     --------
  Net cash provided by financing activities.................     9,167       30,831
                                                              --------     --------
  Net (decrease) increase in cash and cash equivalents......    (9,012)       6,190
  Cash and cash equivalents, beginning of period............    12,702        9,338
                                                              --------     --------
          Cash and cash equivalents, end of period..........  $  3,690     $ 15,528
                                                              ========     ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITY:
  Deferred compensation.....................................  $    167     $    187
  Fair value of Liberty Digital, Inc. common stock received
     in connection with exchange transaction................  $ 19,530           --
  Fair value of common stock issued in connection with
     purchase of businesses (Note 4)........................  $ 40,033     $ 67,021
  Accumulated other comprehensive (loss) income.............  $ (1,874)          14
  Conversion of Series A Convertible Preferred Stock into
     common stock...........................................        --     $  9,970

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.

      CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       FOR THE NINE MONTHS ENDED OCTOBER 31, 2001
                              ---------------------------------------------------------------------------------------------
                                                                                                    ACCUMULATED
                                 COMMON STOCK                                                          OTHER
                              -------------------     ADDITIONAL      ACCUMULATED     DEFERRED     COMPREHENSIVE
                                SHARES     AMOUNT   PAID-IN CAPITAL     DEFICIT     COMPENSATION   INCOME (LOSS)    TOTAL
                              ----------   ------   ---------------   -----------   ------------   -------------   --------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                                                       (UNAUDITED)
BALANCE, FEBRUARY 1, 2001...  21,245,958    $212       $140,864        $(52,906)       $(728)          $ 839       $ 88,281
Issuance of common stock for
  acquisitions of
  businesses................   5,369,298      54         67,198              --           --              --         67,252
Cancellation of stock
  options issued to
  employees and
  consultant................          --      --           (488)             --          488              --             --
Amortization of deferred
  compensation..............          --      --             --              --          188              --            188
Issuance of common stock
  resultant from Series A
  Preferred Stock
  conversion................     877,193       9          8,901              --           --              --          8,910
Issuance of common stock
  pursuant to the exercise
  of options and warrants
  and the employee stock
  purchase plan.............     647,645       6          4,197              --           --              --          4,203
Net loss....................          --      --             --         (17,086)          --              --        (17,086)
Impact of beneficial
  conversion feature in
  issuance of Series A and
  Series B Convertible
  Preferred Stock...........          --      --          6,744          (6,744)          --              --             --
Issuance of warrants to
  purchase common stock.....          --      --          3,916              --           --              --          3,916
Accretion of discount and
  dividends on Series A and
  Series B Convertible
  Preferred Stock...........          --      --         (1,123)             --           --              --         (1,123)
Loss on reclassification of
  available-for-sale
  marketable securities to
  trading securities, net of
  other comprehensive
  income....................          --      --             --              --           --            (840)          (840)
BALANCE, OCTOBER 31, 2001...  28,140,094    $281       $230,209        $(76,736)       $ (52)          $  (1)      $153,701
                              ==========    ====       ========        ========        =====           =====       ========

   The accompanying Notes are an integral part of these financial statements.

                                  ALLOY, INC.
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. FINANCIAL STATEMENT PRESENTATION

     The accompanying financial statements have been prepared by Alloy, Inc. ("Alloy"), without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, comprehensive losses and cash flows at October 31, 2001 and for all periods presented have been made. The results of operations for the periods ended October 31, 2001 and 2000 are not necessarily indicative of the operating results for a full year.

     Certain information and footnote disclosures prepared in accordance with generally accepted accounting principles and normally included in the financial statements have been condensed or omitted. It is suggested that these financial statements and accompanying notes (the "Notes") be read in conjunction with the financial statements and accompanying notes related to Alloy's fiscal year ended January 31, 2001 included in Alloy's Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed with the Securities and Exchange Commission ("SEC") on May 1, 2001 and amended on Form 10-K/A, filed with the SEC on October 10, 2001.

2. BUSINESS

     Alloy was incorporated in the State of Delaware on January 22, 1996. Alloy is a youth-focused marketing company providing community, content, commerce and entertainment to Generation Y (ages 10 through 24), one of the fastest growing segments of the U.S. population. Alloy's convergent media model uses a wide range of media assets such as direct mail catalogs, Web sites, magazines, college and high school newspapers, and college guides to reach the Generation Y demographic group. Alloy leverages its broad reach in the Generation Y community by offering a host of marketing and advertising services to marketers seeking to connect with the youth market, as well as selling apparel, accessories, footwear, room furnishings and action sports equipment directly to teenagers and young adults.

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

3. NET LOSS PER SHARE

     The following table sets forth the computation of net loss per share. Alloy has applied the provisions of SFAS No. 128, "Earnings Per Share" in the calculations below. Amounts in thousands, except share and per share data:

                                                                   THREE MONTHS
                                                                ENDED OCTOBER 31,
                                                            --------------------------
                                                               2000           2001
                                                            -----------    -----------
                                                                   (UNAUDITED)
NUMERATOR:
Net loss..................................................  $    (9,681)   $    (2,664)
Charge for beneficial conversion feature of preferred
  stock issued............................................           --             --
Dividend and accretion on preferred stock.................           --           (630)
                                                            -----------    -----------
          Net loss attributable to common stockholders....  $    (9,681)   $    (3,294)
                                                            ===========    ===========
DENOMINATOR:
Weighted average shares outstanding.......................   20,270,050     24,991,646
                                                            ===========    ===========
BASIC AND DILUTED:
Net loss per share........................................  $     (0.48)   $     (0.11)
          Net loss attributable to common stockholders per
            share.........................................  $     (0.48)   $     (0.13)
                                                            ===========    ===========
                                                                   NINE MONTHS
                                                                ENDED OCTOBER 31,
                                                            --------------------------
                                                               2000           2001
                                                            -----------    -----------
NUMERATOR:
Net loss..................................................  $   (22,882)   $   (17,086)
Charge for beneficial conversion feature of preferred
  stock issued............................................           --         (6,745)
Dividend and accretion on preferred stock.................           --         (1,123)
                                                            -----------    -----------
          Net loss attributable to common stockholders....  $   (22,882)   $   (24,954)
                                                            ===========    ===========
DENOMINATOR:
          Weighted average shares outstanding.............   17,815,483     22,782,602
                                                            ===========    ===========
BASIC AND DILUTED:
Net loss per share........................................  $     (1.28)   $     (0.75)
          Net loss attributable to common stockholders per
            share.........................................  $     (1.28)   $     (1.10)
                                                            ===========    ===========

     The calculation of diluted net loss per share excludes the following securities that could potentially dilute basic earnings per share in the future because to do so would have been antidilutive for the applicable periods:

                                                               THREE MONTHS ENDED
                                                                  OCTOBER 31,
                                                              --------------------
                                                               2000        2001
                                                              -------    ---------
                                                                  (UNAUDITED)
Options to purchase common stock............................   75,824    1,211,762
Warrants to purchase common stock...........................  181,549      122,172
Conversion of Series A and Series B Convertible Preferred
  Stock.....................................................       --    1,600,366
Contingently issuable common shares pursuant to
  acquisitions..............................................  629,575    1,061,873
                                                              -------    ---------
                                                              886,948    3,996,173
                                                              =======    =========

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                NINE MONTHS ENDED
                                                                   OCTOBER 31,
                                                              ----------------------
                                                                2000         2001
                                                              ---------    ---------
                                                                   (UNAUDITED)
Options to purchase common stock............................    134,060      862,446
Warrants to purchase common stock...........................    269,237        1,613
Conversion of Series A and Series B Convertible Preferred
  Stock.....................................................         --    1,600,366
Contingently issuable common shares pursuant to
  acquisitions..............................................    629,575    1,061,873
                                                              ---------    ---------
                                                              1,032,872    3,526,298
                                                              =========    =========

4. ACQUISITIONS

     On February 21, 2001, Alloy completed the acquisition of the Strength Magazine assets from Rapid Service Company ("Rapid Service"), an Ohio corporation, pursuant to which Alloy issued 99,909 shares of common stock to Rapid Service, having a value of $1,180 (or $11.81 per share on the transaction date). Strength Magazine, operating out of Cincinnati, Ohio, is a lifestyle magazine primarily for teenage boys focusing on skateboarding and music. It is available via subscription and newsstands. Strength Magazine provides Alloy with a recognized magazine property to complement its boys direct marketing business and print-based advertising inventory reaching the boys market. In connection with the acquisition, Alloy has recorded approximately $1,404 of goodwill representing the net excess of purchase price over the fair value of the net assets acquired, based upon a preliminary purchase price allocation; the value of the consumer franchise Strength Magazine had established; and the revenues and cash flows that we expect Strength Magazine to generate over time. The goodwill is being amortized over a period of three years. The results of Strength Magazine's operations have been included in Alloy's income statement since February 21, 2001.

     On April 12, 2001, Alloy completed the acquisition of all the capital stock of Landon Media Group, Inc. ("Landon"), a Massachusetts corporation with a principal place of business in Westford, Massachusetts, in exchange for 1,314,348 shares of common stock, having a value of $9,800 (or $7.45 per share on the transaction date), $5,000 in cash, four future quarterly cash payments of $700 each, and contingently issuable warrants to purchase additional shares pursuant to the warrants' terms. These warrants have expired because the circumstances surrounding the potential issuance of shares did not occur. Landon's primary asset as of the effective time of the acquisition was 100% of the issued and outstanding capital stock of Carnegie Communications, Inc., a Delaware corporation, which we have renamed Private Colleges & Universities, Inc. ("PCU"). PCU produces publications and Web sites that profile colleges and universities which are distributed to high school students, parents and guidance counselors. PCU provides Alloy with a wide range of advertising relationships with colleges and universities throughout the United States, as well as publications and Web sites that reach and marketing to prospective students. In connection with the acquisition, Alloy has recorded approximately $20,847 of goodwill representing the net excess of purchase price over the fair value of the net assets acquired, based upon a preliminary purchase price allocation; the revenues and cash flows that we expect PCU to generate over time; and the relationships with colleges and universities that PCU had established. The goodwill is being amortized over a period of five years. The results of PCU's operations have been included in Alloy's income statement since April 12, 2001.

     On August 2, 2001, Alloy completed the acquisition of all the capital stock of CASS Communication, Inc. ("CASS"), an Illinois corporation with a principal place of business in Evanston, Illinois, in exchange for 1,720,392 shares of common stock, having a value of $23,122 (or $13.44 per share on the announcement date); $9,700 in cash; additional shares of Alloy common stock if CASS exceeds certain earnings targets over the 12-month period following the acquisition; and a contingent Note, which will not be payable, if at all, until four months after the effectiveness of the initial registration for resale of the shares of Alloy common stock issued in the acquisition, with the principal amount of the Note to be determined based on the average closing prices of Alloy common stock over such four month period. The maximum principal amount of the Note is

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

$10,000, and the Note will have no value if the closing price for Alloy common stock averages at least $11.28 per share in each of the four months over such four month period. Founded in 1968, CASS' contracted media and promotional channels include college and high school newspapers reaching over 21 million readers. Additionally, CASS reaches over 6.5 million students on college and high school campuses through its outdoor and display media assets, and provides marketers with full service event production and promotion capability. CASS provides Alloy with additional media assets to sell to its advertising clients and expands Alloy's portfolio of advertising client relationships. CASS' strength in enabling marketers to reach college students complements Alloy's reach into the teenage audience. In connection with the acquisition, Alloy has recorded approximately $35,118 of goodwill representing the net excess of purchase price over the fair value of the net assets acquired, based upon a preliminary purchase price allocation; the revenues and cash flows that we expect CASS to generate over time; and the relationships with advertisers and college newspapers that CASS had developed over its 33 years of existence. The results of CASS' operations have been included in Alloy's income statement since August 2, 2001.

     On September 28, 2001 (the "Closing Date"), Alloy closed an acquisition of all of the outstanding capital stock of Dan's Competition, Inc. ("Dan's"), an Indiana corporation with a principal place of business in Mt. Vernon, Indiana in exchange for 2,081,037 shares of common stock, having a value of $25,680 (or $12.34 per share on the transaction date); $11,000 in cash; and two contingent promissory notes (the "Notes"), which Notes will be payable, if at all, commencing on the date which is thirteen months after the Closing Date. The maximum aggregate principal amount of the Notes is $12,000, which amount will be reduced over the twelve-month period beginning on the date that is one month after the Closing Dated based on the average closing prices of Alloy common stock and the proceeds of any sales of the shares issued in the acquisition over such twelve month period. The Notes will have no value if the aggregate sale proceeds from the sale of the shares issued in the acquisition over such twelve-month period equal or exceed $12,000,000 or, if the closing price for Alloy common stock, as determined in accordance with the terms of the Notes, averages at least $8.10 per share for each of the twelve months over such twelve month period. Incorporated in 1996, Dan's is a direct marketer to teenage boys and a distribution brand in the action sports market. Through a convergence marketing model that includes Dan's print catalog and Web site (www.danscomp.com), Dan's has developed a database of Generation Y customers. Dan's sells a complete line of BMX-style bicycles, parts, safety equipment, apparel and accessories from brands including Huffy, Hoffman and Free Agent bikes and Etnies, Split and DC apparel and footwear. In addition to CCS, Dan's provides Alloy with another direct marketing franchise reaching the teen boys market. Alloy plans to manage Dan's customer database and circulation plan and identify cross-selling opportunities between Dan's name database and Alloy's name database. In connection with the acquisition, Alloy has recorded approximately $34,297 of goodwill representing the net excess of purchase price over the fair value of the net assets acquired, based upon a preliminary purchase price allocation; the revenues and cash flows that we expect Dan's to generate over time; and the direct marketing franchise that Dan's had established in the teen boys market. The results of Dan's operations have been included in Alloy's income statement since September 28, 2001.

     Summarized unaudited pro forma information reflecting the impact of acquisitions on Alloy's results of operations for the three and nine month periods ended October 31, 2000 and October 31, 2001, assuming that all acquisitions that have occurred since February 1, 2000, which comprises the acquisitions of all the capital stock of Kubic Marketing, Inc., all the capital stock of Triple Dot Communications, Inc., all of the membership interests of Y-Access LLC, the assets and liabilities of Strength Magazine, all of the capital stock

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

of Landon Media Group, Inc., all of the capital stock of CASS and all of the capital stock of Dan's had occurred at the beginning of the periods, is as follows (amounts in thousands, except per share data):

                                                                 THREE MONTHS ENDED
                                                        OCTOBER 31, 2000    OCTOBER 31, 2001
                                                        ----------------    ----------------
                                                                    (UNAUDITED)
Revenues..............................................      $ 40,403            $ 49,390
  Net loss............................................        (8,486)             (3,056)
  Net loss attributable to common stockholders........        (8,486)             (3,686)
Basic and diluted net loss per share..................      $  (0.36)           $  (0.12)
Basic and diluted net loss per share attributable to
  common stockholders.................................      $  (0.36)           $  (0.14)

                                                                 NINE MONTHS ENDED
                                                        OCTOBER 31, 2000    OCTOBER 31, 2001
                                                        ----------------    ----------------
Revenues..............................................      $ 92,972            $122,270
  Net loss............................................       (27,008)            (17,605)
  Net loss attributable to common stockholders........       (27,008)            (25,472)
Basic and diluted net loss per share..................      $  (1.09)           $  (0.69)
Basic and diluted net loss per share attributable to
  common stockholders.................................      $  (1.09)           $  (1.00)

5. DERIVATIVE FINANCIAL INSTRUMENTS

     In connection with the adoption of SFAS No. 133 on February 1, 2001, Alloy transferred 628,305 shares of Liberty Digital, Inc. common stock together with equity collars on 600,000 shares of Liberty Digital common stock that were previously designated as fair value hedges and classified as available-for-sale, to the classification of trading securities, pursuant to SFAS No. 133. The impact of the transfer was to recognize earnings of $854 as of February 1, 2001, representing the net unrealized holding gain for the securities as of February 1, 2001. In March 2001, Alloy sold its Liberty Digital shares and unwound the collars, which generated a net loss on the sales of the securities of $196, resulting in a total net gain during the nine months ended October 31, 2001 of $658. As of October 31, 2001, Alloy does not have any freestanding derivative instruments, or instruments with embedded derivative features.

6. SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

     On February 16, 2001, the Board of Directors of Alloy authorized the designation of a series of Alloy's $.01 par value preferred stock consisting of 1,850,000 shares of the authorized unissued preferred stock as a Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock has a par value of $.01 per share with a liquidation preference of $9.50 per share. The Series A Preferred Stock pays an annual dividend of 3%, payable in additional shares of Series A Preferred Stock. In addition, the Series A Preferred Stock is mandatorily redeemable on February 16, 2006 at a price of $9.50 per share, plus accrued and unpaid cash dividends thereon. The Series A Preferred Stock is convertible at the holder's option into common stock of Alloy as is determined by dividing $9.50 by the initial conversion price of $11.40 and multiplying by each share of Series A Preferred Stock to be converted. The initial conversion price is subject to adjustment for stock splits, stock dividends and combinations of common stock and other events as specified in the related Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Alloy. At any time after February 15, 2003, if the reported closing sales price of Alloy's common stock exceeds $25.00 per share for a period of ten consecutive trading days, Alloy has the option to require the holders of all, but not less than all, shares of the Series A Preferred Stock to convert their shares into common stock of Alloy.

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     Also, on February 16, 2001, Alloy received an investment of $10,000 from St. Paul Venture Capital VI, LLC ("SPVC VI") in exchange for 1,052,632 shares of Alloy's Series A Preferred Stock, which were immediately convertible into 877,193 shares of Alloy common stock. In addition, SPVC VI received a warrant to purchase 307,018 shares of Alloy's common stock at an exercise price of $12.83 per share. The fair value of the warrant issued in connection with the Series A Preferred Stock was estimated as $1,475 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 75%, risk-free interest rate of 5.50% and expected life of two years. Based upon the terms of this transaction, there was a beneficial conversion feature as of the date of the transaction in the amount of approximately $2,769 which reduced earnings attributable to common shareholders in the nine months ended October 31, 2001. On October 25, 2001, SPVC VI converted 1,052,632 shares of Series A Preferred Stock into 877,193 shares of Alloy common stock on a voluntary basis.

     On June 20, 2001, the Board of Directors of Alloy authorized the designation of a series of Alloy's $.01 par value preferred stock consisting of 3,000 shares of the authorized unissued preferred stock as a Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock has a par value of $.01 per share with a liquidation preference of $10,000 per share. The Series B Preferred Stock pays an annual dividend of 5.5%, payable in either additional shares of Series B Preferred Stock or cash, at Alloy's option. In addition, the Series B Preferred Stock is mandatorily redeemable on June 19, 2005 at a price of $10,000 per share, plus accrued and unpaid cash dividends thereon. The Series B Preferred Stock is convertible at the holder's option into common stock of Alloy as is determined by dividing $10,000 by the initial conversion price of $11.70 and multiplying by each share of Series B Preferred Stock to be converted. The initial conversion price is subject to adjustment for stock splits, stock dividends and combinations of common stock and other events as specified in the related Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of Alloy. At any time after June 20, 2002, if the reported closing sales price of Alloy's common stock exceeds $20.48 per share for a period of twenty consecutive trading days, Alloy has the option to require the holders of all, but not less than all, shares of the Series B Preferred Stock to convert their shares into common stock of Alloy.

     Also, on June 20, 2001, Alloy received an investment of $18,150 from various investors in exchange for 1,815 shares of Alloy's Series B Preferred Stock, which are immediately convertible into 1,551,282 shares of Alloy common stock. In addition, the Series B investors received warrants to purchase a total of 502,492 shares of Alloy's common stock at an exercise price of $12.46 per share. The fair value of the warrants issued in connection with the Series B Preferred Stock was estimated as $2,440 using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, volatility of 75%, risk-free interest rate of 5.50% and expected life of two years. Based upon the terms of this transaction, there was a beneficial conversion feature as of the date of the transaction in the amount of approximately $3,976 which reduced earnings attributable to common shareholders in the nine months ended October 31, 2001.

7. RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 2000, the Emerging Issues Task Force ("EITF") reached a consensus with respect to EITF Issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue discussion was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers is revenue. We have presented our condensed consolidated statements of operations for the three month and nine month periods ended October 31, 2001 and October 31, 2000 in accordance with this issue. EITF Issue No. 00-10 requires that if shipping costs or handling costs are significant and are not included in cost of sales, these costs and the line items which include them on the income statement should be disclosed. Alloy includes these costs in the Selling and Marketing expenses line in its Condensed Consolidated Statements of Operations. These costs were $2,780 and $2,516 for the three months ended October 31, 2001 and October 31, 2000, respectively and $7,307 and $4,070 for the nine months ended October 31, 2001 and October 31, 2000, respectively.

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

     In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). These standards change the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting and requiring companies to stop amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. The new standards generally will be effective for us in our first quarter of fiscal 2002 and for purchase business combinations consummated after June 30, 2001. We are in the process of quantifying the anticipated impact of adopting the provisions of FAS 142. Upon adoption, we will stop amortizing goodwill. Based on the current levels of goodwill, this would reduce annual amortization expense by approximately $18.8 million. Because goodwill amortization is nondeductible for tax purposes, the impact of stopping goodwill amortization would be to increase similarly our annual net income by approximately $18.8 million. In addition, we are in the process of evaluating certain intangible assets to determine whether they are deemed to have an indefinite useful life. We do not expect to determine that any of our intangible assets have indefinite useful lives. As noted above, goodwill and intangible assets deemed to have an indefinite useful life will be subject to an annual review for impairment. We are in the process of determining whether any such impairment would be recognized upon adoption of the new accounting standard. If, however, we conclude that an impairment charge for goodwill or intangible assets deemed to have an indefinite useful life is necessary, such a charge would be non-operational in nature and reflected as a cumulative effect of an accounting change.

8. SEGMENT REPORTING

     Alloy has two operating segments: direct marketing and content. Reportable data for Alloy's operating segments were as follows for the three months and nine months ended October 31, 2001 and October 31, 2000:

                                                      DIRECT
                                                     MARKETING   CONTENT   ALL OTHER   CONSOLIDATED
                                                     ---------   -------   ---------   ------------
                                                                      (UNAUDITED)
RESULTS FOR THE THREE MONTHS ENDED OCTOBER 31,
  2001:
  Revenue from external customers..................  $ 43,368    $ 1,095    $    --      $ 44,463
  Operating income before goodwill amortization....     1,829         68         --         1,897
  Goodwill amortization............................    (4,223)      (486)        --        (4,709)
  Interest income, net.............................        --         --        223           223
  (Loss) income before taxes.......................    (2,394)      (418)       223        (2,589)
  Income tax expense...............................       (75)        --         --           (75)
  Net (loss) income................................    (2,469)      (418)       223        (2,664)
  Total assets.....................................  $181,223    $ 6,680    $17,736      $205,639

RESULTS FOR THE THREE MONTHS ENDED OCTOBER 31,
  2000:
  Revenue from external customers..................  $ 27,241    $   818    $    --      $ 28,059
  Operating (loss) income before goodwill
     amortization..................................    (6,794)       213         --        (6,581)
  Goodwill amortization............................    (2,881)      (369)        --        (3,250)
  Interest income, net.............................        --         --        150           150
  (Loss) income before taxes.......................    (9,675)      (156)       150        (9,681)
  Net (loss) income................................    (9,675)      (156)       150        (9,681)
  Total assets.....................................  $ 80,902    $ 6,834    $23,995      $111,731

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

                                                      DIRECT
                                                     MARKETING   CONTENT   ALL OTHER   CONSOLIDATED
                                                     ---------   -------   ---------   ------------
RESULTS FOR THE NINE MONTHS ENDED OCTOBER 31, 2001:
  Revenue from external customers..................  $ 98,649    $ 2,790    $    --      $101,439
  Operating loss before goodwill amortization......    (5,197)      (121)        --        (5,318)
  Goodwill amortization............................    (9,579)    (3,484)        --       (13,063)
  Interest income, net.............................        --         --        712           712
  Realized gain on sales of marketable securities,
     net...........................................        --         --        658           658
  (Loss) income before taxes.......................   (14,776)    (3,605)     1,370       (17,011)
  Income tax expense...............................       (75)        --         --           (75)
  Net (loss) income................................   (14,851)    (3,605)     1,370       (17,086)
  Total assets.....................................  $181,223    $ 6,680    $17,736      $205,639

RESULTS FOR THE NINE MONTHS ENDED OCTOBER 31, 2000:
  Revenue from external customers..................  $ 46,608    $ 2,113    $    --      $ 48,721
  Operating (loss) income before goodwill
     amortization..................................   (18,787)       200         --       (18,587)
  Goodwill amortization............................    (4,160)    (1,105)        --        (5,265)
  Interest income, net.............................        --         --        970           970
  (Loss) income before taxes.......................   (22,947)      (905)       970       (22,882)
  Net (loss) income................................   (22,947)      (905)       970       (22,882)
  Total assets.....................................  $ 80,902    $ 6,834    $23,995      $111,731

9. SUBSEQUENT EVENTS

     On November 1, 2001, Alloy entered into definitive purchase agreements to sell 2.575 million shares of newly issued common stock in a private placement to both new institutional investors and existing shareholders for an aggregate purchase price of $32,188. Net proceeds from this private placement of approximately $30,100 may be used for acquisitions or general corporate purposes.

     On November 1, 2001, Alloy completed the acquisition of all of the stock of Target Marketing & Promotions, Inc., a Massachusetts corporation that provides market research and promotional activities and services targeted at the Generation Y audience. To pay for the acquisition, we issued 204,967 shares of common stock, having a value of $2,767 (or $13.50 per share on the transaction date). In addition, we agreed to issue additional shares of common stock as an earn-out if Target Marketing's earnings before interest and taxes for the four fiscal quarterly periods and two annual periods beginning November 1, 2001 equal or exceed certain specified targets, subject to an overall limit of $10 million in value of common stock, with the stock valued as of the end of the period for which it is issued.

     On November 26, 2001, Alloy acquired all the issued and outstanding stock of eStudentLoan, Inc., a Delaware corporation, from Student Advantage Inc. in exchange for $4,500 in cash. eStudentLoan provides college students, prospective college students, graduate students and parents with an online resource to gather information about student loans, financial aid and scholarships.

     On November 26, 2001, Alloy acquired substantially all of the assets of the 360 Youth business of MarketSource Corporation, a Delaware corporation, in exchange for 1,839,520 shares of unregistered common stock, having a value of $30,131 (or $16.38 per share on the transaction date); $13,375 in cash; and a warrant to purchase up to 100,000 shares of Alloy common stock. In accordance with its terms the Warrant may be exercised with respect to 50,000 shares of Common Stock on or after November 26, 2002 and prior to November 26, 2007, and with respect to the remaining 50,000 shares of Common Stock, on or after November 26, 2003 and prior to November 26, 2008. The fair value of the warrant issued in connection with the acquisition was estimated as $950 using the Black-Scholes option-pricing model with the following

                                  ALLOY, INC.
      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)

assumptions: dividend yield of 0%, volatility of 50%, risk-free interest rate of 4.61% and expected life of six and one half years. We also agreed to issue up to an additional 1,545,197 shares of Alloy common stock if 360 Youth exceeds certain earnings targets over the 12-month period following the acquisition. The 360 Youth business focuses on providing marketing and promotional services targeted at teenagers and young adults, including acquiring and placing advertising and other promotional materials as a sales representative, agent or otherwise targeting the Generation Y market in all forms of media, and developing, staging and promoting promotional events targeted at the Generation Y market.

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

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

                                4,000,000 Shares

                                  [ALLOY LOGO]
                                  Common Stock

                          ---------------------------

                                   PROSPECTUS
                               February 20, 2002
                          ---------------------------

                LEHMAN BROTHERS                ROBERTSON STEPHENS

                               CIBC WORLD MARKETS
                              RBC CAPITAL MARKETS
                               WR HAMBRECHT + CO